UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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Harley-Davidson, Inc.
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HARLEY — DAVIDSON®

2022

Notice of Annual Meeting of Shareholders and Proxy Statement

May 12, 2022

Harley-Davidson, Inc. 3700 West Juneau Avenue Milwaukee, Wisconsin 53208 (414) 342-4680

April 1, 2022

Dear Fellow Shareholders,
While the world experienced many uncertainties in 2021, one thing remained: Harley-Davidson continued to design, build, and deliver the world’s most desired motorcycles for riders around the globe.
We successfully completed the first year of The Hardwire strategic plan in 2021 and saw many proof points on the six elements that make up this five-year plan, while continuing our H-D#1 cultural journey as a high-performing company.
2021 Financial Highlights
On a full-year basis, we finished 2021 with consolidated operating income of $823 million and full-year diluted earnings per share of $4.19, an increase of $4.18 from the prior year.
We grew Harley-Davidson’s total revenue by 32% by focusing on our stronghold segments and successfully launching two bikes that were among the fastest selling motorcycles in our portfolio. By executing a strategically streamlined portfolio, we achieved a 9.0% operating margin in our Motorcycles and Related Products segment and saw a record operating income of $415 million in our Financial Services segment.
Recognizing our strong performance, the Board of Directors approved cash dividends of $0.15 per share in all four quarters of 2021.
The Hardwire
As the world grappled with an ongoing pandemic, our team excelled at managing through supply chain challenges and optimizing inventory levels at our dealerships. Among these and other operational wins, we made great progress on the six elements of The Hardwire.
Profit Focus
We began to execute against our 70/20/10 strategy, skewed to our stronghold segments of Touring, Large Cruiser, and Trike. We focused on profitable segments, delivering volume and margin, and on segments aligned to our brand capabilities with clear paths to leadership.
We launched the ICONS collection, our new limited-edition series of extraordinary adaptations of production motorcycles which look to our storied past and bright future. The collection debuted with the Electra Glide Revival, the ultimate tribute to our heritage in Grand American Touring, with production selling out from launch.
Selective Expansion and Redefinition
We are committed to focusing on opportunities in profitable segments aligned with our capabilities that offer a clear path to market leadership.
In 2021, we launched our first Adventure Touring motorcycle, the Pan America, which became the number one selling Adventure Touring motorcycle in the U.S. in 2021 and was named “Motorcycle of the Year” by Motorcycle.com.
We also launched the Sportster S, a bike that brought the Harley-Davidson brand to a broader customer base. With Sport as the fastest growing segment in North America, we realized the potential to engage with new riders and to bring them into the brand.
Lead in Electric
Electric motorcycles are important to Harley-Davidson’s future, and we remain committed to staying at the forefront of electric motorcycle technology.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	i

LETTER FROM CHIEF EXECUTIVE OFFICER AND CHAIRMAN
In 2021, not only did we introduce LiveWire as a stand-alone brand, but we announced that through a business combination agreement with AEA-Bridges Impact Corp., LiveWire would become a publicly-traded company on the New York Stock Exchange. The transaction is expected to close in the first half of this year and I am very excited about the potential for LiveWire to be the most desirable electric motorcycle company in the world.

Growth Beyond Bikes
We believe the potential of the H-D brand beyond bikes is significant. We are one of the most recognizable brands in the world with the ability to grow our lifestyle product to reach wider audiences.
In 2021, we announced H-D Certified™, the first certified pre-owned Harley-Davidson motorcycle program, designed to lead our industry, satisfy our existing loyal riders, and also reach new customers venturing into H-D ownership for the first time.
We also launched H-D1 Marketplace, the ultimate destination for pre-owned Harley-Davidson motorcycles in North America, backed by the strength and scale of our dealer network and enhanced by the Harley-Davidson Certified™ program for additional peace of mind. The H-D1 Marketplace platform is connecting our customers, our community, and our strong dealer network as the first step in our ambitious transformation of an enhanced digital experience for riders and fans of our lifestyle brand.

Customer Experience
We continue to invest in and redefine our overall customer experience through our dealerships and especially in our online presence, as we know many customers start their journey with Harley-Davidson online.
With significant upgrades to our mobile app, we began our journey to create an enhanced omni-channel experience so our riders and fans can interact with us how, when, and where they want. By putting customers at the forefront of our products, experiences, and investments, we can meet them wherever they are.
We’re deepening the connection with all those who love our brand – those who ride and those who don’t. We’ve embraced those who may dream of motorcycling or who have just learned to ride. And, we continue to serve committed riders who are deeply passionate about our unique lifestyle brand and invested in our moto-culture.

Integrated Inclusive Stakeholder Management
Finally, to optimize long-term value for all stakeholders, we continue to serve people, planet, and profit. All three are deeply embedded in the past and future success of the Harley-Davidson brand and company.
For our people, in 2021, we implemented the Hardwire broad-based equity grant. For the first time in our Company’s history all our employees around the world, including at our factories, became shareholders in our Company. For our planet, we are reducing carbon emissions and creating a path to achieving net zero for LiveWire by 2035 and Harley-Davidson, Inc. by 2050. For profit, we began to execute against our 70/20/10 strategy and focused on profitable segments and on segments aligned to our brand capabilities with clear paths to leadership, contributing to the profitable 2021 financial results.

Thank You
With the spirit to win in 2021, and despite the significant challenges the world faced throughout the year, we persevered and made great progress toward our Hardwire objectives. From new product launches and improved customer experiences to leading in electric, we have a lot to be proud of and a lot more to look forward to in the year ahead.
On behalf of everyone at Harley-Davidson, thank you for your investment and belief in the timeless pursuit of adventure and freedom for the soul. United we ride.

Jochen Zeitz
President and Chief Executive Officer
Chairman of the Board
Harley-Davidson, Inc.

ii	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

April 1, 2022
Notice is hereby given that we will hold the 2022 Annual Meeting of Shareholders virtually (via live audio webcast) on May 12, 2022 at 4:00 p.m., Central Daylight Time, to vote on the items listed below.

 ITEMS TO BE VOTED:
1.To elect ten Directors to the Board of Directors;
2.To approve, by advisory vote, the compensation of our Named Executive Officers;
3.To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
4.To approve an amendment to the Harley-Davidson, Inc. 2020 Incentive Stock Plan to increase the number of shares of our common stock authorized under the plan; and
5.To approve the 2022 Aspirational Incentive Stock Plan.

We will also take action upon any other business as may
properly come before the 2022 Annual Meeting of
Shareholders and any adjournments or postponements of that meeting.

The Board of Directors unanimously recommends a vote
“FOR” each of the Board's nominees for proposal 1, and
"FOR" proposals 2, 3, 4 and 5. The Board of Directors or proxyholders will use their discretion on other matters that may arise at the 2022 Annual Meeting of Shareholders to the extent authorized by Rule 14a-4(c)
under the Securities Exchange Act of 1934.

HOW TO VOTE YOUR SHARES:

March 4, 2022 is the record date for determining
shareholders entitled to notice of and to vote at the 2022
Annual Meeting of Shareholders and any adjournments or postponements of that meeting. If you held your shares as of the close of business on March 4, 2022, you can vote using one of the following methods:

INTERNET You can vote your shares online at proxyvote.com
TELEPHONE In the U.S. or Canada, you can vote your shares toll-free. Check your proxy card or voting instruction form for the toll-free number.
MAIL You can vote via mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage paid envelope provided.
VIRTUAL PRESENCE ONLINE
You will not be able to attend the 2022 Annual Meeting of Shareholders physically. You or your proxyholder may participate, vote, and examine our shareholder list at the 2022 Annual Meeting of Shareholders by visiting www.virtualshareholdermeeting.com/HOG2022 and using your control number found on your proxy card.

We urge you to submit your proxy as soon as possible. If the records of our transfer agent show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan at the close of business on March 4, 2022, then you may vote (1) via the internet at www.proxyvote.com, (2) by virtual presence online at www.virtualshareholdermeeting.com/HOG2022, (3) by mail after first requesting a printed copy of the Proxy Statement, proxy card, and Annual Report on Form 10-K and following the instructions set forth on the proxy card, or (4) by telephone after reviewing the Proxy Statement and Annual Report on Form 10-K at www.proxyvote.com.
If you own shares in “street name” (that is, through a broker, bank, or other nominee), we encourage you to provide voting instructions to your bank, broker, or other nominee. Street name holders may also vote via telephone or the internet if their bank, broker, or other nominee makes those methods available, in which case the bank, broker, or other nominee will enclose the instructions along with this Proxy Statement.
By Order of the Board of Directors,
Harley-Davidson, Inc.

Paul J. Krause
Secretary
Milwaukee, Wisconsin
April 1, 2022

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	iii

This overview provides information that you should consider before voting on the items presented at this year’s Annual Meeting of Shareholders. This overview does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Item 1 To elect ten Directors to the Board of Directors Our Board of Directors unanimously recommends that you vote “FOR” the election of each of its ten Director nominees.
Director Nominees

	AGE	DIRECTOR SINCE	INDEPENDENT	OTHER PUBLIC DIRECTORSHIPS	BOARD COMMITTEES
					AFC	HRC	NCGC	SC
Troy Alstead Founder & CEO of Ocean5 Former COO & Former CFO of Starbucks Corp.	59	2017	x	Levi Strauss & Co, Array Technologies, Inc.	CC		x
R. John Anderson Retired Chief Executive Officer of Levi Strauss & Co.	71	2010	x		x		x
Michael J. Cave Retired Senior Vice President of The Boeing Company	61	2012	x	Ball Corporation		CC	x
Jared D. Dourdeville Partner at H Management, LLC a/k/a H Partners	33	2022	x			x	x
James D. Farley, Jr. President and Chief Executive Officer of Ford Motor Company	59	2021	x	Ford	x		x	x
Allan Golston President, United States Program for the Bill & Melinda Gates Foundation	55	2017	x	Stryker Corporation	x		CC
Sara L. Levinson Co-founder and Director, Katapult, Inc. Former President of NFL Properties, Inc.	71	1996	x	Macy’s, Inc.		x	x	x
N. Thomas Linebarger Presiding Director Chairman and Chief Executive Officer, Cummins Inc.	59	2008	x	Cummins Inc.		x	x	x
Maryrose Sylvester Former President, Electrification, U.S. and U.S. Country Managing Director of ABB Group	56	2016	x	Waste Management, Inc., Vontier Corporation		x	x
Jochen Zeitz Chairman of the Board, President and Chief Executive Officer of Harley-Davidson, Inc.	58	2007						CC

AFC: Audit and Finance Committee	SC: Brand and Sustainability Committee
HRC: Human Resources Committee	CC: Member and Committee Chair
NCGC: Nominating and Corporate Governance Committee	x: Member

iv	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

Item 2 To approve, by advisory vote, the compensation of our Named Executive Officers Our Board of Directors unanimously recommends that you vote “FOR” this proposal.

Our executive compensation goals and guiding principles emphasize pay-for-performance. We base several elements of our compensation upon delivering high levels of performance relative to performance measures that the Human Resources Committee has approved. For example, (i) the annual Short-Term Incentive Plan (STIP) and the performance shares require that we achieve financial performance before recipients are entitled to this compensation; and (ii) the equity component of our compensation program provides greater financial benefits when our stock price is increasing. Our goals and guiding principles are as follows:

●	Pay-for-performance | Reward for exceptional performance with higher pay outcomes, while delivering reduced or no incentive pay when performance expectations are not met;
●	Align interests with those of our shareholders | Use equity-based awards and stock ownership guidelines to focus management on sustainable long-term growth and share price appreciation;
●	Encourage outcomes and behaviors | Balance rewarding the delivery of near-term results that drive long-term performance, while discouraging excessive or inappropriate risks;
●	Align measures with our strategy and operating plan | Select performance measures that reflect our strategic objectives with goals that are challenging yet achievable during the applicable period; and
●
Target pay competitively and appropriately | Typically set target compensation within a 20% range of the 50th percentile of our compensation peer group for target performance to remain market competitive and to attract and retain top executive talent, but given the continuing COVID-19 pandemic and corresponding pressures on our business in 2020, generally made no changes in executive officer target compensation at the beginning of 2021.

Item 3 To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022

Our Board of Directors unanimously recommends a vote “FOR” ratifying the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Item 4 To approve an amendment to the Harley-Davidson, Inc. 2020 Incentive Stock Plan to increase the number of shares of our common stock authorized under the plan

Our Board of Directors unanimously recommends a vote “FOR” increasing the number of shares of our common stock authorized under the 2020 Incentive Stock Plan.

Item 5 To approve the 2022 Aspirational Incentive Stock Plan Our Board of Directors unanimously recommends a vote “FOR” approving the 2022 Aspirational Incentive Stock Plan.

We will also take action upon any other business as may properly come before the 2022 Annual Meeting of Shareholders and any adjournments or postponements of that meeting.
The Board of Directors or proxyholders will use their discretion on other matters that may arise at the 2022 Annual Meeting of Shareholders to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	v

Cautionary Note Regarding Forward-Looking Statements
The Company intends that certain matters discussed in this Proxy Statement are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “estimates,” “targets,” “intend”, "is on track", "forecasting," or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this Proxy Statement. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Proxy Statement are only made as of the date of this Proxy Statement, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: (I) the COVID-19 pandemic, including the length and severity of the pandemic across the globe and the pace of recovery following the pandemic and (II) the Company's ability to: (A) execute its business plans and strategies, including The Hardwire and the evolution of LiveWire as a standalone brand, including the proposed separation of LiveWire into a separate business of the Company through the combination of LiveWire with ABIC, which includes the risks noted below; (B) manage supply chain and logistic issues, including quality issues, availability of semiconductor chip components and the ability to find alternative sources of those components in a timely manner, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, war or other hostilities, including the conflict in the Ukraine, or natural disasters, and longer shipping times and increased logistics costs, including by successfully implementing pricing surcharges; (C) realize the expected business benefits from the combination of LiveWire with ABIC, which may be affected by, among other things: (i) the ability of LiveWire to: (1) execute its plans to develop, produce, market, and sell its electric vehicles; (2) achieve profitability, which is dependent on the successful development and commercial introduction and acceptance of its electric vehicles, and its services, which may not occur; (3) adequately control the costs of its operations as a new entrant into a new space; (4) develop, maintain, and strengthen its brand; and (5) execute its plans to develop, produce, market, and sell its electric vehicles; and (6) effectively establish and maintain cooperation from its retail partners, largely drawn from the Company’s traditional motorcycle dealer network, to be able to effectively establish or maintain relationships with customers for electric vehicles; (ii) competition; and (iii) other risks and uncertainties indicated from time to time in the final prospectus of ABIC, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by the Company, LW EV Holdings, Inc. (HoldCo) or ABIC; (D) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (E) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (F) successfully carry out its global manufacturing and assembly operations; (G) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Grand American Touring, large Cruiser and Trike, and grow its complementary businesses; (H) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (I) successfully appeal: (i) the revocation of the Binding Origin Information (BOI) decisions that allowed the Company to supply its European Union (EU) market with certain of its motorcycles produced at its Thailand operations at a reduced tariff rate and (ii) the denial of the Company's application for temporary relief from the effect of the revocation of the BOI decisions; (J) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company's ability to sell products internationally, and the cost of raw materials and components, including the temporary lifting of the Section 232 steel and aluminum tariffs and incremental tariffs on motorcycles imported into the EU from the U.S., between the U.S. and EU, which expires on December 31, 2023; (K) prevent, detect, and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (L) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (M) successfully manage and reduce costs throughout the business; (N) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing domestic and international political environments, including as a result of the conflict in the Ukraine; (O) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (P) continue to develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner; (Q) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (R) successfully maintain a manner in which to sell motorcycles in China and the Company's Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (S) manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (T) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (U) retain and attract talented employees,

vi	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (V) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or Company data and respond to evolving regulatory requirements regarding data security; (W) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services Inc.'s (HDFS) loan portfolio; (X) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company’s business; (Y) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (Z) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (AA) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations; (BB) manage its exposure to product liability claims and commercial or contractual disputes; (CC) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (DD) achieve anticipated results with respect to the Company's pre-owned motorcycle program, Harley-Davidson Certified, and the Company's H-D1 Marketplace; (EE) accurately predict the margins of its Motorcycles and Related Products segment in light of, among other things, tariffs, the cost associated with product development initiatives and the Company's complex global supply chain; and (FF) optimize capital allocation in light of the Company’s capital allocation priorities.
The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, the impact of the COVID-19 pandemic, or other factors.
In recent years, HDFS has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The Company believes that HDFS' retail credit losses will increase over time due among other things to factors that have contributed recently to low levels of losses, including the favorable impact of recent federal stimulus payments that will not recur.
The Company’s operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in the Ukraine, or other factors. Refer to "Risk Factors" under Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	vii

INCLUSIVE STAKEHOLDER MANAGEMENT
The Hardwire, our five-year strategic plan, targets profitable growth and increased shareholder value based on expanding the desirability of Harley-Davidson. With the implementation of The Hardwire, the Company is taking an inclusive stakeholder management approach to optimize long-term value for all stakeholders. This broader focus on the Company’s stakeholders across people-planet-profit means focused attention on inclusion and belonging, positive impact in our communities, environmental sustainability, good governance practices, and corporate transparency. We report on these efforts in our annual Inclusive Stakeholder Management ("ISM") Report. The 2020 ISM Report was published in September 2021. Our 2021 ISM Report will be published later this year. As noted in those reports, we have implemented several initiatives, set certain goals, and have reached certain milestones, including the following:
Environmental:
•Committed to achieving net zero carbon emissions by 2050 for Harley-Davidson, Inc. and by 2035 for LiveWire.
•Maintained fleet average fuel economy of 44.6 mpg, a modest improvement since 2020.
•Developed advanced innovations for production of our materials, including incorporation of hex-chromium-free high temperature coatings in the Pan America muffler and other heat-sensitive parts
Social:
Inclusion, Belonging and Employee Wellbeing:
•Rolled out Future of Work Workplace Ecosystem Policy & Guidebook, Virtual Mindset Principles, and learning & development opportunities for wellness to our employees.
•Expanded equity ownership to all employees by making an equity grant to approximately 4,500 employees not otherwise eligible for equity grants, including our hourly production workers, in February 2021. Launched financial literacy and empowerment resources for the U.S. workforce in partnership with Operation Hope.
•Continued efforts to further diversify the workforce. As of December 31, 2021, the Company’s global workforce consisted of 5,879 employees, 86.5% of whom were based in the U.S.; 54.4% are salaried, and 41.4% are covered by collective bargaining agreements. Specifically, the Financial Services segment had 621 employees, and the Motorcycles segment had 5,258 employees, including 2,436 hourly unionized employees at its U.S. manufacturing facilities. Based on employee provided identity information, 29.2% of the Company’s global workforce was female and 21.6% of the U.S. workforce was non-White.
•Continued our excellent Health & Safety record, posting an OSHA recordable rate of 0.4 for 2021.
•Piloted and expanded deeper inclusive leadership experiences through YWCA of Southeast Wisconsin’s Conversations on Race.
•Joined HRC Business Coalition for the Equality Act in support of federal LGBTQ+ rights.
Positive Impact in Our Communities:
•Collaborated with Near West Side Partners in Milwaukee to execute a virtual three-day Appreciative Inquiry Summit with more than 120 participants across multiple stakeholder groups. The Summit has sparked a renewed commitment to, and broader support for, accelerating transformational work in the Near West Side of Milwaukee, home to Harley-Davidson since 1903.
•Celebrated the 10th year anniversary of The Hunger Task Force Farm in Franklin, Wisconsin powered by The Harley-Davidson Foundation through a video that has received more than 10,000 views.
•Donated approximately $2 million in grants through The Harley-Davidson Foundation, including donations to    Near West Side Partners, United Way, Hunger Task Force, Children’s Hospital of Wisconsin, Boys & Girls Club of Greater Milwaukee, and Next Door Foundation.
•Supported Meeting of America, an innovative program sponsored by the Listen First Project and co-created by a diverse group of everyday Americans and leaders from businesses, educational institutions, and non-profits, through a $50,000 grant from The Harley-Davidson Foundation.
•Contributed $140,000 along with more than 275 employee volunteer hours to 11 organizations in Nevada through the HDFS (Eaglemark Savings Bank) Community Reinvestment Act program.
Governance:
•The Company’s corporate governance structure has been aligned to meet the expectations of shareholders, customers, and employees and includes robust corporate governance practices and shareholder rights, such as:
◦annual election of all Directors

viii	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

◦dedicated committee focused on brand and sustainability
◦no Director serves on an excessive number of public company boards
◦proxy access
◦no poison pill
◦majority voting standard for M&A transactions
•The Board amended the Company’s By-laws in February 2022 to include an enhanced standard of review by our Board for a tendered letter of resignation by a holdover Director following the Director’s failure to be re-elected as a result of our majority voting standard.
•The Company continues direct, ongoing, and transparent communication with shareholders.
•The Company did not make any political contributions from the employee-funded Harley-Davidson Inc. PAC. Harley-Davidson does not have a corporate PAC.
•The Company takes cyber threats very seriously and annually audits our cybersecurity capabilities.
•The Audit and Finance Committee of the Board oversees cybersecurity risks, including through a quarterly assessment of the risks posed by cybersecurity incidents and potential cyberattacks impacting the Company’s data and information systems.
COMPENSATION GOVERNANCE HIGHLIGHTS
We believe our executive compensation program promotes good governance and operates in the best interests of our shareholders. We are committed to the highest standards of ethics, business integrity, and corporate governance. Our governance practices are designed to establish and preserve management accountability, provide a structure that allows the Board of Directors to set objectives and monitor performance, ensure the efficient use and accountability of resources, and enhance shareholder value. Below is a summary of our key compensation practices:
•Reward for exceptional performance with higher pay outcomes, while delivering reduced or no incentive pay when performance expectations are not met;
•Use equity-based awards and stock ownership guidelines to focus management on sustainable long-term growth and share price appreciation;
•Balance rewarding the delivery of near-term results that drive long-term performance, while discouraging excessive or inappropriate risks;
•Select performance measures that reflect our strategic objectives with goals that are challenging yet achievable during the applicable period; and
•Typically set target compensation within a 20% range of the 50th percentile of our compensation peer group for target performance to remain market competitive and to attract and retain top executive talent. However, given the continuing COVID-19 pandemic and corresponding pressures on our business in 2020, generally made no changes in executive officer target compensation at the beginning of 2021.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	ix

PROXY STATEMENT	1

PROPOSALS TO BE VOTED ON	2
Proposal 1: Election of Directors	2
Proposal 2: Approval, by Advisory Vote of the Compensation of our Named Executive Officers	10
Proposal 3: Ratification of the Selection of Independent Registered Public Accounting Firm	12
Proposal 4: Approval of an amendment to the Harley-Davidson, Inc. 2020 Incentive Stock Plan to increase the number of shares of our common stock authorized under the plan	14
Proposal 5: Approval of the 2022 Aspirational Incentive Stock Plan	22

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING	27

BOARD MATTERS AND CORPORATE GOVERNANCE	28

CERTAIN TRANSACTIONS	35

EXECUTIVE COMPENSATION	36
Compensation Discussion and Analysis	36
Summary Compensation Table	54
Grants of Plan Based Awards for 2021	55
Outstanding Equity Awards at December 31, 2021	57
Option Exercises and Stock Vested in 2021	58
Pension Benefits	58
Non-qualified Deferred Compensation	59
Payments Made Upon Termination	59
Director Compensation	63

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING	64

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	64

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION	66

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT	67

AUDIT AND FINANCE COMMITTEE REPORT	68

SHAREHOLDER PROPOSALS	69

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	70

QUESTIONS AND ANSWERS ABOUT THE COMPANY	73

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS	77

APPENDIX A: HARLEY-DAVIDSON, INC. - 2020 INCENTIVE STOCK PLAN	A-1

APPENDIX B: HARLEY-DAVIDSON, INC. - 2022 ASPIRATIONAL INCENTIVE STOCK PLAN	B-1

x	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

PROXY STATEMENT
3700 West Juneau Avenue Milwaukee, Wisconsin 53208
April 1, 2022

The Board of Directors (the "Board") of Harley-Davidson, Inc. requests the proxy accompanying this Proxy Statement for use at the 2022 Annual Meeting of Shareholders virtual meeting on May 12, 2022 at 4:00 p.m. Central Daylight Time, and at any adjournment or postponement of that meeting (the “Annual Meeting”). We will hold the Annual Meeting virtually (via live audio webcast) and you will not be able to attend the Annual Meeting physically. You or your proxyholder may participate and vote at the Annual Meeting by visiting www.virtualshareholdermeeting.com/HOG2022 and using your control number found on your proxy card.
We first mailed the Notice of Internet Availability of Proxy Materials to shareholders on April 1, 2022. The Notice of Internet Availability of Proxy Materials instructs shareholders and beneficial owners of our Common Stock on how they may access our proxy materials, which include our Proxy Statement and 2021 Annual Report on Form 10-K, via the internet. You will not receive a printed copy of the proxy materials unless you request to receive these materials by following the instructions we provide later in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you on how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs how you may submit your proxy via the Internet, mail, or telephone, or by virtual presence online at the Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions we provide later in this Proxy Statement.
As used in this Proxy Statement, “we,” “our,” the “Company” or “Harley-Davidson” refers to Harley-Davidson, Inc. We operate in two segments: the Motorcycles and Related Products segment and the Financial Services segment. “HDMC” refers to our Motorcycles and Related products segment, which include the companies that do business as “Harley-Davidson Motor Company.” “HDFS” refers to our Financial Services segment, which includes Harley-Davidson Financial Services, Inc. and its subsidiaries.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	1

PROPOSAL 1: ELECTION OF DIRECTORS
Shareholders will elect ten Directors at the 2022 Annual Meeting. We have significantly refreshed our Board since the 2016 Annual Meeting of Shareholders. Three of the Director nominees - Ms. Sylvester and Messrs. Alstead and Golston became Directors after the 2016 Annual Meeting of Shareholders and before the 2017 Annual Meeting of Shareholders. Additionally, Mr. Farley joined the Board in 2021.
Mr. Dourdeville was appointed by the Board in February 2022 pursuant to a Cooperation Agreement (the “Cooperation Agreement”) with H Management, LLC and certain of its affiliates (collectively, “H Partners”) regarding the appointment of an H Partners' representative to the Board and certain related matters. During the period ending on the later of (i) the earlier of (x) 30 days prior to the deadline to submit Director nominations for the Company’s 2023 annual meeting of shareholders (the “2023 Annual Meeting”) that are not to be included in the Company’s proxy materials for the 2023 Annual Meeting pursuant to the Company’s Articles of Incorporation and By-laws and (y) 100 days prior to the first anniversary of the Annual Meeting, and (ii) 10 days after Mr. Dourdeville (or any replacement) is no longer serving on the Board, H Partners has agreed to certain standstill provisions, including, among other things, agreeing not to (i) acquire ownership (beneficial or otherwise) in excess of 14.99% of the Company’s then outstanding shares of common stock, (ii) nominate or recommend for nomination any person for election to the Board, (iii) submit any proposal for consideration at, or bring any other business before, any shareholder meeting, or (iv) solicit any proxy, consent, or other authority to vote of shareholders or conduct any other referendum (including any “withhold,” “vote no,” or similar campaign) with respect to, or from the holders of, the Company’s shares.
If Mr. Dourdeville is unable or unwilling to serve as a Director or resigns as a Director, then for so long as (A) H Partners continuously beneficially owns in the aggregate at least the lesser of 3.0% of our then outstanding Common Stock and 4,616,307 shares of Common Stock and (B) H Partners Group is not in material breach of the Cooperation Agreement, H Partners has the ability within 30 days of Mr. Dourdeville's departure from the Board to recommend a substitute full-time employee of H Partners to replace Mr. Dourdeville in accordance with the requirements outlined in the Cooperation Agreement.
Pursuant to the Cooperation Agreement, H Partners has also agreed to vote its shares of the Company’s common stock at the Annual Meeting (i) in favor of the slate of Directors recommended by the Board, (ii) against the election of any nominee for director not approved, recommended, and nominated by the Board for election, and (iii) in accordance with the Board’s recommendation with respect to any other matter or proposal presented at any such meeting, subject to certain exceptions relating to business combination transactions. The Cooperation Agreement also includes certain confidentiality provisions and a mutual release of any and all claims between H Partners and the Company occurring or arising at any time on or prior to the date of the execution of the Cooperation Agreement.
Our Restated Articles of Incorporation, as amended (“Restated Articles of Incorporation”) provide for a Board that has between six and fifteen members. The Board determines the size from time to time by the vote of a majority of the current Directors. The entire Board is elected for a term to hold office until the next annual meeting of shareholders, or until their successors have been elected and qualified. The Board currently consists of ten members with terms that expire at the Annual Meeting and, as a result, following the election of Directors at this Annual Meeting, our Board will continue to have ten members and no vacancies.
Our By-laws, as amended and restated in February 2022 (“By-laws”), have a majority voting standard for the election of Directors. Because this is an uncontested election, the number of votes cast favoring each Director nominee’s election must exceed 50% of the total number of votes cast with respect to that nominee’s election, including any votes withheld, for shareholders to elect the nominee. If an incumbent Director is not elected, such incumbent Director must promptly tender his or her resignation to the Board promptly following certification of the shareholder vote. The incumbent Director’s tendered resignation letter shall become effective sixty days after the election vote is certified unless the reviewing Directors decide to reject the resignation; the reviewing Directors shall accept a tendered resignation unless they determine that there is a compelling reason or reasons to not accept the resignation, which the Company must disclose. In addition, when a Director whose resignation is rejected remains on the Board as a holdover Director but fails to be re-elected at the next election of Directors, his or her tendered resignation will be automatically effective thirty days after the certification of the election vote, with no ability to reject the tendered resignation.
Unless you specify otherwise in your proxy, the persons you appointed will vote your shares “FOR” the Board's nominees that we name below. Each of the Board's nominees has consented to being named in this Proxy Statement and has agreed to serve if elected. If any of the Board's nominees becomes unable to serve, the persons you appointed may vote your shares for another person that the Board designates.

2	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

Identified on the following pages are the ten Director candidates that the Board has nominated. We provide the following information for each nominee of the Board:
●	Name;
●	Age as of April 1, 2022;
●	Principal occupations for at least the past five years;
●	The names of any other public companies or relevant private companies where the nominee or Director currently serves as a Director or has served as Director during the past five years; and
●	The particular experience, qualifications, attributes, or skills that led the Board to conclude that the person should serve as a Director for the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE TEN NOMINEES OF THE BOARD OF DIRECTORS.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	3

BIOGRAPHICAL INFORMATION, SKILLS, AND QUALIFICATIONS
Summary of 2022 Director Skills, Qualifications, and Experience
The Board believes that all of our Director nominees are highly qualified and have specific employment and leadership experiences, qualifications, and skills that qualify them for service on the Board, including experience leading business strategy. Our nominees have diverse backgrounds, experience, and board tenure, and possess many different and valuable skills and qualifications. This all supports the Board’s responsibility to drive strategy, assess performance, and engage with and appropriately challenge management.
The following skills and qualifications matrix and biographies of our nominees contain information regarding each person’s qualifications, experience, and other Director positions held currently or at any time during at least the last five years and information regarding involvement in certain legal or administrative proceedings, if applicable. The section just below the skills matrix defines each of the skills and qualifications and describes why each skill and qualification is important. The biographies for each Director nominee describe in more detail the relevant experience, qualifications, attributes, and skills of the Director nominee. The biographies also reflect the committee memberships the nominees will hold upon their election. We believe that each nominee possesses the core competencies that are expected of all Directors, namely, independence, integrity, sound business judgment and a willingness to represent the interests of our shareholders.

SKILLS/QUALIFICATIONS*	Alstead	Anderson	Cave	Dourdeville	Farley	Golston	Levinson	Linebarger	Sylvester	Zeitz
Retail	•	•			•		•		•	•
Branding and Consumer Marketing	•	•			•		•			•
Engineered Product Development			•					•	•
Finance/Accounting	•		•	•	•	•		•	•	•
International Business	•	•	•		•	•	•	•	•	•
Manufacturing/Operations Management	•	•	•		•		•	•	•	•
Public Company Leadership and/or Board Experience	•	•	•		•	•	•	•	•	•
Strategic Leadership	•	•	•	•	•	•	•	•	•	•
Technology/Digital/Cyber	•			•			•		•
*    The following definitions and reasoning were used in the skills/qualifications matrix:
1.    Retail - experience at an executive level creating and managing channels of distribution, customer experience, product mix, product pricing, and product promotion in both digital and analog environments. This is relevant to providing vision and direction for our sales and distribution channels.
2.    Branding and Consumer Marketing - experience at an executive level with customer creation, brand innovation, and go-to-market strategy and execution. This is relevant as we seek to develop and strengthen our brand, premium position, and customer experience.
3.    Engineered Product Development - experience leading a business or company in which value is created from the development of complex products or technology. This is important to us because we sell complex, highly engineered products.
4.    Finance/Accounting - experience at an executive level or expertise with financial reporting, internal controls, finance companies, hedge funds, or public accounting. This is relevant to us because it assists our Directors in understanding our financial statements, understanding our capital structure, and overseeing our financial reporting and internal controls.
5.    International Business - experience at an executive level overseeing international operations or working outside the U.S. This is important because we have international operations and our strategic plan includes a focus on international growth.
6.    Manufacturing/Operations Management - experience at an executive level or expertise in managing a business or company that has significant focus on manufacturing and supply chain. This is relevant to assessing senior management’s role of effectively and efficiently operating our production and logistics operations.
7.    Public Company Leadership and/or Board Experience - experience as a public company board member, CEO, or other executive position with significant interaction with a public company’s Board of Directors. This experience is important to give insight about our strategic leadership, and appointing, overseeing, and assessing leadership.
8.    Strategic Leadership - experience at an executive level or expertise in driving strategic direction and growth of an enterprise. This provides our Directors with a practical understanding that can be used to evaluate management’s strategies and help develop strategies.
9.    Technology/Digital/Cyber - experience at an executive level or expertise in the use of information technology, digital media, assessment of cyber security threats or other technology to facilitate business objectives. This is important to us as we look for ways to use technology to acquire customers and enhance our internal operations.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	4

SUMMARY OF 2022 DIRECTOR QUALIFICATIONS

Nominees of the Board of Directors

Mr. Alstead is the founder of Harbor O5, LLC, which developed a new restaurant and a social concept, Table 47 and Ocean5, that opened in 2017. In February 2016, Mr. Alstead retired from Starbucks Corporation, an American coffee company and coffeehouse chain, after 24 years with the company, having most recently served as Chief Operating Officer. He served as Chief Operating Officer beginning in 2014. From 2008 to 2014, he served as that company’s Chief Financial Officer and Chief Administrative Officer. Additionally, he served as Group President, Global Business Services from 2013 until his promotion to Chief Operating Officer. Mr. Alstead joined Starbucks in 1992 and over the years served in a number of operational, general management, and finance roles. Mr. Alstead spent more than a decade in Starbucks’ international business, including roles as Senior Leader of Starbucks International, President Europe/Middle East/Africa headquartered in Amsterdam, Chief Operating Officer of Starbucks Greater China, headquartered in Shanghai, and Representative Director of Starbucks Coffee Japan headquartered in Tokyo. Mr. Alstead is also a member of the board of directors of Levi Strauss & Co., Array Technologies, Inc., and OYO Global.
QUALIFICATIONS:
Spent a decade in Starbucks’ international business, providing him the experience to help identify ways to grow the reach and impact of our brand, market share, and profits internationally.
Brings extensive experience in managing a premium brand and maintaining it as a key asset and differentiator.
Served in a variety of finance roles during his tenure with Starbucks Corporation, including six years as the Chief Financial Officer, through which he gained valuable knowledge and insight into the accounting, finance, and audit functions of a public company.
Led operating businesses for many years, including divisional leadership internationally and leadership of global operations, providing extensive experience with growth management, organizational development, and leadership.

Mr. Anderson served as the President and Chief Executive Officer of Levi Strauss & Co., a company that designs and markets jeans, casual wear, and related accessories, from 2006 to 2011. Mr. Anderson has wide-ranging expertise in international business matters, merchandising, marketing, and operations. Among other leadership positions in his 30-year career with Levi Strauss & Co., he served as President of the company’s Asia Pacific Division; President of its Global Sourcing Organization; President of Levi Strauss Canada and Latin America; interim President of Levi Strauss Europe; and Vice President of Merchandising and Product Development for the U.S. Mr. Anderson’s decades of service with Levi Strauss & Co. is extremely helpful to the Board in light of the nature of our business.
QUALIFICATIONS:

Spent 30 years in various leadership positions with Levi Strauss & Co., where he gained expertise in developing and marketing consumer products and apparel that have transcended generations, providing him the experience to help grow our connection with our riders and non-riders.

Led multiple international business divisions at Levi Strauss & Co., through which he gained the experience necessary to help us grow the reach and impact of our brand, market share, and profits internationally.

Extensive experience in executive and leadership positions, from which he brings a valuable perspective on the organizational management and governance of complex organizations.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	5

SUMMARY OF 2022 DIRECTOR DIVERSITY

Mr. Cave served as a Senior Vice President of The Boeing Company, the world’s leading aerospace company and the largest manufacturer of commercial jetliners and military aircraft, from 2010 to 2014. He also served as President of Boeing Capital Corp., a wholly owned Boeing subsidiary that is primarily responsible for arranging, structuring, and providing financing for Boeing’s commercial airplane and space and defense products, from 2010 to 2014. Mr. Cave served as Senior Vice President of Business Development and Strategy for Boeing, as Senior Vice President/Chief Financial Officer of Boeing Commercial Airplanes and as Vice President, Finance for Boeing Information, Space & Defense Systems from 1998 through 2010. Prior to 1998, Mr. Cave held a variety of other assignments across Boeing’s defense and commercial businesses. He was named one of the 100 Most Important Hispanics in Technology and Business by Hispanic Engineer and Information Technology magazine. He also serves as a director of Ball Corporation and served as a director of Esterline Technologies from 2015 to 2019, Aircastle Limited from 2014 to 2020 and Boeing Capital Corp. from 2010 to 2014. He holds a bachelor’s degree in engineering from Purdue University.

QUALIFICATIONS:
Brings experience in business development and strategy roles at The Boeing Company, which enables him to provide guidance to Harley-Davidson regarding its strategic plan.
Served as President of Boeing Capital Corp., providing him with financial services experience and leadership skills that benefit the company as we focus on delivering superior financial returns to shareholders.
Has expertise in leveraging human capital through hiring, retaining, and incentivizing senior personnel at The Boeing Company.
Extensive background in engineering, through which he developed skills and insights that help the company evaluate opportunities in existing product segments and enter new and existing product segments with new technologies.

Jared D. Dourdeville, 33, is a partner at H Partners Management, LLC ("H Partners"), an independent investment partnership that is a major shareholder of the company. Prior to becoming a partner, Mr. Dourdeville served as a Managing Director from 2018 to January 2022 at H Partners and a Senior Analyst from 2015 to 2018. Prior to joining H Partners, Mr. Dourdeville worked as a Research Associate at Harvard Business School from 2011 to 2013. Mr. Dourdeville has a BA in Engineering with a Specialization in Mechanical Engineering and Materials Science from Harvard University.
QUALIFICATIONS:
Brings a long-term investor’s perspective to the Board. Experience working for an independent investment partnership focused on creating value by helping transform and reinvigorate companies over the long term.
Has experience leveraging technology to facilitate business objectives.

6	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

SUMMARY OF 2022 DIRECTOR QUALIFICATIONS

James “Jim” D. Farley, Jr., 58, has served as President and Chief Executive Officer of Ford Motor Company (“Ford”), an automobile manufacturer, since October 2020. As CEO, Mr. Farley is focused on accelerating Ford’s transformation through operational excellence to deliver sustainable profit growth and customer value. He also serves as a member of Ford’s Board of Directors, represents Ford on the U.S.-China Business Council Board of Directors and has been appointed co-chair of the Future of Mobility Commission.
Mr. Farley previously served as Chief Operating Officer at Ford, where he worked to strengthen Ford’s automotive operations, overseeing all of Ford’s global markets and automotive operations. Among several other roles including President of New Businesses, Technology and Strategy, and Executive Vice President and President of Global Markets, he led Ford’s strategic transformation into a higher growth, higher margin business by leveraging smart, connected vehicles and breakthrough customer experiences. From 2015 to 2017, Mr. Farley served as Executive Vice President and President, Ford Europe, Middle East and Africa. Prior to that position, he served as Executive Vice President of Global Marketing, Sales & Service. Mr. Farley held operating responsibility as the senior global leader for Lincoln from 2012 to 2014 and was appointed to lead global marketing sales and service in 2010.
Mr. Farley attended Georgetown University in Washington, D.C., where he earned a bachelor’s degree in economics and the University of California, Los Angeles (UCLA), where he graduated from the Anderson School of Management with a degree in management.
QUALIFICATIONS:
Brings extensive experience working for an automotive company with a strong brand in executive leadership roles through which he gained the experience necessary to help grow the reach and impact of our brand, market share, and profits.
Served in a variety of leadership roles where he led business transformations focused on new products, a strong brand, and profitable growth, enabling him to provide guidance to Harley-Davidson regarding its strategic plan.
Has extensive experience at an executive level in managing a company that has a significant focus on manufacturing and supply chain, providing him the experience to help our senior management effectively and efficiently operate our production and logistics operations.
Provides our Board with valuable insights with implementing initiatives designed to leverage an organization's core strengths and deliver superior financial returns to shareholders through his extensive executive experience with a public company.

Mr. Golston has been President of the United States Program for the Bill & Melinda Gates Foundation, a private foundation that supports initiatives in education, world health and population, and community giving in the Pacific Northwest, since 2006. Mr. Golston served as Chief Financial and Administrative Officer for that foundation from 2000 to 2006. He has held positions as a finance executive with Swedish Health Services in Seattle, Washington, and with the University of Colorado Hospital. Mr. Golston serves on the board of directors of Gates Philanthropy Partners, a non-profit organization. He is also a member of the board of directors of Stryker Corporation, has served on its audit committee, and is currently a member of its nominating and corporate governance committee.
QUALIFICATIONS:
Brings extensive experience working for and investing in organizations focused integrating business results and social responsibility that will continue to help guide us as we seek to grow our business without growing our environmental impact.
Spent the last 21 years in executive leadership roles at the Bill & Melinda Gates Foundation where he gained expertise in initiating and leading strategic projects, including opening and operating offices in India and China, providing experience necessary to help guide our strategic plan.
Served in a variety of executive finance roles, including as Chief Financial and Administrative Officer for the Bill & Melinda Gates Foundation, enabling him to make valuable contributions to our Audit and Finance Committee.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	7

SUMMARY OF 2022 DIRECTOR DIVERSITY

Ms. Levinson is the co-founder and has been a director of Katapult, a digital entertainment company making products for today’s creative generation, since 2013. She served as the Non-Executive Chairman of ClubMom, Inc., an internet-based consumer relationship company, a position she held from 2002 to 2008. She previously served as Chairman and Chief Executive Officer of ClubMom, Inc. from 2000 to 2002 and as President of the Women’s Group of Rodale, Inc., which was the world’s leading publisher of information on healthy, active lifestyles, from 2002 to 2005. Ms. Levinson was President of NFL Properties, Inc., a trademark licensing company for the National Football League, from 1994 to 2000. Prior to that time, Ms. Levinson served as President and Business Director of MTV: Music Television, a cable television network. Ms. Levinson holds a master’s degree of business administration from Columbia University and has expertise in marketing and licensing. She is also a member of the board of directors for Macy’s, Inc.
QUALIFICATIONS:
Provides our Board with many years of leadership and corporate governance experience from her service as an executive and board member of several major consumer-focused companies.
Has served in executive and leadership roles at digital and media-based companies, including international companies such as MTV: Music Television, which provides valuable insights to the company as we strengthen our brand experience online.
Brings expertise in marketing and licensing, which helps the company as we seek to maintain and grow our Lifestyle brand.

Mr. Linebarger is Chairman and Chief Executive Officer of Cummins Inc., which designs, manufactures, distributes and services diesel and natural gas engines, electric power generation systems, and engine-related component products, a position he has held since 2012. Mr. Linebarger served as President and Chief Operating Officer of Cummins from 2008 to 2012. Mr. Linebarger served as Executive Vice President of Cummins and President of Cummins Power Generation from 2005 to 2008, as Cummins’ Vice President and President of Cummins Power Generation from 2003 to 2005 and as Cummins’ Chief Financial Officer from 2000 to 2003. Mr. Linebarger has a master’s degree of business administration from the Stanford Graduate School of Business and a master’s degree of manufacturing systems engineering from Stanford University. He has expertise in finance, engineering, international business matters, and operations. Mr. Linebarger was a director of Pactiv Corporation from 2005 to 2010 (when it was acquired by Reynolds Group Holdings). Since 2020, Mr. Linebarger also serves Chair of the board of directors for the US-China Business Council.

QUALIFICATIONS:
Brings extensive experience in manufacturing and engineering that will help guide our initiatives to launch high impact new motorcycles and related products.
Provides the skills and expertise necessary to assess the effectiveness of our Board and its practices through his service as the Chairman of Cummins Inc.
Brings 20 years of executive leadership experience with a public company to our Board and is deeply familiar with implementing initiatives designed to leverage an organization’s core strengths and deliver superior returns on invested capital.

8	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

SUMMARY OF 2022 DIRECTOR QUALIFICATIONS

Ms. Sylvester served as U.S. Managing Director and U.S. Head of Electrification of ABB Group from 2019 to 2020. ABB Group is a multinational corporation headquartered in Zurich, Switzerland, operating mainly in areas of electrification, robotics, power, heavy electrical equipment, and automation. ABB Group's electrification business offers a wide-ranging portfolio of products, digital solutions and services, including electric vehicle infrastructure, solar inverters, modular substations, distribution automation, power protection, and other electrical equipment. Prior to her service at ABB Group, Ms. Sylvester served as President and Chief Executive Officer of Current, powered by GE, from 2015 until 2019. Current is a digital power service business that manufactures and assembles integrated energy systems combining LEDs, solar, storage and onsite power, energy storage, solar power systems for commercial buildings, EV charging, and wireless controls systems. Ms. Sylvester also served as President and CEO of General Electric (GE) Intelligent Platforms, an industrial automation business and a maker of PLCs, Distributed Control Systems, SCADA systems, IO devices, Manufacturing Software such as MES and HMI, and embedded computing systems, as well as President and CEO of GE Lighting, a subsidiary of GE, from 2011 to 2015. GE Lighting manufactures, sources and sells a full suite of energy-efficient lighting solutions, including systems and controls. She was employed by GE from 1988 to 2019. Ms. Sylvester holds an undergraduate degree in Procurement and Production Management from Bowling Green State University and an MBA from Cleveland State University. Ms. Sylvester is also a member of the board of directors of Waste Management, Inc. and Vontier Corporation.
QUALIFICATIONS:
Held executive and leadership positions at various divisions of GE for 19 years, giving her a wide variety of expertise in the management and governance of a public company.

Brings extensive consumer marketing and distribution channel experience as the CEO of GE lighting, which allows her to assess our plans to improve operations and acquire new customers. Brings extensive knowledge regarding marketing at an international company that is consistent with our goal to upgrade our go to market strategy.

Brings extensive knowledge and expertise in engineering product development, including manufacturing software, wireless control systems, energy storage, EV charging, robotics, and industrial automation.

Provides our Board with valuable insights on reducing the environmental impact of our products given her significant experience leading the development of energy-efficient products at GE.

Mr. Zeitz has been a director of Harley-Davidson, Inc. since 2007 and was appointed its Acting President and Chief Executive Officer from February 2020 until May 2020, when he was appointed to serve as President and Chief Executive Officer. Mr. Zeitz has served as Chairman of the Board since February 2020. He is also Chair of the Board's Brand and Sustainability Committee.
Mr. Zeitz served as Chairman and Chief Executive Officer of the sporting goods company PUMA AG from 1993 to 2011. He was also PUMA’s Chief Financial Officer from 1993 to 2005. Mr. Zeitz spearheaded and held primary responsibility for the restructuring of PUMA. Mr. Zeitz served as a director of luxury goods company Kering (formerly PPR) from 2012 to 2016. He was a member of Kering’s Executive Committee and Chief Executive Officer of its Sport & Lifestyle division from 2010 to 2012. Mr. Zeitz holds a degree in International Marketing and Finance from the European Business School. Mr. Zeitz is the owner and founder of Segera & Mukenya Limited, is an Advisor of the Cranemere Group Limited, and is on the Board of The B Team, which he co-founded with Sir Richard Branson. He is also Chairman of the Zeitz Foundation and Co-Founder and Co-Chair of the Zeitz Museum of Contemporary Art Africa (Zeitz MOCAA) in Cape Town, which preserves and exhibits contemporary art from Africa and its diaspora.

QUALIFICATIONS:
Transformed PUMA from a low price brand into a premium sport lifestyle brand, giving him the business experience to provide our Company with important insights as we strive to grow our business.
Served in executive and board leadership positions for over 27 years, including at Kering and PUMA, where his experience developing and marketing apparel brands to international consumers can help guide our initiatives to expand our complementary businesses and engage beyond products.
Has supported not-for-profit initiatives including serving on the Board of The B Team, an initiative that supports sustainable business practices.
Brings extensive executive experience restructuring and transforming a company into a premium lifestyle brand.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	9

PROPOSALS TO BE VOTED ON
PROPOSAL 2: APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our shareholders may approve, on a non-binding, advisory basis, our Named Executive Officer (“NEO”) compensation as disclosed in accordance with the executive compensation disclosure rules contained in Item 402 of SEC Regulation S-K. At our 2018 Annual Meeting of Shareholders, we held a non-binding, advisory shareholder vote on the frequency of future advisory shareholder votes on the compensation of our NEOs. Our shareholders expressed a preference that advisory shareholder votes on the compensation of our NEOs be held on an annual basis, and as previously disclosed, the Company continued the policy to hold such votes annually. Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to approve, on an advisory basis, the compensation of our NEOs.
The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis” section and the accompanying executive compensation tables and narrative discussion contained in this Proxy Statement. The Company asks that you support the compensation of our NEOs as so disclosed. Because your vote is advisory, it will not be binding on the Human Resources Committee, the Board, or the Company. However, the Human Resources Committee will review the voting results and consider them when making future decisions regarding executive compensation.

Our executive compensation goals and guiding principles emphasize pay-for-performance. We base several elements of our compensation upon delivering high levels of performance relative to performance measures that the Human Resources Committee has approved. For example, (i) the annual Short-Term Incentive Plan (STIP) and the performance shares require that we achieve financial performance before recipients are entitled to this compensation; and (ii) the equity component of our compensation program provides greater financial benefits when our stock price is increasing. Our goals and guiding principles are as follows:

●	Pay-for-performance | Reward for exceptional performance with higher pay outcomes, while delivering reduced or no incentive pay when performance expectations are not met;
●	Align interests with those of our shareholders | Use equity-based awards and stock ownership guidelines to focus management on sustainable long-term growth and share price appreciation;
●	Encourage outcomes and behaviors | Balance rewarding the delivery of near-term results that drive long-term performance, while discouraging excessive or inappropriate risks;
●	Align measures with our strategy and operating plan | Select performance measures that reflect our strategic objectives with goals that are challenging yet achievable during the applicable period; and
●
Target pay competitively and appropriately | Typically set target compensation within a 20% range of the 50th percentile of our compensation peer group for target performance to remain market competitive and to attract and retain top executive talent. However, given the continuing COVID-19 pandemic and corresponding pressures on our business in 2020, generally made no changes in executive officer target compensation at the beginning of 2021.

We describe the individual elements that make up our total compensation more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement. We believe our executive compensation program is structured to best support our Company and our business objectives.

Our renewed and revamped organizational structure reinforced our leadership strategy and brought new talent into Harley-Davidson Motor Company, Harley-Davidson Financial Services, and key executive leadership roles at Harley-Davidson, Inc. As a result, we aligned our incentive plans for 2021 to The Hardwire, our 2021-2025 strategic plan.

Given the continuing COVID-19 pandemic and corresponding pressures on our business in 2020, the Committee determined that it would generally not make changes in Named Executive Officer target compensation at the beginning of 2021 and that it would allow internal equity among similarly-situated executives and business needs guide other compensation decisions for 2021.

At year-end 2021, driven by our strong performance in 2021, actual results for our 2021 short-term incentive plan were above the maximum performance goal, resulting in a payout to all participants equal to 200% of target. Due to the unforeseen impact of the global pandemic, the level of performance that we achieved with respect to our performance shares for the 2019-2021 performance period was below target, resulting in a payout of 6.25% of target. Notably, Management did not request, and the Human Resources Committee did not contemplate, any adjustment to the calculated award outcome even though the below-threshold result was largely due to the impact of the global pandemic on 2020 results for return on invested capital and cumulative HDI net income.

10	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

PROPOSALS TO BE VOTED ON
On December 1, 2021 we entered into a letter agreement with Mr. Zeitz regarding the terms of his employment as he continues his service as Chief Executive Officer. The Human Resources Committee and the Board believed it was imperative that Mr. Zeitz remain as Chief Executive Officer to provide continuity as we implement The Hardwire.
In developing Mr. Zeitz’s new compensation terms, the Human Resources Committee factored in shareholder feedback, which included a desire for the following: reduction in base salary, more emphasis on variable cash compensation and a long-term performance component. In addition, the Human Resources Committee considered, consistent with its regular practice for compensation decisions affecting executive officers, market compensation data for a peer group of companies selected by the Human Resources Committee. According to this data, we expect Mr. Zeitz’s annualized target compensation to be in a range between the median and the 75th percentile of chief executive officers in our new peer group. For this purpose, annualized target compensation includes one-third of the value of the WIN stock options that we describe below, rather than the full value shown in the summary compensation table, given that the options provide an incentive for Mr. Zeitz to serve the Company during 2022, 2023 and 2024. Negotiations with Mr. Zeitz also influenced the new compensation terms. Although this deviated from our practice of setting compensation within a 20% range of the 50th percentile of our compensation peer group, the Committee concluded doing so was appropriate given its belief and that of the Board that it is imperative that Mr. Zeitz remain as Chief Executive Officer to provide continuity to Harley-Davidson as the Company continues to implement The Hardwire.
Most of the compensation changes that the letter agreement contemplates became effective January 1, 2022. However, on December 1, 2021, Mr. Zeitz received an award of options to purchase 500,000 shares of our common stock, which we have called the WIN stock options. As we explain more fully in the “Compensation Discussion and Analysis” section, the WIN stock options will vest only if stock price performance goals and continued service thresholds are met. We use the term "WIN" to signify that if the share price meets the threshold for these options to vest, then all parties win, the Company and shareholders.
Accordingly, for the reasons we discuss above, the Board recommends that shareholders vote in favor of the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.
As required by Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with the opportunity to approve, on an advisory basis, the compensation of our NEOs as described in this Proxy Statement. While this "say-on-pay" vote is a non-binding, advisory vote, the Human Resources Committee carefully reviews and considers the voting results when making future decisions regarding our executive compensation program. The Company currently holds advisory votes on the compensation of NEOs annually, and the next such advisory vote is expected to be held at the 2023 Annual Meeting of Shareholders.
The votes cast “for” this proposal must exceed the votes cast “against” this proposal for approval of the compensation of our NEOs, assuming that a quorum is present. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Proxies solicited by the Board will be voted “FOR” approval of the compensation unless a shareholder specifies otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

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PROPOSALS TO BE VOTED ON
PROPOSAL 3: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended December 31, 2021 and the effectiveness of our internal control over financial reporting as of December 31, 2021. The Audit and Finance Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditors retained to audit our financial statements. The Audit and Finance Committee selected Ernst & Young LLP to serve as our independent registered public accounting firm for the 2022 fiscal year, and the Audit and Finance Committee is presenting this selection to shareholders for ratification. Ernst & Young LLP has served as our independent auditor since 1982. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to shareholders' questions and to make a statement, if they so desire.
If, prior to the Annual Meeting, Ernst & Young LLP declines to act as our independent registered public accounting firm or the Audit and Finance Committee does not want to use Ernst & Young LLP as our independent registered public accounting firm, the Audit and Finance Committee will appoint another independent registered public accounting firm. The Audit and Finance Committee will present any new independent registered public accounting firm for the shareholders to ratify at the Annual Meeting. If the shareholders do not ratify the engagement of Ernst & Young LLP at the Annual Meeting, then the Audit and Finance Committee will reconsider its selection of Ernst & Young LLP.
To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, the votes cast “for” this proposal must exceed the votes cast “against” it. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
During the fiscal year ended December 31, 2021, we hired Ernst & Young LLP to perform the annual audit and to provide audit-related and tax services. The Audit and Finance Committee Charter requires that the Audit and Finance Committee pre-approve all Ernst & Young LLP services. The Audit and Finance Committee also pre-approved all fees that we incurred for services that Ernst & Young LLP provided. The fees we incurred for services that Ernst & Young LLP provided during the past two years are listed in the following table.

FEES PAID TO ERNST & YOUNG LLP	2021	2020
Audit fees	$4,366,900	$3,247,400
Audit-related fees	$270,400	$311,500
Tax fees	$261,700	$1,034,000
All other fees	$—	$—
	$4,899,000	$4,592,900
Audit fees included fees for the audit of our consolidated financial statements and our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for audits of subsidiaries of the Company and audits provided in connection with government filings or services that generally only the principal auditor can reasonably provide to a client, such as comfort letters, procedures related to debt financing, consents, and reviews of documents that we file with the SEC. Audit-related services included audits of employee benefit plans and consultation on accounting and internal control matters. Tax services included tax advice, planning, compliance, and transaction consulting.
To assure continuing external auditor independence, the Audit and Finance Committee and its Chair considers whether there should be a regular rotation of the independent external audit firm, reviews and evaluates the lead audit partner and his or her team, and ensures the rotation of the lead audit partner and other audit personnel as required by applicable laws and regulations. The Audit and Finance Committee has procedures for pre-approving all audit and non-audit services that the independent registered public accounting firm provides. These procedures include reviewing and approving the services and a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and that we anticipate at the time we prepare the budget. In addition, the Audit and Finance Committee has established a policy that the fees we pay for non-audit services must be less than the fees we pay for audit and audit-related services. Audit and Finance Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit and Finance Committee considers whether the services are consistent with the SEC’s rules on auditor independence. The Audit and Finance Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit and Finance Committee may delegate pre-approval authority to one or more members of the Audit and Finance Committee. The Audit and Finance Committee monitors the services that our independent registered public accounting firm provides and the actual fees we paid to the independent registered public accounting firm to ensure that the services are within the parameters that the Audit and Finance Committee has approved.

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PROPOSALS TO BE VOTED ON
The members of the Audit and Finance Committee and the Board believe the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

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PROPOSALS TO BE VOTED ON
PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE HARLEY-DAVIDSON INC, 2020 INCENTIVE STOCK PLAN TO INCREASE THE AUTHORIZED NUMBER OF SHARES UNDER THE PLAN
We are seeking shareholder approval for an amendment (the “Plan Amendment”) to the Harley-Davidson, Inc. 2020 Incentive Stock Plan (the “2020 Plan”) to increase the authorized number of shares of our common stock by 3.3 million, bringing the total number of shares authorized under the 2020 Plan since its adoption to 8.7 million. The Board approved this request on March 11, 2022, subject to shareholder approval. If shareholders approve the Plan Amendment, we will have 5.2 million shares available for future grants under the 2020 Plan as of May 12, 2022.
A copy of the 2020 Incentive Stock Plan as it is proposed to be amended is attached to this Proxy Statement as Appendix A. Shareholders have previously approved the 2020 Plan and similar stock incentive plans in the past, including in 2004, 2009 and 2014.
At the Annual Meeting, we are also seeking shareholder approval for an equity plan that would enable us to make an aspirational equity awards grant to our CEO and a select group of executive leaders (the "Aspirational Incentive Plan Proposal"). The Aspirational Incentive Plan Proposal is separate from this proposal seeking approval of the Plan Amendment. The Aspirational Incentive Plan Proposal would authorize the Company to issue shares to employees under equity awards in addition to the shares that shareholders would authorize the Company to issue if shareholders approve the Plan Amendment. As noted, this is a separate proposal and is to be voted on separately and can be found in Proposal 5 of this Proxy Statement.
Summary of Proposal. Two critical objectives of our compensation strategy are to reward employees for shareholder value creation and to align the interests of shareholders and employees. Stock-based incentive awards are a key component of our efforts to achieve these two objectives. In addition, stock-based incentives provide a valuable tool to attract and retain outstanding employees.
We have used the current 2020 Plan to provide equity incentive awards to employees over the last two years after shareholders approved it in 2020. Prior to providing awards under the 2020 Plan, we provided equity incentive awards under the Harley-Davidson, Inc. 2014 Incentive Stock Plan (the “2014 Plan” and, together with the 2020 Plan, the “Existing Equity Plans”). Beginning in 2022, to provide competitive incentive awards to employees, and to continue to expand off of our Hardwire broad-based equity grant in which we made all employees owners (but international employees received cash-based awards tied to the value of our stock because we have not provided equity for administrative and compliance reasons), an increase in our share authorization is necessary. All awards granted under any of the Existing Equity Plans that are still outstanding upon the approval of the Plan Amendment will remain outstanding and will continue to be subject to all of the terms and conditions of the applicable plan.
While we believe our current compensation program provides competitive opportunities and a valuable way to align the interests of employees and shareholders, we also recognize that the external environment for compensation continues to change. Thus, we will continue to evaluate our compensation strategy and program to ensure they continue to provide a competitive opportunity and to align the interests of shareholders and employees. The 2020 Plan is designed with maximum flexibility to grant stock options, stock appreciation rights, performance shares, performance units, shares of our common stock, restricted stock, restricted stock units or other equity-based vehicles (each of which we refer to as an “Award”), while maintaining limits that attempt to ensure shareholder dilution levels continue to remain at or below those of comparable companies.
Effect of Proposal on Existing Equity Plan. The 2020 Plan had an aggregate of approximately 1.9 million shares of common stock available for future equity grants as of March 11, 2022. All awards that we granted under the Existing Equity Plans that are outstanding as of the date that shareholders approve the Plan Amendment will remain outstanding and will continue to be governed by the Existing Equity Plans. As of March 11, 2022, there were 942,170 shares of common stock subject to outstanding options and stock appreciation rights, 2,024,666 shares subject to restricted stock or restricted stock unit awards and 237,802 shares subject to performance share awards that had not vested or been earned under the Existing Equity Plans. The options had a weighted average exercise or strike price of $47.67 and a weighted average term of 5.83 years.
We also maintain the Amended and Restated Harley-Davidson, Inc. Director Stock Plan (the “Director Stock Plan”) under which we provide compensation to non-employee Directors in the form of common stock or share units. As of March 11, 2022, there were 264,214 shares of common stock subject to outstanding awards under the Director Stock Plan and 119,968 shares of common stock available for future equity grants. The approval of the Plan Amendment will have no effect on the Director Stock Plan.
If the Plan Amendment is not approved, then the 2020 Plan will remain in effect in accordance with its terms. However, there will be insufficient shares available under the 2020 Plan to make annual or retention awards to executives and key employees or to provide grants to new hires. In this event, the Human Resources Committee of the Board would be required to modify its compensation philosophy and devise other means of compensation to attract, retain and compensate our executives and key employees.

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PROPOSALS TO BE VOTED ON
Authorized Shares, Stock Price, Dilution and Burn Rate. The Restated Articles authorize the issuance of 800,000,000 shares of common stock. There were 151,731,809 shares of our common stock issued and outstanding as of March 4, 2022, and the market value of a share of our common stock as of that date was $38.95.
In determining the amount of the increased share authorization sought under the 2020 Plan, the Board considered the potential dilution represented by the shares currently subject to the 2020 Plan and the shares to be subject to the 2020 Plan. The total number of shares of our common stock available under the 2020 Plan and subject to outstanding awards under the 2020 Plan as of March 4, 2022, plus the total number of shares to be reserved under the 2020 Plan, would have represented approximately 5.3% of our issued and outstanding shares as of March 4, 2022.
The Board also considered our historical burn rate. Burn rate is calculated as the sum of restricted stock units granted, performance share units earned and stock options granted during a period divided by the weighted average ordinary shares outstanding during the same period. A calculation of our burn rate for fiscal year 2021, 2020 and 2019 is below:

Fiscal Year	Restricted Stock/Restricted Stock Units Granted	Performance Shares Earned	Stock Options/Stock Appreciation Rights Granted	Weighted Average Shares outstanding	Burn Rate
2021	4,281,183	0	500,000	153,747,000	3.1%
2020	2,506,124	39,342		153,186,000	1.6%
2019	2,511,499	183,162		157,054,000	1.7%

Administration. The 2020 Plan is administered by: (1) the Human Resources Committee of the Board; (2) a successor committee to the Human Resources Committee with the same or similar authority; (3) to the extent permitted by law, such other committee as the Board or the Committee may designate; or (4) to the extent permitted by law, the Chief Executive Officer of the Company (we refer to these potential administrators in this Proposal 4 as the “Plan Committee”).
The Plan Committee has full authority to interpret and administer the 2020 Plan to carry out the provisions and purposes of the 2020 Plan. The Plan Committee has the authority to determine those persons eligible to receive Awards and to establish the terms and conditions of any Awards.
Eligibility. Awards may be made to any officer or other employee of the Company or any of its affiliates or any individual that the Company or any of its affiliates has engaged to become an officer or other employee. As of March 11, 2022, there were approximately 5,200 employees of the Company and its affiliates eligible to participate in the 2020 Plan. The number of eligible officers and employees may increase or decrease over time. The selection of the participants is based upon the Plan Committee’s opinion that the participant is in a position to contribute materially to our continued growth and development and to our long-term financial success.
Types of Awards. The 2020 Plan provides for grants of stock options, stock appreciation rights, performance shares, performance units, shares of our common stock, restricted stock, restricted stock units, EIP shares (as defined below) and dividend equivalent units, whether granted singly or in combination (except that dividend equivalent units may not be granted in tandem with awards providing stock options or stock appreciation rights), pursuant to which shares of our common stock, cash or other property may be delivered to the Award recipient.
Options. An option is the right to purchase shares of our common stock at a specified exercise price for a specified period of time. The per share exercise price will be determined by the Plan Committee, provided that the exercise price generally may not be less than the fair market value of the underlying shares of common stock on the date of grant. The Plan Committee determines the date after which options may be exercised in whole or in part, the date on which each option expires, which, in most cases, cannot be more than ten years from the date of grant, and the terms and conditions upon which the stock option may be exercised. Exercise of the option may be conditioned upon achievement of one or more performance goals (as defined below). Unless the Plan Committee provides otherwise in an Award agreement or in rules and regulations, an option, or portion thereof, will be exercised by delivery of a written notice of exercise to us or our designee and provision in a manner acceptable to the Plan Committee for payment of the full exercise price of the shares being purchased under the option and any withholding taxes due on exercise. The Plan Committee also determines whether the option is an “incentive stock option,” which meets the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “nonqualified stock option” which does not meet the requirements of Code Section 422.
Stock Appreciation Rights. A stock appreciation right is a contractual right granted to the participant to receive, either in cash or shares of our common stock, an amount equal to the appreciation of one share of our common stock from the date of grant. Stock appreciation rights may be granted as freestanding Awards or in tandem with stock options. Unless otherwise determined by the Plan Committee, if a stock appreciation right is granted in relation to an option, the terms and conditions regarding the timing of exercise and maturity applicable to the stock appreciation right will be based on the terms and conditions applicable to the option. A stock appreciation right granted in relation to an option may only be exercised upon surrender of the right to

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PROPOSALS TO BE VOTED ON
exercise such option for an equivalent number of shares. Likewise, an option granted in relation to a stock appreciation right may only be exercised upon surrender of the right to exercise such stock appreciation right for an equivalent number of shares.
Performance Shares. A performance share is a right to receive shares of our common stock to the extent that performance goals set by the Plan Committee are met during a specified performance period. Subject to the terms of the 2020 Plan, the Plan Committee will determine all terms and conditions of each Award of performance shares. However, any dividends or dividend equivalents relating to performance shares are held in escrow or otherwise deferred and are subject to the same terms and conditions (including vesting or performance conditions) as the performance shares to which they relate.
Performance Units. A performance unit is a right to receive a payment valued in relation to a unit that is equal in value to the fair market value of one or more shares of our common stock, to the extent that performance goals set by the Plan Committee are met during a specified performance period. Subject to the terms of the 2020 Plan, the Plan Committee determines all terms and conditions of each Award of performance share units. However, any dividend equivalents relating to performance units are held in escrow or otherwise deferred and are subject to the same terms and conditions (including vesting or performance conditions) as the performance units to which they relate.
Restricted Stock. A restricted stock award is an award of shares of our common stock that are subject to a risk of forfeiture and/or restrictions on transfer. The Plan Committee specifies the conditions for the risk of forfeiture or restrictions on transfer to lapse, including the completion of a period of service and/or the achievement or partial achievement of specified performance goals. However, any dividends relating to restricted stock are held in escrow or otherwise deferred and are subject to the same terms and conditions (including vesting or performance conditions) as the restricted stock to which they relate.
Restricted Stock Units. A restricted stock unit is a right to receive cash and/or shares of our common stock with a fair market value that is valued in relation to a unit that has a value equal to the fair market value of a share of our common stock. A restricted stock unit is subject to vesting restrictions. The Plan Committee specifies the conditions on vesting, including the passage of time or specified performance goals, or both. In general, if an award of restricted stock units requires the achievement of specified performance goals, then the period to which those objectives relate must be at least one year in length. Restricted stock units may include dividend equivalent rights, but any such dividend equivalents are held in escrow or otherwise deferred and are subject to the same terms and conditions (including vesting or performance conditions) as the restricted stock units to which they relate.
Shares of Common Stock. An award of shares of our common stock is an award of shares that are not subject to a risk of forfeiture or other restrictions.
Employee Incentive Plan Shares. Employee Incentive Plan ("EIP") shares are shares of our common stock delivered in payment or partial payment of an award under the Harley-Davidson, Inc. Employee Incentive Plan or other of our or our affiliates’ incentive plans that the Plan Committee designates from time to time.
Dividend Equivalent Units. A dividend equivalent unit represents a right to receive an amount equal to all or any portion of the cash dividends that would be paid on a specified number of shares of our common stock if such shares were owned by the Award recipient. Dividend equivalent units may not be granted in tandem with Awards of options or stock appreciation rights, and are subject to the same terms and conditions (including vesting or performance conditions) that apply to the Awards with respect to which they are granted.
Minimum Vesting Period. All Awards granted under the 2020 Plan that may be settled in shares must have a minimum vesting period of one year from the date of grant, except that the minimum vesting period will not apply to awards with respect to up to five percent of the share reserve. The Plan Committee may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, upon any event as determined by the Plan Committee in its sole and absolute discretion.
Shares Subject to the 2020 Plan. The total number of shares of our common stock authorized for issuance under the 2020 Plan as originally approved was 5.4 million, all of which could be issued upon the exercise of incentive stock options. If the Plan Amendment is approved, then the total number of shares of our common stock authorized for issuance under the 2020 Plan will be increased to 8.8 million.
If: (1) an Award lapses, expires, terminates or is canceled without the issuance of shares under the Award; (2) the Plan Committee determines during or at the conclusion of the term of an Award that all or some portion of the shares with respect to which the Award was granted will not be issued on the basis that the conditions for such issuance will not be satisfied; (3) shares are forfeited under an Award; or (4) shares are issued under any Award and we subsequently reacquire them pursuant to rights reserved upon the issuance of the shares, then such shares will be re-credited to the 2020 Plan’s reserve and will again be available for new Awards under the 2020 Plan.
Any such re-credited shares may not, however, be issued pursuant to incentive stock options. Moreover, in no event will the following shares be re-credited to the 2020 Plan’s reserve: shares tendered or withheld in payment of the exercise price of an outstanding option or as a result of the net settlement of an outstanding stock appreciation right; shares tendered or withheld to satisfy federal, state or local tax withholding obligations; and shares purchased by us using proceeds from option exercises.

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PROPOSALS TO BE VOTED ON
Performance Goals and Individual Award Limits. For purposes of the 2020 Plan, performance goals mean any objective or subjective goals the Plan Committee establishes with respect to an Award. To the extent a performance goal relates to an Award that is intended to qualify as performance based compensation under Section 162(m) of the Code as in effect prior to the enactment of the Tax Cuts and Jobs Act for purposes of any state laws that incorporate, refer to or are based on such provisions, the performance goal must relate to one or more of the items described in the following sentence for such period as the Plan Committee specifies and, unless otherwise determined by the Plan Committee upon the grant of the award, will be determined excluding the “excluded items” described below. Examples of performance goals include, without limitation, sales or other revenues, cost of goods sold, gross profit; expenses or expense or cost reductions; income or earnings, including net income, income from operations; income before interest and the provision for income taxes; income before provision for income taxes; margins; working capital or any of its components, including accounts receivable, inventories or accounts payable; assets or productivity of assets; return on shareholders equity, capital, assets or other financial measure that appears on our financial statements or is derived from one or more amounts that appear on our financial statements; stock price; dividend payments; economic value added, or other measure of profitability that considers the cost of capital employed; cash flow; debt or ratio of debt to equity or other financial measure that appears on our financial statements or is derived from one or more amounts that appear on our financial statements; net increase (decrease) in cash and cash equivalents; customer satisfaction; market share; product quality; new product introductions or launches; sustainability, including energy or materials utilization; business efficiency measures; retail sales; or safety; in each case as determined for us on a consolidated basis, for any one or more of our affiliates, divisions or business units. Performance goals also may include earnings per share on a consolidated basis and total shareholder return. To the extent a performance goal relates to an Award that is not intended to qualify as performance based compensation under Section 162(m) of the Code as in effect prior to the enactment of the Tax Cuts and Jobs Act, the performance goal may, but is not required to, relate to one or more of the items described above, and the Plan Committee may also establish other performance goals not listed in the 2020 Plan.
For purposes of the 2020 Plan, “excluded items” means any (1) charges for reorganizing and restructuring, (2) discontinued operations, (3) asset write-downs, (4) gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business, (5) changes in tax or accounting principles, regulations or laws, (6) extraordinary, unusual, transition, one-time and/or non-recurring items of gain or loss, and (7) mergers, acquisitions or dispositions, that in each case we identify in our audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of our annual report on Form 10-K.
With respect to any Awards that are intended to constitute performance-based compensation under Section 162(m) of the Code as in effect prior to the enactment of the Tax Cuts and Jobs Act for purposes of any state laws that incorporate, refer to or are based on such provisions, the limits in the following sentence will apply. Subject to the 2020 Plan’s adjustment provisions, no participant may be granted awards that could result in such participant receiving in a calendar year:
(1) options for and/or stock appreciation rights with respect to more than 1,500,000 shares of our common stock;
(2) shares of our common stock, restricted stock and/or restricted stock units relating to more than 500,000 shares of our common stock; or
(3) performance shares and/or performance units relating to more than 500,000 shares of our common stock
Transferability Restrictions. Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Plan Committee allows a participant to designate a beneficiary to exercise the Award after the participant’s death or transfer an Award. In no event will options be transferable to third-party financial institutions.
Termination of Employment. The Plan Committee generally specifies in individual Award agreements under the 2020 Plan the treatment of each Award upon the participant’s termination of employment. With respect to options, unless the Plan Committee provides otherwise, in the event of a participant’s termination of employment for reason other than retirement, disability or death, the portion of any outstanding option that is not vested will terminate on the date the participant’s employment terminated and the participant will have until the earlier of the option’s termination date or 90 days from the date of his or her termination of employment to exercise the vested but un-exercised portion of the option. In the event of a participant’s retirement or disability, any outstanding option will in general be exercisable by the participant until the earliest of the option’s termination date, the death of the participant (or a later date up to one year after the death of the participant as the Plan Committee may provide), the third anniversary of the date of the participant’s termination of employment (in the event of retirement) or the first anniversary of the date of the participant’s termination of employment (in the event of disability). In the event of a participant’s death, any outstanding option may generally be exercisable by his or her beneficiary at any time prior to the earlier of the option’s termination date or the first anniversary of the date of the participant’s death.
The Plan Committee will determine whether all or a portion of the performance goals subject to a performance share or performance unit award are deemed to be achieved upon a participant’s retirement, death or disability, or whether all or any portion of the restrictions imposed on a restricted stock or restricted stock unit award will be accelerated upon a participant’s retirement, death or disability.
If any participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required to avoid the income inclusion, interest and

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additional tax imposed by Code Section 409A, any payment made to the participant on account of the separation from service will not be made before a date that is six months after the date of the separation from service.
Adjustment in Capitalization. If an “adjustment event” occurs, the Plan Committee, in its sole discretion and to the extent it does not violate Section 422(b) of the Code, shall adjust appropriately:
(1) the number and the type of shares of our stock available for Awards;
(2) the number and the type of shares of our stock subject to or underlying outstanding Awards;
(3) the grant, purchase or exercise price of Awards; and
(4) the performance goals with respect to Awards
In the case of any adjustment event, the Plan Committee may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Plan Committee and provide that options or stock appreciation rights, the exercise or grant price of which does not exceed the fair market value of a share of our common stock, be cancelled without consideration effective at such time as the Plan Committee specifies.
For purposes of the 2020 Plan, an “adjustment event” means: (i) we are involved in a merger or other transaction in which shares of our stock are changed or exchanged; (ii) we subdivide or combine shares of our stock or declare a dividend payable in shares of our common stock, other securities (other than stock purchase rights associated with shares of our common stock, if any), or other property; (iii) we effect a cash dividend exceeding 15% of the trading price of the shares of our common stock at the time the dividend is declared or any other dividend or distribution on the shares in the form of cash, or a repurchase of shares, that the Board determines by resolution is special or extraordinary in nature or this is in connection with a transaction that we characterize publicly as a recapitalization or reorganization involving shares of our common stock; or (iv) any other event occurs which, in the judgment of the Plan Committee, necessitates an adjustment to prevent dilution or enlargement of the benefits intended to be made available under the 2020 Plan.
Change of Control. Unless the Plan Committee provides for a more favorable result or determines that outstanding equity-based Awards will be honored or assumed or substituted for in the change of control on the terms described in the 2020 Plan, in the event of a change of control of the Company, the following provisions apply:
(1) each holder of an option or stock appreciation right will have the right at any time to exercise the option or stock appreciation right in full whether or not the option or stock appreciation right was exercisable before the change of control event;
(2) restricted stock and restricted stock units that are not subject to performance goals and are not vested will vest, and any period of forfeiture or restrictions to which restricted stock and restricted stock units are subject will lapse upon the date of the change of control;
(3) each holder of a performance share and/or a performance unit (and/or any restricted stock and restricted stock units that are subject to performance goals) for which the performance period has not expired will become vested in an amount equal to the product of the value of the performance share and/or performance unit assuming achievement of the applicable performance goal at the greater of the target performance level or the rate of actual performance through the date of the change of control projected through the end of the performance period and a fraction the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to which the Award is subject to the date of the change of control and the denominator of which is the number of whole months in the performance period; and
(4) all dividend equivalent units that were awarded in connection with another Award will vest.
For purposes of the 2020 Plan, a “change of control” includes any of the following events:
(1) continuing directors (any person who was either a director on the date of the Annual Meeting or was a member of the Board whose election or nomination to the Board was approved by a vote of at least two-thirds (2/3) of the continuing directors (other than a person whose election was as a result of an actual or threatened proxy or other control contest)) no longer constitute at least a majority of the directors serving on the Board;
(2) any person or group, together with its affiliates, becomes a beneficial owner of 20% or more of our outstanding common stock or 20% or more of the voting power of our outstanding common stock; or
(3) the consummation of a merger or consolidation of the Company with another corporation, the sale of substantially all of the Company’s assets or the liquidation or dissolution of the Company, unless in the case of a merger or consolidation, the continuing directors constitute at least a majority of the directors serving on the board of directors of the survivor of such merger.
Term of the 2020 Plan; Termination of or Changes to the 2020 Plan. If the Plan Amendment is approved by our shareholders, the 2020 Plan will remain in effect until the tenth anniversary of the date of such approval unless earlier terminated by the Board.
The Board or the Committee may amend, alter, suspend, discontinue or terminate the 2020 Plan at any time, subject to the following limitations:

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PROPOSALS TO BE VOTED ON
(1) the Board must approve any amendment of the 2020 Plan to the extent the Company determines such approval is required by: (A) action of the Board, (B) applicable corporate law, or (C) any other applicable law;
(2) shareholders must approve any amendment of the 2020 Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Securities Exchange Act of 1934, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which our stock is then traded or (D) any other applicable law; and
(3) shareholders must approve any of the following amendments: (A) an amendment to materially increase the number of shares reserved under the 2020 Plan or the number of shares to which participants are limited as noted above (except as provided under the “adjustment event” provisions noted above); or (B) an amendment to the provisions in the 2020 Plan prohibiting repricing.
Repricing Prohibited. Except in connection with a corporate transaction involving the Company, we may not, without obtaining shareholder approval: (1) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price of such outstanding options or stock appreciation rights, (2) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights, or (3) cancel outstanding options or stock appreciation rights with an exercise price above the current price of our common stock in exchange for cash or other securities.
New Plan Benefits; Stock Price. We cannot currently determine the Awards that may be granted under the 2020 Plan in the future. The Plan Committee will make such determinations from time to time. Directors and other persons who are not employees of the Company and who are not engaged to become employees of the Company are not eligible to receive awards under the 2020 Plan. The closing price of our common stock on the New York Stock Exchange was $38.80 per share on March 10, 2022.
Certain U.S. Federal Tax Implications.
Options. The grant of a stock option creates no income tax consequences to the Company or the participant. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of our common stock at such time over the exercise price. The Company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Upon the participant’s subsequent disposition of the shares of our common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, the fair market value of our common stock on the exercise date.
In general, a participant will recognize no income or gain as a result of exercise of an incentive stock option (except that the alternative minimum tax may apply). Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of our common stock acquired pursuant to the exercise of an incentive stock option and the Company will not be allowed a deduction. If the participant fails to hold the shares of our common stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of (a) the gain realized on the disposition, or (b) the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. The Company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.
Stock Appreciation Rights. The grant of a stock appreciation right will create no income tax consequences to the Company or the participant. Upon the exercise or maturity of a stock appreciation right, the participant will recognize ordinary income equal to the amount of cash and the fair market value of any shares received. The Company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If shares are delivered under the stock appreciation right, upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the participant received the shares.
Performance Shares. The grant of performance shares will create no income tax consequences for the Company or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described below. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents, if any, paid on performance shares. The Company will generally be entitled to a deduction in the same amount and at the same time as income is recognized by the participant. Upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, the fair market value of the shares on the date the participant received the shares.
Performance Units and Restricted Stock Units. The grant of a performance unit or restricted stock unit will create no income tax consequences to the Company or the participant. Upon the participant’s receipt of cash and/or shares at the end of the

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PROPOSALS TO BE VOTED ON
applicable performance or vesting period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and the Company will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis, the fair market value of the shares on the date the employee received the shares.
Restricted Stock. Generally, a participant will not recognize income and the Company will not be entitled to a deduction at the time an award of restricted stock is made, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. The Company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of our common stock on the date the restrictions lapse. Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and the Company will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.
A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then the Company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by the Company. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to deduct any loss. In addition, the Company would then be required to include as ordinary income the amount of any deduction the Company originally claimed with respect to such shares.
Dividend Equivalent Units. The grant of dividend equivalent units will create no income tax consequences to the Company or the participant at the time the dividend equivalent is credited to the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance or vesting period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and the Company will be entitled to a corresponding deduction in the same amount and at the same time. If dividend equivalent units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis, the fair market value of the shares on the date the employee received the shares.
Section 162(m) Limit on Deductibility of Compensation. Code Section 162(m) limits the deduction we can take for compensation we pay to our covered employees (generally employees who have served as our Chief Executive Officer or Chief Financial Officer or who have been one of our other three other highest paid officers) to $1,000,000 per year per individual.
Section 280G Limit. Unless any agreement between us and a participant provides for a payment by us to the participant to cover the excise taxes due by the participant upon receipt of an excess parachute payment within the meaning of Code Section 280G, if the receipt of any payment by a participant in connection with a change of control would result in the payment by the participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the 2020 Plan generally provides that the amount of the payment will be reduced to the extent required to prevent the imposition of the excise tax. We currently do not have any agreements with our executive officers providing for a payment by us to cover such excise taxes.
Withholding. The Company is entitled to withhold the amount of any tax attributable to any amount payable or shares of our common stock deliverable under the 2020 Plan, and the Company may defer making payment or delivery if any such tax may be pending, unless the Company is indemnified to its satisfaction. If shares of our common stock are deliverable on exercise or payment of an award, then the Plan Committee may permit a participant to satisfy all or a portion of the federal, state and local withholding tax obligations arising in connection with such award by electing to: (1) have the Company withhold shares otherwise issuable under the award; (2) tender back shares received in connection with such award; or (3) deliver other previously owned shares, in each case having a fair market value equal to the amount to be withheld. The election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Plan Committee requires.
No Guarantee of Tax Treatment. Notwithstanding any provision of the 2020 Plan, the Company does not guarantee that (1) any Award intended to be exempt from Code Section 409A is so exempt, (2) any Award intended to comply with Code Section 409A or Code Section 422 does so comply, or (3) any Award will otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any of its affiliates be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

20	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

PROPOSALS TO BE VOTED ON
Equity Compensation Plan Information. The following table provides information about the Company’s equity compensation plans (including individual compensation arrangements) as of December 31, 2021:

Plan Category	Number of securities to be issued upon the exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Plan approved by shareholders:
Management employees	992,824	$47.89	2,845,650
Plan not approved by shareholders:
Non-employee Board of Directors	—	$—	119,968
	992,824		2,965,618
Documents for our equity compensation plans have been filed with the Securities and Exchange Commission on a timely basis and included in the list of exhibits to our most recent annual report on Form 10-K.
Vote Requirement. The affirmative vote of a majority of the votes cast on the proposal at the 2022 Annual Meeting is required for approval of the Plan Amendment. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes will have no impact on the vote. Proxies solicited by the Board will be voted “FOR” approval of the Plan Amendment unless a shareholder specifies otherwise.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL AMENDMENT TO THE OF AN INCREASED SHARE AUTHORIZATION UNDER THE HARLEY-DAVIDSON, INC. 2020 INCENTIVE STOCK PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES UNDER THE PLAN

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PROPOSALS TO BE VOTED ON
PROPOSAL 5: TO APPROVE THE 2022 ASPIRATIONAL INCENTIVE STOCK PLAN
We are seeking shareholder approval for an Aspirational Incentive Plan (the “AIP”) authorizing the grant to our President and Chief Executive Officer and a small group of other executive leaders of up to 3.0 million aspirational performance shares or performance share units (“Performance Shares”) relating to our common stock, contingent upon achievement of specific stock price thresholds. Up to 1.5 million of the Performance Shares would be granted to our President and Chief Executive Officer, and up to an aggregate 1.5 million Performance shares would be granted to the small group of other executive leaders.
The AIP was initially recommended by H Partners – a significant shareholder with Board representation – with the goal of enacting an aspirational plan to incentivize exceptional performance that is highly aligned with shareholder outcomes. Participants would earn shares of stock under the Performance Shares only to the extent the aspirational share price goals listed in the table below are achieved by December 31, 2025. The stock price targets are materially higher than both the current stock price and, we believe, current investor expectations for the period through that date. If the stock price criteria are met, 50% of the associated Performance Shares will be deemed vested immediately upon the Human Resources Committee’s determination that the stock price has been achieved, and the remaining 50% will be deemed vested on the one-year anniversary of the date on which the share price was achieved, subject to certain conditions described below. The plan is entirely performance-based; participants receive zero payment if none of the share price thresholds are met.

Share Price	Total Shares Earned
Below $70	0 Shares
$70	750,000 Shares
$90	750,000 Shares
$110	750,000 Shares
$130	750,000 Shares
Using our stock price of $38.95 as of March 4, 2022, as the starting point, achievement of the aspirational grant thresholds represents a return of 80 to 234 percent for all shareholders.
This AIP is being recommended in addition to the 2020 Plan in place for our Chief Executive Officer, other eligible executive leaders and other eligible employees. The primary reasons H Partners proposed the AIP – and the Board recommends support of the plan – are as follows:
•To enact a simple structure that highly incentivizes the pursuit of exceptional outcomes for all stakeholders, as the Company executes on its Hardwire Strategy. The AIP range of $70 to $130 per share implies a market capitalization, based on current shares outstanding, of approximately $11 billion to $20 billion, which, at the high end, is a level never before achieved by the Company.
•To give the Board and management team an additional tool set for retaining, recruiting, and incentivizing top-tier leadership talent within the organization. The AIP extends one year beyond the longest service period for Mr. Zeitz’s WIN stock options to vest, and thus will incentivize longer leadership continuity.
•We believe that the pursuit, and potential achievement, of these aspirational stock prices under the AIP will assist in building a long-term, ownership-oriented culture at the Company. The stock price conditions that apply to earning Performance Shares under the AIP are intended to incentivize both exceptional and sustained Company performance.

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PROPOSALS TO BE VOTED ON
Prior to recommending approval of the AIP, the Human Resources Committee engaged in extensive discussions regarding additional equity compensation for our senior management. These discussions covered each of the various considerations in deciding to approve the AIP, including, among other things:
•The reasons for granting the Performance Shares that would make up the AIP;
•The criticality of Mr. Zeitz and our other executive leaders to our long-term growth and success and the desire to incentivize and motivate Mr. Zeitz and our other executive leaders to continue to lead Harley-Davidson over the long-term, and to create significant shareholder value in doing so;
•How to structure an award in a way that would further align the interests of Mr. Zeitz and our other executive leaders with the interests of our other shareholders;
•What performance milestones should be used in the AIP;
•What the total size and form of the AIP should be and how that would translate into increased ownership and value for Mr. Zeitz and our other executive leaders; and
•How to balance the risks and rewards of any new award.
After engaging in this extended process and arriving at terms for additional equity awards to which the Board, the Human Resources Committee and our senior management agreed, and concluding that such awards would motivate and incentivize our senior management to continue to lead our Company over the long-term to drive our growth, performance and sustainability, the Board, upon recommendation of the Human Resources Committee, and subject to obtaining the approval of our shareholders, approved the AIP as detailed below.
Whether or not our shareholders approve the AIP, the Board or Human Resources Committee may grant additional equity-based awards to our senior management in their discretion in accordance with the terms of our 2020 Plan. The AIP will have no effect on the 2020 Plan or any of our other equity incentive plans.
Overview of the AIP
On March 11, 2022, the Board approved the AIP and delegated the authority to finalize the AIP to the Human Resources Committee, in each case contingent on approval by our shareholders of the AIP, as set forth in this Proposal 5.
Material Terms of the Proposed AIP. The principal terms of the AIP are summarized below. This summary is not a complete description of the AIP, and it is qualified in its entirety by reference to the complete text of the AIP document and the form of Performance Share award agreement that we will use to make awards under the AIP, both of which are attached as Appendix B to this proxy statement.
Administration. The AIP is administered by the Human Resources Committee of the Board. The Committee has full authority to interpret and administer the AIP to carry out the provisions and purposes of the AIP. The Committee has the authority to determine those persons eligible to receive Performance Shares and to establish the terms and conditions of any Performance Shares.
Total Shares; Share Limits. The aggregate number of shares of Harley-Davidson common stock reserved for issuance under the AIP will be 3.0 million. The individual participant limit under the AIP is 3.0 million Performance Shares. No shares that are made subject to awards under the AIP will be eligible to be recycled into the reserve thereafter, even if the awards are forfeited. The aggregate number of shares reserved under the AIP is equivalent to approximately 1.9% of the total number of shares of our common stock outstanding as of March 4, 2022 (assuming for this purpose that all shares authorized under the AIP have been issued). The value of the shares reserved under the AIP based on the closing price of our common stock on March 4, 2022 of $38.95 is approximately $116.9 million.
Award Types. The awards granted under the AIP will be performance shares or performance share units that will be granted pursuant to the AIP document and the form of performance share award agreement attached as Appendix B to this proxy statement or, in the case of performance share units, a substantially similar award agreement modified to reflect the nature of the award as performance share units rather than performance shares. The participants in the AIP will receive compensation from the Performance Shares under the AIP only to the extent that we achieve the applicable stock-price-based performance milestones.

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PROPOSALS TO BE VOTED ON
Performance Measures and Vesting. Participants will earn the Performance Shares upon the achievement of the following share prices between the grant date of the Performance Shares and December 31, 2025 (the “Performance Period”):

		Shares Earned
Tranche	Target Share Price	President and Chief Executive Officer	Other Executive Leaders (Aggregate Share Numbers)
“Tranche 1”	$70	375,000	375,000
“Tranche 2”	$90	375,000	375,000
“Tranche 3”	$110	375,000	375,000
“Tranche 4”	$130	375,000	375,000

	Total:	1,500,000	1,500,000
A share price will be deemed achieved for purposes of the Performance Shares upon the Human Resources Committee’s determination (the date of such determination, the “Determination Date”) that the 30-day volume weighted average price per share, or VWAP, of our common stock has met or exceeded a price specified above during the Performance Period. We use the VWAP to ensure that the stock price has been achieved for a sustained period of time.
Of any Performance Shares that are earned based on achievement of any of the share prices above, 50% will be deemed vested immediately upon the Determination Date, and the remaining 50% will be deemed vested on the earlier of the one-year anniversary of the date on which the share price was achieved or the participant’s termination by us of employment (or termination by us of service in a Board-approved role, in the case of Mr. Zeitz) without cause.
As further discussed above, the Board and the Human Resources Committee consider the share price goals to be challenging hurdles. The Board and the Human Resources Committee selected the share price goals to drive enhanced shareholder returns, and to further align Mr. Zeitz’s and our other senior management’s compensation opportunity to long-term shareholder interests.
Employment and Service Requirements. If Mr. Zeitz’s employment as Chief Executive Officer is terminated for any reason prior to the date on which all of his Performance Shares are earned, then he will forfeit any Performance Shares that he has not earned as of such termination. If his employment as Chief Executive Officer is terminated by us without cause prior to the date on which all of the Performance Shares are vested, then he will forfeit any then-unvested Performance Shares that do not become vested as a result of the termination of his employment as of the date his employment as Chief Executive Officer is terminated unless he continues serving in a Board-approved role. If Mr. Zeitz continues serving in a Board-approved role but such service is terminated by us without cause prior to the date on which all of the Performance Shares are vested, then he will forfeit any then-unvested Performance Shares that do not become vested as a result of the termination of such service.
If the employment of a participant other than Mr. Zeitz is terminated for any reason prior to the date on which all of the participant’s Performance Shares are earned, then the participant will forfeit any Performance Shares that have not been earned as of such termination. If the employment of a participant other than Mr. Zeitz is terminated by us prior to the date on which all of the participant’s Performance Shares are vested, then the participant will forfeit any then-unvested Performance Shares that do not become vested as a result of such termination of employment.
Adjustment in Capitalization. If an “adjustment event” occurs, the Human Resources Committee, in its sole discretion and to the extent it does not violate Section 422(b) of the Code, shall adjust appropriately:
(1) the number and the type of shares of our stock available for Performance Shares;
(2) the number and the type of shares of our stock subject to or underlying outstanding Performance Shares; and
(3) the performance goals with respect to Performance Shares
In the case of any adjustment event, the Human Resources Committee may also (or in lieu of the foregoing) make provision for a cash payment to the holder of outstanding Performance Shares in exchange for the cancellation of all or a portion of the Performance Shares (without the consent of the holder) in an amount determined by the Committee.
For purposes of the AIP, an “adjustment event” means: (i) we are involved in a merger or other transaction in which shares of our stock are changed or exchanged; (ii) we subdivide or combine shares of our stock or declare a dividend payable in shares of our common stock, other securities (other than stock purchase rights associated with shares of our common stock, if any), or other property; (iii) we effect a cash dividend exceeding 15% of the trading price of the shares of our common stock at the time the dividend is declared or any other dividend or distribution on the shares in the form of cash, or a repurchase of shares, that the Board determines by resolution is special or extraordinary in nature or this is in connection with a transaction that we characterize publicly as a recapitalization or reorganization involving shares of our common stock; or (iv) any other event occurs which, in the judgment of the Human Resources Committee, necessitates an adjustment to prevent dilution or enlargement of the benefits intended to be made available under the AIP.

24	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

PROPOSALS TO BE VOTED ON
Change of Control. In the event of a change of control of the Company, each holder of a Performance Share for which the performance period has not expired will earn the number of Performance Shares that would have been earned had the 30-day VWAP per share reached a price equal to the per share value realized at the time of the change of control, but calculated as if the number of Performance Shares earned were determined on an interpolated basis between the two specific stock prices specified as performance goals (i.e., the nearest performance goal stock price that is less than the change in control consideration and the nearest performance goal stock price that is greater than the change in control consideration) as determined by the Human Resources Committee. To the extent such Performance Shares had previously been earned on the basis of the actual 30-day VWAP, they will remain earned and subject to any remaining time-vesting schedule. To the extent such Performance Shares had not previously been earned consistent with the non-change-of-control related vesting, 50% will be deemed vested immediately upon the change of control, and the remaining 50% will be deemed vested on the earlier of the one-year anniversary of the change of control or the participant’s termination by us without cause. All other terms and conditions applicable to the Performance Shares will continue unchanged, but no additional Performance Shares may be earned on the basis of the stock price performance goals following the change of control.
For purposes of the AIP, a “change of control” includes any of the following events:
(1) continuing directors (any person who was either a director on the date of the Annual Meeting or was a member of the Board whose election or nomination to the Board was approved by a vote of at least two-thirds (2/3) of the continuing directors (other than a person whose election was as a result of an actual or threatened proxy or other control contest)) no longer constitute at least a majority of the directors serving on the Board;
(2) any person or group, together with its affiliates, becomes a beneficial owner of 35% or more of our outstanding common stock or 35% or more of the voting power of our outstanding common stock; or
(3) the consummation of a merger or consolidation of the Company with another corporation, the sale of substantially all of the Company’s assets or the liquidation or dissolution of the Company, unless in the case of a merger or consolidation, the continuing directors constitute at least a majority of the directors serving on the board of directors of the survivor of such merger.
Term of the AIP; Termination of or Changes to the AIP. The AIP will remain in effect until December 31, 2025 unless earlier terminated by the Board.
The Board or the Committee may amend, alter, suspend, discontinue or terminate the AIP at any time, subject to the following limitations:
(1) the Board must approve any amendment of the AIP to the extent the Company determines such approval is required by: (A) action of the Board, (B) applicable corporate law, or (C) any other applicable law;
(2) shareholders must approve any amendment of the AIP to the extent the Company determines such approval is required by: (A) Section 16 of the Securities Exchange Act of 1934, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which our stock is then traded or (D) any other applicable law; and
(3) shareholders must approve any amendment to materially increase the number of shares reserved under the AIP or the number of shares to which participants are limited as noted above (except as provided under the “adjustment event” provisions noted above).
New Plan Benefits; Stock Price. If the AIP is approved by our shareholders, we currently anticipate granting up to 1.5 million of the Performance Shares to our President and Chief Executive Officer and up to an aggregate of 1.5 million Performance Shares to a small group of other executive leaders, including our Named Executive Officers. We will determine which executive leaders other than our Chief Executive Officer will receive grants under the AIP, and how many of the Performance Shares they will be granted, in the future, if the AIP is approved. Approximately 15 executive leaders are eligible to participate in the AIP, but we may not award grants to all who are eligible.
Certain U.S. Federal Tax Implications. The grant of Performance Shares will create no income tax consequences for the Company or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives the shares subject to a continuing service requirement in payment of Performance Shares, recognition of income may be delayed until the service requirement is satisfied. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents, if any, paid on Performance Shares. The Company will generally be entitled to a deduction in the same amount and at the same time as income is recognized by the participant. Upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, the fair market value of the shares on the date the participant received the shares.
Section 162(m) Limit on Deductibility of Compensation. Code Section 162(m) limits the deduction we can take for compensation we pay to our covered employees (generally employees who have served as our Chief Executive Officer or Chief Financial Officer or who have been one of our other three other highest paid officers) to $1,000,000 per year per individual.

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PROPOSALS TO BE VOTED ON
Section 280G Limit. Unless any agreement between us and a participant provides for a payment by us to the participant to cover the excise taxes due by the participant upon receipt of an excess parachute payment within the meaning of Code Section 280G, if the receipt of any payment by a participant in connection with a change of control would result in the payment by the participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the AIP generally provides that the amount of the payment will be reduced to the extent required to prevent the imposition of the excise tax. We currently do not have any agreements with our executive officers providing for a payment by us to cover such excise taxes.
Withholding. The Company is entitled to withhold the amount of any tax attributable to any amount payable or shares of our common stock deliverable under the AIP, and the Company may defer making payment or delivery if any such tax may be pending, unless the Company is indemnified to its satisfaction. If shares of our common stock are deliverable, then the Human Resources Committee may permit a participant to satisfy all or a portion of the federal, state and local withholding tax obligations arising in connection with such award by electing to: (1) have the Company withhold shares otherwise issuable under the Performance Shares; (2) tender back shares received in connection with such Performance Shares; or (3) deliver other previously owned shares, in each case having a fair market value equal to the amount to be withheld. The election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires.
No Guarantee of Tax Treatment. Notwithstanding any provision of the AIP, the Company does not guarantee that (1) any Performance Shares intended to be exempt from Code Section 409A are so exempt, (2) any Performance Shares intended to comply with Code Section 409A or Code Section 422 do so comply, or (3) any Performance Shares will otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any of its affiliates be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Performance Shares.
Equity Compensation Plan Information. The following table provides information about the Company’s equity compensation plans (including individual compensation arrangements) as of December 31, 2021:

Plan Category	Number of securities to be issued upon the exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Plan approved by shareholders:
Management employees	992,824	$ 47.89	2,845,650
Plan not approved by shareholders:
Non-employee Board of Directors	—	—	119,968
	992,824		2,965,618
Documents for our equity compensation plans have been filed with the Securities and Exchange Commission on a timely basis and included in the list of exhibits to our most recent annual report on Form 10-K.
Vote Requirement. The affirmative vote of a majority of the votes cast on the proposal at the 2022 Annual Meeting is required for approval of the AIP. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes will have no impact on the vote. Proxies solicited by the Board will be voted “FOR” approval of the AIP unless a shareholder specifies otherwise.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE ASPIRATIONAL INCENTIVE PLAN

26	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING
The Board and management do not intend to bring any matters before the Annual Meeting other than those to which we referred in the Notice of Annual Meeting and this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the proxy cards intend to vote the shares that shareholders have authorized those persons to vote in accordance with their judgment on those matters. To bring business before an Annual Meeting, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods that our Restated Articles of Incorporation specify, as supplemented by our By-laws (see “Shareholder Proposals”). No shareholder has given written notice to our Secretary of his or her desire to bring business before the Annual Meeting in compliance with the terms and time periods in our Restated Articles of Incorporation and By-laws.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	27

The Board believes that strong corporate governance practices and shareholder rights are important. The following table highlights the Board's robust corporate governance practices and the Company's shareholder rights.

Board Summary	Shareholder Rights Summary
• Separate & Independent Chairman or empowered Presiding Director*	• 10% of shareholders can call a special meeting
• Majority voting for Directors with robust resignation policy for holdover Directors and plurality carve-out for contested elections	• No material restriction on the right to call special meeting
• Director stock ownership requirement	• Majority voting standard for M&A transactions
• Board 90% independent and 40% diverse	• No poison pill
• No Directors on excessive number of boards	• No dual-class stock
• Annual election of all Directors	• Proxy access
• Five of the Board nominees refreshed in the last 5 years	• No material restriction on shareholders amending by-laws or articles of incorporation
• Created a Committee focused on brand and sustainability	• No cumulative voting
*A Presiding Director is elected by the Nominating and Corporate Governance Committee when the Chairman is not independent.

INDEPENDENCE OF DIRECTORS
The Board has affirmatively determined that nine of our ten Director nominees, Mses. Levinson and Sylvester and Messrs. Alstead, Anderson, Cave, Dourdeville, Farley, Golston, and Linebarger, qualify as independent Directors under New York Stock Exchange rules. Mr. Zeitz does not currently qualify as independent because he serves as our President and Chief Executive Officer.
For additional information, please see the “Certain Transactions” section of this Proxy Statement.

BOARD COMMITTEES
The Board has four standing committees: the Audit and Finance Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee, and the Brand and Sustainability Committee. The Corporate Governance link at https://investor.harley-davidson.com contains the charter for each of the committees. The following describes the committees and identifies their members as of April 1, 2022.

28	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

BOARD MATTERS & CORPORATE GOVERNANCE

AUDIT AND FINANCE COMMITTEE
Members: Troy Alstead, Chair R. John Anderson James D. Farley, Jr. Allan Golston
Audit and Finance Committee responsibilities identified in its Charter include:
•    oversight of the integrity of our financial statements and the financial reporting process;
•    oversight of the systems of internal control over financial reporting;
•    maintenance of the Financial Code of Ethics;
•    oversight of the internal audit function;
• oversight of cybersecurity risks;
•    retention, compensation, and termination of the independent registered public accounting firm;
•    oversight of the annual independent audit of our financial statements;
•    independent registered public accounting firm’s qualifications and independence;
•    oversight of liquidity, hedging and risk management matters;
•    oversight of capital structure matters;
•    review of matters within the responsibility of the Company’s Retirement Plans Committee; and
•    oversight of compliance with legal and regulatory requirements.

Cybersecurity Governance Highlights
• Management reports quarterly to the Board’s Audit and Finance Committee quarterly, including reports on any significant cyber breaches (no such breach reported in the past three years)
• Robust monitoring of external and internal threats
• Validation and testing by internal personnel and third parties, including annual penetration tests and third party cyber assessments

Number of Meetings in 2021:	9
In December 2021, the Audit and Finance Committee reviewed its charter and recommended to the Board that no changes were necessary.
The Board has determined that all members of the Audit and Finance Committee are independent and financially literate pursuant to New York Stock Exchange rules. The Board has also determined that Messrs. Alstead, Farley, Golston and Linebarger (Mr. Linebarger served on the Audit and Finance Committee until June 24, 2021), are audit committee financial experts within the meaning of the rules of the Securities and Exchange Commission (“SEC”). The section below under the heading “Audit and Finance Committee Report” discusses the functions of the Audit and Finance Committee and its activities during fiscal year 2021.

HUMAN RESOURCES COMMITTEE
Members: Michael J. Cave, Chair Jared D. Dourdeville Sara L. Levinson N. Thomas Linebarger Maryrose Sylvester
Human Resources Committee responsibilities identified in its Charter include:
•establish goals and objectives with the CEO and evaluate at least annually the performance of the CEO in light of these goals and objectives;
•review and approve the total compensation of the CEO on an annual basis, including base salary, with input from all independent directors on the Board (who comprise the Nominating and Corporate Governance Committee) on the performance of the CEO in meeting his or her goals and objectives concerning the CEO’s total compensation;
•review overall compensation policies and plans for executive officers and other employees and, if necessary, recommend plans to shareholders;
•produce a report on compensation and review the Compensation Discussion and Analysis that we must include in our proxy statement;
•exercise the authority of the Board to adopt and amend compensation plans for executive officers and other employees, and recommend plans to shareholders;
•evaluate Company management performance overall and recommend management successors;
•make recommendations regarding stock ownership levels for our executives, including executive officers as set forth in our Stock Ownership Guidelines and monitor such levels;
•review potential conflicts of interest, disclosure of any related waivers, and any other potential Code of Business Conduct violations by any of our executive officers (other than the CEO);
•make determinations regarding shareholder advisory votes on the compensation of NEOs; and
•review our policies applicable to executive officers regarding trading and hedging involving Company securities.

Number of Meetings in 2021:	5

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	29

BOARD MATTERS & CORPORATE GOVERNANCE
In December 2021, the Human Resources Committee reviewed the Human Resources Committee Charter and recommended to the Board that no changes were necessary.
The Board has determined that all members of the Human Resources Committee are independent under New York Stock Exchange rules.
The Human Resources Committee has overall responsibility for reviewing total direct compensation (consisting of base salaries, short-term incentive compensation, and long-term incentive compensation) for our executive officers. In addition, the Human Resources Committee reviews other aspects of compensation, such as deferred compensation plans, retirement plans, and health and welfare plans.
The Human Resources Committee has the authority to engage the services of outside advisors, experts, and others to assist it in performing its responsibilities. In 2021 the Human Resources Committee retained Pay Governance LLC to provide services and advice related to executive compensation. On an annual basis, the Human Resources Committee reviews and approves the scope of the independent consultant's services regarding executive compensation, the consultant's performance, and the fees related to work the consultants performed for the Human Resources Committee. The Human Resources Committee retains the right to terminate Pay Governance’s services at any time. The independent consultant's primary responsibilities to the Human Resources Committee include:
•Providing independent competitive market data and advice related to our CEO’s compensation level and incentive design;
•Reviewing our compensation levels, performance goals and incentive designs for the NEOs; and
•Providing benchmark data on executive compensation.
The Human Resources Committee has considered all factors relevant to Pay Governance's independence from management and determined that Pay Governance is independent, and that Pay Governance's performance of services raises no conflict of interest. The Human Resources Committee’s conclusion was based in part on a report that Pay Governance provided to the Committee, which is intended to reveal any potential conflicts of interest.
In general, each November, the Human Resources Committee reviews executive compensation benchmarking data that the independent consultant prepares. The CEO then proposes total target compensation, consisting of a base salary, a target short-term incentive opportunity, and a target value of long-term incentive opportunity for NEOs (except with respect to his or her own compensation) based on benchmark data, as well as Company and individual performance. The CEO's recommendations are subject to review and approval by the Human Resources Committee, which makes the final determination. Given the continuing COVID-19 pandemic and corresponding pressures on our business in 2020, the Committee determined that it would generally not make changes in Named Executive Officer target compensation at the beginning of 2021 and that it would allow internal equity among similarly-situated executives and business needs guide other compensation decisions for 2021.
The Human Resources Committee establishes goals and objectives with the CEO and evaluates at least annually the performance of the CEO in light of these goals and objectives. The Human Resources Committee reviews and approves the total compensation of the CEO on an annual basis, including base salary, with input from all of the independent Directors on the Board (who comprise the Nominating and Corporate Governance Committee) on the performance of the CEO in meeting his goals and objectives and concerning the CEO’s total compensation.
The Human Resources Committee annually approves a Short-Term Incentive Plan (“STIP”) to motivate and reward the performance of employees of Harley-Davidson and its subsidiaries. The Human Resources Committee also reviews and approves target STIP opportunities for our executive leadership team, which is comprised of our CEO and executives who report directly to the CEO, including all NEOs. The Human Resources Committee approves grants of awards to the CEO and executives who report directly to the CEO, including all NEOs, and the CEO approves grants to other employees within parameters that the Human Resources Committee has approved. The Human Resources Committee has authorized the CEO to make equity grants to employees in certain other instances (except to executives who report directly to the CEO, including all NEOs), including to help recruit a new employee or retain a current employee or to reward an employee for exceptional service or such other instance that the CEO believes is in the Company’s best interest.

30	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

BOARD MATTERS & CORPORATE GOVERNANCE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Members: Allan Golston, Chair Troy Alstead R. John Anderson Michael J. Cave Jared D. Dourdeville James D. Farley, Jr. Sara L. Levinson N. Thomas Linebarger Maryrose Sylvester
Nominating and Corporate Governance Committee responsibilities identified in its Charter include:
•identify and make recommendations to the Board on individuals qualified to serve as Board members consistent with the criteria that the Board has approved;
•review the company’s management overall to develop a CEO succession plan for recommendation to the Board;
•review and recommend the re-nomination of current Directors;
•review and recommend committee appointments;
•lead the Board in its annual review of the Board’s and its committees’ performance;
•provide input on the performance of the CEO in meeting his or her goals and objectives and concerning the CEO’s total compensation;
•maintain our Code of Business Conduct;
•maintain a process for review of potential conflicts of interest;
•review potential conflicts of interest and other potential Code of Business Conduct violations by our CEO or directors;
•review the disclosure of any waivers of conflicts of interest or other Code of Business Conduct violations by our CEO or directors;
•review and reassess annually our Corporate Governance Policy and recommend any proposed changes to the Board for approval;
•exercise the authority of the Board to review, establish, amend and revise Board compensation levels, plans and policies and, to the full extent permitted by rules of the New York Stock Exchange and applicable laws, regulations and rules, exercise the authority of the Board to adopt, administer and amend compensation plans for directors and recommend such plans to shareholders, as appropriate and required;
•make recommendations regarding and monitor stock ownership levels of the members of the Board as set forth in our Stock Ownership Guidelines;
•review our policies applicable to directors regarding trading and hedging involving Company securities; and
•perform other related tasks, such as studying and making recommendations to the Board concerning the size and committee structure of the Board.

Number of Meetings in 2021:	5
In December 2021, the Nominating and Corporate Governance Committee reviewed the Nominating and Corporate Governance Committee Charter and recommended to the Board that no changes were necessary.
The Board has determined that all members of the Nominating and Corporate Governance Committee are independent under New York Stock Exchange rules.
The Nominating and Corporate Governance Committee Charter outlines the criteria for identifying and recommending new candidates to serve on the Board. In considering any potential candidate for the Board, the Nominating and Corporate Governance Committee considers the following qualifications:
•Principal employment;
•Expertise relevant to the Company’s business;
•Whether the potential candidate will add diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints;
•Time commitments, particularly the number of other boards on which the potential candidate may serve;
•Independence and absence of conflicts of interest under New York Stock Exchange rules and other laws, regulations, and rules;
•Financial literacy and expertise; and
•Personal qualities, including strength of character, maturity of thought process and judgment, values, and ability to work with collegiality.
The Nominating and Corporate Governance Committee is responsible for establishing, reviewing, and revising compensation we pay to our Directors. The Nominating and Corporate Governance Committee, working with management and third-party compensation consultants, and reviewing benchmarked data from a comparator group of companies, determines Director compensation that it believes is competitive with these companies. The Nominating and Corporate Governance Committee periodically reviews and revises, when necessary, the Director Compensation Policy, generally with the aid of a compensation consultant.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	31

BOARD MATTERS & CORPORATE GOVERNANCE
The Nominating and Corporate Governance Committee's Charter has long required the Nominating and Corporate Governance Committee to consider diversity in its process of selecting Director nominees. Specifically, the Nominating and Corporate Governance Committee evaluates each candidate for Director on, among other things, the basis of the diversity that he or she would bring to the Board, including with respect to business and professional experiences, skills, ethnicity, race, and gender. We believe this policy has been effective in creating a Board comprised of diverse members and that the composition of the current Board reflects the Nominating and Corporate Governance Committee’s consideration of diversity in its evaluation and nomination process.
The Nominating and Corporate Governance Committee will consider candidates that shareholders recommend. Shareholders may recommend candidates for the Nominating and Corporate Governance Committee to consider by writing to the Nominating and Corporate Governance Committee in care of our Secretary, Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Nominating and Corporate Governance Committee’s policy regarding Director candidates that shareholders recommend and the process for evaluating the nominees are as follows:
•If a shareholder has complied with procedures to recommend Director candidates that the Nominating and Corporate Governance Committee has established, then the Nominating and Corporate Governance Committee will consider Director candidates that the shareholder has recommended for the Board.
•In making recommendations to the Board of one or more candidates to serve as a Director, the Nominating and Corporate Governance Committee will examine each Director candidate on a case-by-case basis, regardless of who recommended the candidate. The Nominating and Corporate Governance Committee evaluates candidates in the same manner, whether a shareholder or the Board has recommended the candidate.
•In general, for each candidate that any person or group brings to the attention of the Nominating and Corporate Governance Committee for consideration for nomination as a Director, the Chair of the Nominating and Corporate Governance Committee will first make a determination whether the Nominating and Corporate Governance Committee should consider the candidate at that time based on factors the Chair deems relevant, including our current need for qualified candidates and the Chair’s view as to whether the candidate has sufficient qualifications for further consideration for nomination as a Director.
•If the Chair determines that the Nominating and Corporate Governance Committee should consider the candidate, then the Chair will report that determination to the Nominating and Corporate Governance Committee and communicate all relevant information to the Nominating and Corporate Governance Committee.
•Each Nominating and Corporate Governance Committee member is responsible for sending feedback on a candidate to the Chair. The Nominating and Corporate Governance Committee may take any additional steps it deems necessary to determine whether to recommend the candidate to the full Board.
To enable the Nominating and Corporate Governance Committee to consider a shareholder recommendation in connection with the 2023 Annual Meeting of Shareholders, we must receive the recommendation on or before December 2, 2022.
Submitting a shareholder recommendation to the Nominating and Corporate Governance Committee does not ensure that shareholders will have an opportunity to vote on the shareholder’s candidate because the Nominating and Corporate Governance Committee may determine not to recommend the candidate to the full Board or the full Board may determine not to recommend the candidate to shareholders. Any shareholder who wants to ensure that shareholders will have an opportunity to vote on the shareholder’s candidate has two options:
Our By-laws and Restated Articles of Incorporation, as amended, allow for Director candidate nominations through proxy access. Under this proxy access process, a shareholder or group of up to 20 shareholders who have owned at least 3% of the Company’s outstanding common stock continuously for at least three years, may seek to include Director nominees in our proxy materials at our annual meeting. The maximum number of Director nominees that may be submitted pursuant to these provisions may not exceed 20% of the total number of Directors, rounded down to the nearest whole number (but not less than two) (the “Cap”), provided that the shareholders and nominees satisfy the requirements specified in the By-laws. The following individuals will count toward the Cap: (i) any existing Director if originally nominated and elected under the proxy access By-law within the last two years and whose reelection at the upcoming annual meeting is being recommended by the Board; (ii) any nominee who is subsequently withdrawn or that the Board itself decides to nominate for election at that annual meeting (e.g., pursuant to a settlement); and (iii) any nominee for whom the Company received one or more valid shareholder notices nominating such persons for election under the advance notice provision of the Company’s Restated Articles of Incorporation within the two preceding years.
We must receive notice of a shareholder’s Director nomination for the 2023 Annual Meeting of Shareholders pursuant to the proxy access By-law provision no sooner than November 2, 2022 and no later than December 2, 2022. If the notice is received outside of that time frame, then we are not required to include the nominees in our proxy materials for the 2023 Annual Meeting of Shareholders.
The other option is that the shareholder may nominate the Director candidate for the shareholders to vote on at the 2023 Annual Meeting of Shareholders, in addition to recommending the candidate to the Nominating and Corporate Governance Committee,

32	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

BOARD MATTERS & CORPORATE GOVERNANCE
by giving proper written notice to our Secretary in advance of the 2023 Annual Meeting of Shareholders. To give that proper notice, a shareholder must comply with the terms and time periods of our Restated Articles of Incorporation as supplemented by our By-laws. Our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation and By-laws to our Secretary not less than 60 days before the date in 2023 corresponding to the date we released this Proxy Statement to our shareholders. Because we anticipate mailing the Notice of Internet Availability of Proxy Materials on April 1, 2022, we must receive notice of a nomination for a Director candidate for shareholders to consider at the 2023 Annual Meeting of Shareholders no later than January 31, 2023. Even if a shareholder delivers a timely notice and otherwise complies with the terms and time periods of our Restated Articles of Incorporation and By-laws, we will not be obligated to name the shareholder’s candidate in our proxy materials.

BRAND AND SUSTAINABILITY COMMITTEE
Members: Jochen Zeitz, Chair James D. Farley, Jr. Sara L. Levinson N. Thomas Linebarger
Brand and Sustainability Committee responsibilities identified in its Charter include:
•monitor consumer, market, industry, and macroeconomic trends, issues and concerns that could affect the Company’s brand relevance and its retail and go-to-market models, processes, resources, activities, strategies and other capabilities, and make recommendations to the Board and management regarding how the Company should respond to such trends, issues and concerns;
•monitor the social, political, environmental, public policy, legislative and regulatory trends, issues and concerns that could affect the Company’s brand and sustainability models, processes, resources, activities, strategies, and other capabilities, and make recommendations to the Board and management regarding how the Company should respond to social and environmental trends, issues and concerns to more effectively achieve its brand and sustainability goals;
•consider and advise management on high-leverage aspects of the Harley-Davidson brand and the Company’s retail and go-to-market strategies to rapidly improve its brand relevance, retail prowess and new customer creation in the near-term, while building strong leadership and Company capabilities in these areas for the long-term;
•assist management in setting strategy, establishing goals, and integrating brand, social and environmental shared value creation and inclusion into daily business activities across the company consistent with sustainable growth;
•review new technologies and other innovations that will permit the Company to achieve sustainable growth without growing our environmental impact; and
•consider the impact that the company’s sustainability policies, practices and strategies have on employees, customers, dealers, suppliers, the environment, and the communities in which the Company operates and where its customers ride.

Number of Meetings in 2021:	4
In 2011, the Board formed the Sustainability Committee, and in 2019, the Board renamed the committee the Brand and Sustainability Committee and approved a revised charter for the Brand and Sustainability Committee.
In December 2021, the Brand and Sustainability Committee reviewed the Brand and Sustainability Committee Charter and recommended to the Board that no changes were necessary.
The Brand and Sustainability Committee plays an integral role in providing oversight, advice and assistance to the Board and to the Company’s management in developing, implementing, and monitoring social and environmental policies, practices, and strategies that will foster sustainable growth of the Company on a global basis. We define sustainable growth as the ability to grow and operate our business by preserving and renewing the Company’s heritage through global opportunities for shared value creation and inclusion. Sustainable growth is driven through leadership and continually challenging the Company’s business model, strategies, processes, products, services, and other capabilities to realize the substantial long-term value of the Company, our heritage, our environment, and our people.
As part of providing oversight, advice, and assistance to the Board in fostering sustainable growth, the Brand and Sustainability Committee assists the Board in ensuring that the Company grows without increasing our environmental impact, which is consistent with the Company’s current strategic plan, The Hardwire, and our long-term sustainability objective.
BOARD MEETINGS, ATTENDANCE, EXECUTIVE SESSIONS, AND ANNUAL MEETING ATTENDANCE
In 2021, there were thirteen meetings of the Board. All Director nominees, except Mr. Farley, who joined the Board in 2021, attended at least 75% of the meetings of the Board and the committees on which they served during 2021. Our Board and

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	33

BOARD MATTERS & CORPORATE GOVERNANCE
Committee meetings are set two years in advance; therefore, Mr. Farley was unable to attend at least 75% of the meetings of the Board and committees on which he served during 2021 due to unavoidable scheduling conflicts.
With the exception of one meeting, the Board met in executive sessions during all regularly scheduled quarterly meetings, without management present, and plans to continue that practice going forward. Since 2020, Mr. Linebarger has been our Presiding Director and presided over the executive sessions.
Unless a Director has an unexpected conflict in his or her schedule, we expect all Directors to attend the Annual Meeting. All Directors who were then on the Board attended our 2021 Annual Meeting.
LEADERSHIP STRUCTURE
Mr. Zeitz has been the Chairman of our Board and our President and Chief Executive Officer since 2020. Since the roles of the Chairman and the Chief Executive Officer are currently combined and our Chairman is not considered independent, we now have a Presiding Director, who is elected by the Nominating and Corporate Governance Committee. Mr. Linebarger is currently serving as our Presiding Director. Our Corporate Governance Policy gives the Board the flexibility and authority to modify this leadership structure as and when appropriate to best address the Company’s current circumstances and to advance the best interests of all shareholders.
The Board believes the current structure whereby a single individual acts both as CEO and Chairman streamlines accountability for our performance and provides centralized management and direction for the Company, allowing for a single, clear focus for management to execute our business strategies. The Board believes the following ensures an appropriate level of management oversight and independence: (i) the number of independent, experienced Directors that make up the Board; (ii) the roles in the oversight of risk management that committees of the Board have, as discussed below; and (iii) the independent oversight and responsibilities of the Presiding Director.
The primary roles of the Presiding Director are to assist the Chairman in managing the governance of the Board and to serve as a liaison between the Chairman and other Directors. The Presiding Director will: (i) preside at all meetings of the Board at which the Chairman is not present, including all executive sessions of the non-management and/or independent Directors; (ii) have the authority to call meetings of the non-management and/or independent Directors; and (iii) serve as a contact for interested parties who wish to communicate with non-management Directors.
THE BOARD’S ROLE IN THE OVERSIGHT OF RISK
Our Board has been actively overseeing the Company’s critical work in the ongoing COVID-19 pandemic, including through regular updates from and discussions with the Company’s executives. The Board’s review and discussion around this ongoing crisis spans a broad range of matters, including protecting the health and safety of our employees, evaluating the impact of the pandemic on strategy, operations, supply chain, liquidity and financial matters, and supporting the communities in which we operate.
Our Board of Directors assesses and considers the risks we face on an ongoing basis, including risks that are associated with our financial position, our competitive position, and the impact of our operations on our cost structure. In addition, our Board of Directors reviews and assesses information regarding cybersecurity risks with management, including regular cybersecurity updates on cyber-attacks and Company-wide cyber awareness. In 2021 a cybersecurity audit including internal and external penetration testing was performed by a third party, the results of which was reported to the Audit and Finance Committee. Our Board of Directors’ approach to risk management includes understanding the risks we face, analyzing them with the latest information available, and determining the steps that should be taken to manage those risks.
While the Board has the ultimate responsibility for oversight of the risk management process, various committees of the Board have a role in the oversight of risk management. In particular, the Audit and Finance Committee focuses on financial risk, including the oversight of the systems of internal control over financial reporting, and it receives an assessment of the Company’s systems to monitor and manage business risk from our independent registered public accounting firm. Internal audit regularly reviews risk management processes and internal controls with the Audit and Finance Committee. The Audit and Finance Committee also monitors cybersecurity risk and receives a report from the Chief Information Security and Privacy Officer at each regular Audit and Finance Committee, as well as a report on legal and compliance matters. In addition, the Human Resources Committee reviews our compensation program for compensation risk as we describe further in the “Compensation Discussion and Analysis” section of this Proxy Statement. Risk management is an integral part of our annual strategic planning process. The entire Board reviews the strategic risk management plan at least annually.
SHAREHOLDER COMMUNICATION WITH THE BOARD
Shareholders and other parties interested in communicating with our Presiding Director or non-management Directors, including Committee Chairs, may do so by writing to such Director, in care of our Secretary, Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Corporate Governance area on our investor relations website located at https://investor.harley-davidson.com lists the current members of the Board. We open and forward all mail to the Director or Directors specified in the communication.

34	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

POLICIES AND PROCEDURES GOVERNING RELATED PERSON TRANSACTIONS
In December 2002, our Nominating and Corporate Governance Committee adopted a written policy regarding transactions with related persons. The Nominating and Corporate Governance Committee amended this policy, which we refer to as our Conflict of Interest Process for Directors, Executive Officers, and other Employees, in December 2003.
Under the policy, conflict of interest issues for the CEO or any Director are submitted to and reviewed by the Chair of the Nominating and Corporate Governance Committee. If the Chair of the Nominating and Corporate Governance Committee determines that an actual conflict of interest issue exists, then the entire Nominating and Corporate Governance Committee reviews the potential conflict of interest. If our Nominating and Corporate Governance Committee determines that an actual conflict exists, the Nominating and Corporate Governance Committee decides whether to waive the conflict or require the CEO or Director to remove the conflict. Any conflicts that are waived by our Nominating and Corporate Governance Committee are promptly disclosed to our shareholders.
Any potential conflict that arises for any executive officer (other than our CEO and the Vice President and Chief Legal Officer) is reviewed by our Vice President and Chief Legal Officer. Any potential conflict that arises for our Vice President and Chief Legal Officer is reviewed by our CEO. When reviewing a potential conflict of interest, if the Vice President and Chief Legal Officer or CEO determines that a conflict of interest issue exists, the Chair of the Human Resources Committee reviews the issue. If the Chair of the Human Resources Committee agrees that a conflict of interest issue exists, then the entire Human Resources Committee reviews the issue. If the Human Resources Committee also agrees that a conflict exists, the Human Resources Committee decides whether to waive the conflict or require the officer to remove the conflict. Any conflicts that are waived by our Human Resources Committee are promptly disclosed to our shareholders.
Any conflict of interest issue involving any other employee is reviewed by an attorney in our Legal Department. If the attorney believes that an actual conflict of interest issue exists, then the attorney submits the conflict of interest issue to our Vice President and Chief Legal Officer. If our Vice President and Chief Legal Officer determines that an actual conflict exists, then he decides what steps should be taken to resolve the conflict.
CERTAIN TRANSACTIONS
During 2021, there were no transactions with Directors that would require disclosure under SEC rules. Mr. Linebarger, a Director, is the Chairman and Chief Executive Officer of Cummins, Inc. During 2021, we continued a modest commercial relationship with Cummins, a relationship that existed before Mr. Linebarger joined the Board of Directors. Transactions with subsidiary companies of Cummins were negotiated on an arm's-length basis, were below $300,000 in the aggregate, and were below the applicable independence threshold under New York Stock Exchange rules. Accordingly, the relationship does not prevent Mr. Linebarger from qualifying as an independent director under the Board’s categorical independence standards, and the Board considers Mr. Linebarger to be an independent director.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	35

COMPENSATION DISCUSSION & ANALYSIS
In this section:
In this report, we use the following abbreviations:

ABBREVIATION	STANDS FOR	DESCRIPTION
HDI	Harley-Davidson, Inc.	Corporate entity for the overall Company, under which HDMC and HDFS operate
HDMC	Harley-Davidson Motor Company	Group that is accountable for the design, manufacturing, marketing and sales of our motorcycles and related products
HDFS	Harley-Davidson Financial Services	Group that provides motorcycle and related products financing and insurance products and services for our dealers and their retail customers
LETTER FROM THE HUMAN RESOURCES COMMITTEE
Dear Fellow Shareholder,
As in past years, this letter and the remainder of our Compensation Discussion & Analysis support the commitment of the Board and the Human Resources Committee to provide shareholders with a clear and comprehensive description of our executive compensation program, along with insight into how we govern compensation at Harley-Davidson.
We implemented significant changes to our executive compensation program in 2021. The changes are aligned to the Hardwire, the Company's five-year strategic plan, which is designed to enhance our position as the most desirable motorcycle brand in the world.
The convergence of these factors, along with our desire to focus on the retention of key executives, informed our 2021 compensation program, including:
•A simplified annual incentive plan;
•The adoption of stakeholder-based performance shares;
•A new, simplified benchmarking peer group; and
•A restructured CEO compensation plan responsive to shareholder feedback.
We thank those shareholders that took the time to engage with us during the year; your constructive feedback was helpful and has informed our decisions. We welcome an ongoing dialogue as we look to the future.
On behalf of the Human Resources Committee,
Michael J. Cave
Human Resources Committee
Michael J. Cave, Chair
Jared D. Dourdeville
Sara L. Levinson
N. Thomas Linebarger
Maryrose Sylvester

36	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

EXECUTIVE COMPENSATION
Executive Summary
In our first full year of the Hardwire, our five-year strategic plan, we delivered strong financial results for our shareholders:
•Consolidated revenues were $5.3 billion, a 32% increase over 2020
•Consolidated operating income was $823 million, with our Financial Services segment seeing a record operating income of $415 million
•Motorcycles and Related Products segment revenue was $4.5 billion, a 39% increase over 2020
•Motorcycles segment operating margin was 9.0%
In addition to our strong financial performance, other key accomplishments tied to the Hardwire in 2021 included:
•Profit Focus: 2021 saw growth in our largest motorcycle segments: Touring, Large Cruiser and Trike. We launched our Icons Collection, featuring the Electra Glide Revival which aligns to our strategy to increase desirability and to drive the legacy of Harley-Davidson.
•Selective Expansion: We launched Pan America, our first Adventure Touring motorcycle, which became the number one selling Adventure Touring motorcycle in the U.S. in 2021.
•Lead in Electric: We stood up LiveWire as a stand-alone brand, and also announced that, through a business combination agreement with AEA-Bridges Impact Corp., LiveWire would become a publicly-traded company on the New York Stock Exchange.
•Growth beyond bikes: We launched H-D1 Marketplace, the ultimate destination for pre-owned Harley-Davidson's. We grew parts and accessories revenue by 13% and our General Merchandise business grew 23% for the year.
•Customer Experience: We continue to invest in and redefine the customer experience through our dealerships and our online presence.
•Inclusive Stakeholder Management: We implemented the Hardwire broad-based equity grant. For the first time in our Company's history, all of our employees around the world, including our factories, became shareholders in our Company (but international employees received cash-based awards tied to the value of our stock because we have not provided equity to international employees for administrative and compliance reasons). This demonstrated a renewed commitment to Harley-Davidson as not only a great brand, but a great Company and a great employer.
As noted above, 2021 was also a year of significant change in Harley-Davidson’s executive compensation program impacting our executive officers, including our 2021 Named Executive Officers (“NEOs”), whom we list below.

NAMED EXECUTIVE OFFICER	TITLE
Jochen Zeitz	Chairman, President and Chief Executive Officer
Gina Goetter	Chief Financial Officer
Bryan Niketh	SVP Motor Company Product and Ops HDMC
Edel O'Sullivan	Chief Commercial Officer
Jagdish Krishnan	Chief Digital Officer

Underpinning our compensation program, there are a number of policies and practices we have adopted to ensure we meet the high governance standards that our shareholders expect and that we expect of ourselves.

WHAT WE DO	WHAT WE DON’T DO
•Typically target pay levels around the 50th percentile
•Deliver the majority of target compensation based on performance
•Align our performance measures and goals with our strategy
•Use objective performance measures and goals, and clearly disclose them
•Promote retention through vesting periods of between one and three years
•Conduct an annual assessment of compensation risk
•Apply payout caps under our incentive plans
•Maintain a clawback policy
•Maintain stock ownership guidelines
•Conduct an annual “say-on-pay” vote
•Review tally sheets annually
•Review executive talent and succession plans
•Engage an independent compensation consultant
•Use a double-trigger vesting provision on all long-term incentive awards

X Provide tax gross-ups on any change in control benefits
X Design plans that encourage excessive risk
X Enter into employment contracts
X Deliver guaranteed pay increases
X Deliver guaranteed incentive awards
X Hedging, pledging or short sales
X Option repricing

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EXECUTIVE COMPENSATION
Given the continuing COVID-19 pandemic and corresponding pressures on our business in 2020, the Committee determined that it would generally not make changes in Named Executive Officer target compensation at the beginning of 2021 and that it would allow internal equity among similarly-situated executives and business needs guide other compensation decisions for 2021.
Consistent with our Hardwire strategic plan including simplification of our business and operating practices, the Human Resources Committee approved the 2021 Short-Term Incentive Plan, or STIP, under which we measured performance relative to operating income goals rather than the approach we have used in the past that involved using multiple performance measures. We believe this singular focus contributed to Harley-Davidson achieving $823 million in operating income for 2021, a level of performance above the maximum performance goal that the Human Resources Committee established, which resulted in payouts to all participants equal to 200% of their target STIP awards.
While the 2021 STIP rewarded strong operating income performance, the payout for 2019-2021 performance shares for which we measured performance relative to three-year goals for return on invested capital and cumulative HDI net income, that we established before the pandemic, and a strategic milestone tied to new product launches, was equal to 6.25% of each participant’s target. Management did not request, and the Human Resources Committee did not contemplate, any relief under any compensation-related performance measure for the impact of the pandemic on our 2020 results relating to either the 2019-2021 or the 2020-2022 three-year performance periods for outstanding performance shares.
Harley-Davidson is in a period of transformation that does not lend itself to traditional three-year financial target setting for performance shares even before assessing the unknown impact of the pandemic as we entered 2021. We also believe Harley-Davidson must deliver for all our stakeholders – our shareholders, our customers, our employees, and our communities. As a result, for the 2021-2023 performance period, the Committee approved performance shares that will reward selected participants, including our NEOs other than Mr. Zeitz, based on the average achievement of stakeholder-based performance goals for each year during the three-year performance period. The average three-year result will then be modified up or down within a range of +/-15% by our three-year relative total shareholder return compared to that of five other publicly-traded companies in the consumer discretionary transportation space.
On December 1, 2021, we agreed on new compensation terms with our, President and Chief Executive Officer, Mr. Zeitz. Agreeing on these terms with Mr. Zeitz was imperative to provide continuity throughout implementation of The Hardwire. The new terms reduced Mr. Zeitz’s base salary from $2.5 million to $1.9 million, included him in the STIP at a target award of $2.4 million, and provided that he would receive $6 million in restricted stock units (RSUs) vesting over two years and 500,000 WIN stock options that we granted to him on December 1, 2021. These WIN stock options accrue value to Mr. Zeitz only if we achieve Harley-Davidson stock price targets ranging from $45 per share to $60 per share and he meets specific service requirements between 2023 and 2024. Additional details can be found in the "Other Actions" section below.

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EXECUTIVE COMPENSATION
Compensation Design
Executive Compensation Philosophy
We intend the cornerstone principles of our compensation philosophy, which focus on pay-for-performance, to be evergreen in nature.
We established the 2021 incentive plans in February 2021 and aligned them to The Hardwire, our 2021-2025 strategic plan.
In February 2021, the Human Resources Committee approved the following performance measures for our 2021 incentive plans and awards:

PERFORMANCE MEASURE	WHY IT MATTERS
HDMC Operating Income	Measures how HDMC grows operating income
HDMC Return on Invested Capital	Measures how effectively and efficiently HDMC manages its investments to increase revenue
HDMC Revenue	Measures how effectively and efficiently HDMC grows revenue
HDI Workforce Engagement	Measures the engagement of our workforce
HDI Increased Diversity of Leadership Roles	Measures the number of women and underrepresented employees in leadership roles as a percent of the total number of employees in those roles
An Overview of our Executive Compensation Program
The Harley-Davidson compensation program as it relates to the executive officers that we name in the Summary Compensation Table, who are our Named Executive Officers or NEOs, is comprised of four core elements:

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EXECUTIVE COMPENSATION

ELEMENT[1]	PURPOSE	KEY FEATURES FOR 2021	CHANGES FOR 2022
	Compensate executives competitively for their role at Harley-Davidson	•No annual base salary increases for NEOs	•Base pay increases will be based on market and performance.
To drive and reward the achievement of financial and strategic priorities during the year
•Moved to HDI operating income as the sole measure
•Simple, focused plan set to realistic targets
•Given the continuing COVID-19 pandemic and corresponding pressures on our business in 2020, generally made no changes in target compensation at the beginning of 2021
•Actual payout could range from 0 to 200% of target
•All STIP eligible employees participated in this plan
•No changes recommended for 2022
To drive and reward the achievement of stakeholder priorities and shareholder value
For our CEO
•Granted 48% as time-based restricted stock units (RSUs) as a regular long-term incentive award. Granted 52% as performance-based stock options (WIN stock options) as part of new compensation terms on December 1, 2021
For other NEOs
•Retained 60% weighting on performance shares and 40% weighting on time-based RSUs
•For performance shares: Stakeholder measures for first year of the 2021-2023 plan were:
•for shareholders: HDMC ROIC;
•for the marketplace: HDMC revenue;
•for employees: HDI engagement survey results; and
•for community: HDI workforce representation in leadership roles
•Added a relative TSR modifier to increase or decrease the payout by 15%
•Actual payout can range from 0-200% of target at the end of the three-year performance cycle
•For RSUs: Dividends accrued and paid in proportion to vested shares
•No changes to regular long-term incentive awards •New for 2022, if approved by the shareholders, is an aspirational grant for our CEO and a small group of executive leaders.
Employee Benefits	To provide market-typical benefits that enable executives to undertake their roles and ensure their well-being
•Benefit programs offered to executives in similar form and manner as other employees
•Employer match eliminated in deferred compensation plan.
•Eliminated executive life insurance benefit
•Retirement plans vary by individual and include participation in the 401(k) plan, a deferred compensation plan and in certain circumstances a defined benefit plan.
•Additional modest executive perquisites are provided, including supplemental executive retirement plan in lieu of post retirement life, executive physical, limited use of the corporate aircraft, and limited spousal or partner travel benefits
•Eliminate executive physical
1.    Percentage represents average percent of the total direct compensation in 2021 for the specified element of compensation for our NEOs. Total direct compensation is base salary, target short-term incentive, target opportunity for long-term incentives and for Mr. Zeitz the full grant value of his 2021 award of restricted stock units and the WIN stock options.

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EXECUTIVE COMPENSATION
Pay Mix
The majority of target compensation for our NEOs, including the CEO, is at-risk variable compensation, with a significant emphasis on equity-based compensation. Our approach reflects the cornerstone principles of our compensation philosophy: pay-for-performance through the use of at-risk variable pay, the use of equity compensation to align executives’ interests with those of our shareholders, and encouraging both outcomes and behaviors through the use of a mix of compensation elements. The following graphs set out the value of compensation elements for 2021 assuming performance at target.
Note: The CEO Pay Mix reflects Mr. Zeitz's base salary, target STIP, and the full grant value of Restricted Stock Units and WIN Stock Options. Other NEO Pay Mix is an average of 2021 target compensation across the NEOs other than the CEO.
Pay-for-Performance at Harley-Davidson
We have designed our compensation program such that compensation outcomes in years of strong performance should trend above target, while outcomes trend downward in years where performance is below expectations. There are a variety of factors that can impact this trend year-to-year, including, but not limited to, broad consumer and economic market factors, changes in global trade conditions, supply availability, and labor costs.
Based on outcomes, our incentive plans are working as designed and intended. Over the last five years, the outcomes under our financial incentive plans have been in line with performance:
•The financial component of the short-term incentive plan (STIP) paid out below target in three of the last five years; and
•The long-term incentive plan has paid out below target for the last five years.
As a result, even with the strong payout from our 2021 STIP, our NEOs have realized pay that is lower than both their target compensation and the compensation that we have reported for them in the Summary Compensation Table.

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EXECUTIVE COMPENSATION
COMPENSATION GOVERNANCE
Compensation Oversight
The Human Resources Committee, which Michael J. Cave chairs, consists of five independent Directors. During 2021, the Human Resources Committee met five times. The Human Resources Committee has overall responsibility for approving the total direct compensation of our executive leadership team, which includes the CEO and all other NEOs. In addition, the Human Resources Committee reviews other aspects of compensation, such as our deferred compensation plans, retirement plans, and health and welfare plans. The Human Resources Committee is also involved in assessing the results of an annual talent assessment and reviews succession plans for leadership roles.
The Human Resources Committee receives information and support from an independent consultant, as well as management, both of which impact the ultimate recommendations the Human Resources Committee makes to the Board.

Shareholders can find additional information about the Human Resources Committee in the Board Matters & Corporate Governance section starting on page 28.
Use of an Independent Consultant
The Human Resources Committee has the sole authority to engage the services of outside advisors, experts, and others to assist in performing its duties. Each year, the Human Resources Committee reviews and approves the scope and associated consulting fees and evaluates the consultant’s subsequent performance. In 2021 the Human Resources Committee retained Pay Governance LLC to provide services and advice related to executive compensation. The primary areas of support that Pay Governance provides include:
•Market data and advice related to our CEO’s compensation level and incentive design;
•Market data and an associated review of our compensation levels, performance goals and incentive designs for other executives;
•Annual executive compensation program design;
•Long-term incentive plan design;
•Change-in-control protection review; and
•General market and regulatory updates.
In accordance with SEC and NYSE requirements, the Human Resources Committee reviewed Pay Governance's independence during the year and confirmed that Pay Governance is independent and that no conflict of interest is present.

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EXECUTIVE COMPENSATION
The Annual Process
The Human Resources Committee approves an annual calendar each year, which outlines the items that it will address at each meeting. Across their typical five meetings, the Human Resources Committee primarily reviews and approves items related to the CEO as well as broader executive officer compensation, including matters outlined in our stock plans. More broadly, the Human Resources Committee annually approves various incentive plans that apply across Harley-Davidson, which aligns our employees' goals with the strategic plan, while also providing an opportunity for individual performance recognition. The Human Resources Committee also reviews succession plans for the leadership team and an annual talent assessment.
During 2021, the Human Resources Committee met one additional time related to Mr. Zeitz's new compensation terms. In addition, the Human Resources Committee completed two actions via written consent.
In the sections that follow, we provide additional details on some of the most important aspects of the Human Resources Committee’s work in 2021.
Shareholder Engagement
Harley-Davidson takes shareholder input and feedback seriously, and our senior management and Investor Relations staff regularly interact with our shareholders. The majority of our shareholders voted in favor of say-on-pay in 2021 resulting in a 75.9% level of support based on the shares voted. The Human Resources Committee Chair, Chief Financial Officer, Vice President of Human Resources, and Investor Relations staff engaged with shareholders prior to our 2021 Annual Meeting of

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EXECUTIVE COMPENSATION
Shareholders. We targeted our largest shareholders representing approximately 62% of outstanding shares. We held telephonic meetings with shareholders who accepted our invitation to engage, which represented more than 36% of outstanding shares. We focused our discussion on executive compensation as well as environmental, social, and governance issues.
In general, shareholders were supportive of our executive compensation philosophy, but they did have questions about the compensation arrangements for our new Chairman, President and Chief Executive Officer, which we believe we have addressed. In our discussions we provided information on how we structure our plans, which the Human Resources Committee reviews and approves.
Compensation Peer Group
On an annual basis, the Human Resources Committee undertakes a review of the compensation peers that we use to provide insight into market competitive pay levels and practices.
Historically, the Committee’s annual review of the peer group occurs in our third quarter, allowing for peer group pay level and practices data to be compiled by the Committee’s independent consultant in our fourth quarter to inform compensation decisions to be made in the first quarter of the following year. Given the continuing COVID-19 pandemic and corresponding pressures on our business in 2020, the Committee determined that it would generally not make changes in Named Executive Officer target compensation at the beginning of 2021; therefore, the Committee did not utilize peer group data in determining NEO compensation in late 2020 or the first quarter of 2021.

In 2020 and prior years, we used two comparator groups, reflecting the skills and experience we require in our leadership team; a Manufacturing Peer Group and a Branded Peer Group. Consistent with the cadence we describe above, in the third quarter of 2021, the Committee completed its annual review of the peer group. In response to shareholder feedback regarding the Company’s historical approach of using two peer groups, the Committee and its independent consultant engaged in a detailed review process. The Human Resources Committee determined that it should utilize a single compensation peer group comprised of companies that meet industry and financial criteria, including: (1) status as publicly-traded North American companies on a major exchange; (2) industrial manufacturers and consumer brands; (3) comparability in size and scope, generally based on revenue, total market capitalization and capital intensity; and (4) geographic revenue mix and status as proxy advisor peers, and reflect a balanced mix of H-D’s key business attributes:
•Consumer brand;
•Lifestyle brand;
•Iconic / premium brand;
•Capital intensive product offerings;
•Large scale industrial manufacturing capabilities;
•Dealer network; and
•Geographically diverse / global

We evaluate the appropriateness of the group annually (based on merger and acquisition activity, growth, asset class focus, etc.) and make adjustments accordingly. Based on this review, the Human Resources Committee approved the following compensation peer group for use beginning in the fourth quarter of 2021 as the Committee considered compensation for 2022.

Brown-Forman Corporation	Molson Coors Beverage Company	RH	The Goodyear Tire & Rubber Company
BRP Inc.	Peloton Interactive, Inc.	Tapestry, Inc.	The Toro Company
Brunswick Corporation	Polaris Inc.	Tempur Sealy International, Inc.	Thor Industries, Inc.
MillerKnoll, Inc.	PVH Corp.	Textron Inc.	Winnebago Industries, Inc.
Managing Compensation-Related Risks
We design our compensation program with the understanding that while some degree of risk is necessary and appropriate, we believe our compensation program should not encourage excessive or inappropriate risk. The Human Resources Committee regularly monitors and evaluates our compensation policies and practices to ensure they align with good governance practices.
The Human Resources Committee annually undertakes a compensation risk assessment to establish whether our compensation program is successfully achieving these objectives, while aligning pay with performance. The 2021 review concluded that our compensation program, particularly our cash incentive plans and long-term incentives, appropriately balance risk, pay-for-performance, and the desire to focus executives on specific financial and operational measures. The Human Resources Committee believes our program does not encourage unnecessary or excessive risk-taking, nor does it create risks that are reasonably likely to have a material adverse effect on the Company.

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EXECUTIVE COMPENSATION
We have adopted the following policies and agreements to further underpin our executive compensation program with robust governance practices. The Human Resources Committee believes these are appropriate and reflect the expectations of our shareholders while providing for clear alignment between the interests of executives and those of our shareholders.
Clawback
The Human Resources Committee believes it makes good business sense to reserve the right to claw back, or recoup, previously paid compensation or adjust credited compensation in certain circumstances. The clawback applies in the event that the Board or an appropriate Board Committee determines that an executive officer engaged in any fraud or intentional misconduct that was a contributing factor to Harley-Davidson having to restate any financial statements filed with the SEC due to the Company’s material noncompliance with any financial reporting requirement under the securities laws. If that occurs, then the Board or the Human Resources Committee may, at its discretion and to the extent permitted by governing law, require the Company to seek reimbursement or forfeiture of any eligible compensation paid or credited to, or earned by, such executive officer.
Compensation subject to forfeiture will be any bonuses paid, or credited to, or any other incentive compensation earned by, an executive officer in excess of the amounts that would have been paid or credited to, or earned by, such executive officer during the three-year period preceding the date on which the Company is required to prepare the restatement based directly on the restated financial results.
Stock Ownership Guidelines
To reinforce the link between the long-term interests of our executives and all stakeholders, including our shareholders, we require Directors and executives to own a minimum amount of our common stock. In 2021, the Human Resources Committee approved changes to our stock ownership guidelines based on recommendations from Pay Governance to more closely align with market practice and our organizational structure. Following the changes, the guideline levels and forms of ownership that are considered are as follows:

TITLE	BASE SALARY GUIDELINE
CEO	6X
In assessing the level of achievement, the Human Resources Committee takes into account personal holdings, (whether held directly or indirectly through the 401(k) plan, trusts, majority-owned entities or family members) and vested or unvested restricted stock units. Unearned performance shares and vested stock options do not count for purposes of compliance with stock ownership guidelines

Senior Executive Leaders (including NEOs)	3X
Other Executives	1X
The Human Resources Committee annually reviews progress and compliance with the stock ownership guidelines, with a failure to meet or show sustained progress towards achievement resulting in the potential reduction in or restriction of future stock awards. In addition to the new guidelines, the Human Resources Committee recommended and the Board approved a five-year phase in period, to allow time for our executives and Directors to come into compliance with the new guidelines. As of December 31, 2021, Mr. Zeitz had met the ownership level required by the guidelines and all of our other NEOs had additional time to meet the ownership level required by the guidelines.
Option Repricing
Under our stock plan, the repricing or exchange of underwater stock options is prohibited.
Maximum Caps and Ability to Reduce Awards
Our annual cash incentive plans provide that the Human Resources Committee may reduce awards that executives would otherwise earn by up to 50%, and there is a 200% cap on all cash payouts. Under our long-term incentive plan, the maximum payout for performance shares is 200% of the initial number of shares granted, although the value of awards remains subject to upward and downward movement in our share price.
Anti-Hedging and Pledging Policy
Given certain forms of hedging and pledging protect the individual from the full risks associated with share ownership, Directors, officers, and employees are prohibited from any hedging or pledging transactions with respect to Company securities. Without limitation, the prohibition on hedging includes any financial instruments or other transactions that hedge or offset, or are designed to hedge or offset, any position relating to Company securities (including compensation awards), including prepaid variable forward contracts, equity swaps, collars, puts, calls, and other derivative instruments and exchange funds.
This maximizes the alignment of interests with our stakeholders and minimizes the risk of executives making decisions that are not in the sustainable long-term interests of Harley-Davidson.

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EXECUTIVE COMPENSATION

2021 COMPENSATION DECISIONS AND OUTCOMES
Base Salary
The Human Resources Committee undertakes an annual review of NEO salaries to determine whether to adjust salaries. In making this determination, the Human Resources Committee generally considers a broad range of factors when setting salary, including market levels in our compensation peer group around median, internal equity among similarly situated executives within Harley-Davidson, individual performance, experience, job scope, impact, accomplishments, general business performance, and economic conditions. In 2021, the Human Resources Committee determined that, in light of the impact of the COVID-19 pandemic, it would not increase annual base salaries for the NEOs over their 2020 base salary levels. We set Ms. O’Sullivan’s base salary at $475,000 when she joined the Company in early 2021 on the basis of internal equity. The base salaries in effect for our NEOs during 2021 are stated in the chart below.

NAMED EXECUTIVE OFFICER	2021 BASE SALARY	CHANGE FROM 2020
Jochen Zeitz	$2,500,000.00	0%
Gina Goetter	$475,000.00	0%
Bryan Niketh	$475,000.00	0%
Edel O'Sullivan	$475,000.00	N/A
Jagdish Krishnan	$475,000.00	0%
2021 Short-Term Incentive Plan (STIP)
The short-term incentive plan the Human Resources Committee approved in February 2021 used operating income as the sole performance measure. The Human Resources Committee intended the change in performance measures for 2021 to simplify the plan structure, ensure that the performance goal measured the health of our business and closely align the incentives of participants with the overall performance of the Company.

In February 2021, as part of the annual target setting process, the Human Resources Committee reviewed and approved the amount of compensation that we would pay to each NEO under the short-term incentive plan, expressed as a percentage of his or her base salary, if the actual Company performance resulted in a payout at target for 2021. Consistent with its general approach of not making changes in Named Executive Officer target compensation at the beginning of 2021, the Human Resources Committee initially approved target bonus opportunities that were unchanged from 2020 with respect to 2021 performance. The Human Resources Committee approved Mr. Zeitz's target bonus opportunity for 2021 as part of the compensation terms that the Human Resources Committee established in his offer of employment as President and Chief Executive Officer in May 2020 and the Human Resources Committee set Ms. O'Sullivan's target based on internal equity among similarly situated executives within Harley-Davidson. In December 2021, the Human Resources Committee approved a one-time increase in the target bonus opportunity for Ms. Goetter for 2021, from 70% to 120% of her base salary, to acknowledge her extraordinary efforts on behalf of the transactions that we expect to result in LiveWire, our electric motorcycle division, becoming part of a new-publicly traded company. The target bonus opportunities are set forth below.
The design of the short-term incentive plan was such that, if we did not achieve the minimum level of performance, then there would be no payout. If we achieved the minimum level of performance, the threshold payout was 50% of the target opportunity; performance at or above the upper end of performance goals would result in a payout of 200% of the target opportunity.

NAMED EXECUTIVE OFFICER	2021 Target Bonus Opportunity (% of Base Salary)
Jochen Zeitz	60%
Gina Goetter	120%
Bryan Niketh	70%
Edel O'Sullivan	90%
Jagdish Krishnan	70%
2021 Performance Measures and Achievements
2021 Short-Term Incentive Awards
The 2021 short-term incentive plan used only one performance measure: operating income. If Harley-Davidson did not achieve a minimum level of operating income of $394 million, there would be no payout. In 2021, operating income was $823 million which

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resulted in a 200% (maximum) payout. For each NEO, we reflect his or her STIP payout in the summary compensation table under non-equity incentive plan compensation.

PERFORMANCE MEASURE (WEIGHT)	THRESHOLD	TARGET	MAXIMUM	ACTUAL	PAYOUT
Operating Income (100%) ($ in millions)	$394.0	$535.0	$656.0	$823.4	200.0%
2021 Long-Term Incentive Awards
Equity-based awards provide a direct alignment of interests with our shareholders, given the exposure to upward and downward movement in Harley-Davidson’s share price over the long-term. For our executive officers, we make long-term incentive awards in the form of two types of equity-based awards that enable the Human Resources Committee to achieve a combination of objectives:
•Performance shares enable the Committee to incentivize and reward performance in areas critical to our success; and
•Restricted stock units help us retain our senior executives, whose experience is critical to the successful execution of our plans and strategies.
For each NEO, other than Mr. Zeitz, the Human Resources Committee determined a target value of long-term incentive opportunity, which we express as a percentage of base salary. Consistent with its general approach of not making changes in Named Executive Officer target compensation at the beginning of 2021, the Human Resources Committee did not make any changes to the long-term incentive opportunities for the NEOs in 2021, with the exception of Mr. Niketh. For Mr. Niketh, the Human Resources Committee approved a one-time 10% increase in the target value of long-term incentive opportunity for 2021.
We converted the target value of long-term incentive opportunity for each NEO into an award of performance shares and an award of restricted stock units. For this conversion, we valued each performance share and each restricted stock unit at an amount equal to the closing price of a share of our stock on the date of grant.

NAMED EXECUTIVE OFFICER	TARGET AWARD VALUE (% OF BASE SALARY)	LONG-TERM INCENTIVE MIX
		PERFORMANCE SHARES (60% OF TOTAL TARGET VALUE)	RESTRICTED STOCK UNITS (40% OF TOTAL TARGET VALUE)
Gina Goetter	140%	$399,000	$266,000
Bryan Niketh	180%	$513,000	$342,000
Edel O'Sullivan	120%	$342,000	$228,000
Jagdish Krishnan	140%	$399,000	$266,000
The Human Resources Committee decided to maintain the same mix of performance shares (60%) and restricted stock units (40%) in 2021 that it had used in 2020. The Human Resources Committee believes that the mix 60/40 of performance shares and restricted stock units provides the appropriate balance of retention and performance. We believe the mix is balanced to incentivize the team to deliver. Since turnover is common during times of significant change and transformation, we believe providing 40% of our target value for long-term incentives in the form of RSUs helps us incentivize and retain top talent.
We hired Ms. O’Sullivan in early 2021, and we established her long-term incentive award in connection with her joining our Company based on internal equity among similarly-situated executives at Harley-Davidson.
As part of the compensation terms that the Human Resources Committee established in his offer of employment as President and Chief Executive Officer in May 2020, Mr. Zeitz did not participate in the regular long-term incentive award grants in 2021. However, he did receive restricted stock units valued at $6,000,000 in 2021. He also received WIN stock options valued at $6,435,000 pursuant to a letter agreement with Mr. Zeitz that we entered into on December 1, 2021. We provide the details regarding the grant of WIN stock options in the "Other Actions" section below.
2021 Performance Share Awards
Performance Shares allow the executive to earn a specified number of shares of our common stock at the end of the three-year performance period (2021 through 2023) that will range between 0% and 200% of the initial shares awarded. As a result, the number of performance shares an NEO earns is based on Company performance, and the value that the NEO realizes is tied to the stock price when the shares vest at the end of the performance period. To the extent awards vest, the participant will also receive the accumulated dividends that have accrued over the performance period, in direct proportion to the number of performance shares that actually vest.
Harley-Davidson is in a period of transformation that did not lend itself to traditional three-year financial target setting for performance shares even before assessing the unknown impact of the pandemic as we entered 2021. We also believe Harley-Davidson must deliver for all our stakeholders – our shareholders, our customers, our employees, and our communities. As a result, for the 2021-2023 performance period, the Human Resources Committee approved performance shares that will reward selected participants, including our NEOs other than Mr. Zeitz, based on the average achievement of stakeholder-based

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EXECUTIVE COMPENSATION
performance goals for each year during the three-year performance period. The average will then be modified up or down within a range of +/-15% by our three-year relative total shareholder return compared to that of five other publicly-traded companies in the consumer discretionary transportation space.
The Human Resources Committee approved the measures for year one of the 2021-2023 performance shares in February 2021. The measures and weightings are in the table below.

PERFORMANCE MEASURE	WEIGHTING	DEFINITION
HDMC ROIC	25%
The quotient obtained by dividing (i) Motorcycles and Related Products segment operating income after tax by (ii) HDMC invested capital in the year.

HDMC Invested Capital: the average amount of HDMC debt plus the average amount of HDMC shareholder’s equity, excluding accumulated other comprehensive income or loss for pension and postretirement benefit plans, net of tax.

HDMC Revenue	25%	Total revenue for the Motorcycles and Related Products segment.
Employee Engagement	25%	In 2021, we implemented an employee engagement survey for our entire global workforce. We completed the engagement survey twice in 2021, and for this measure, we used the second survey which was completed in October. The measure was simply the percentage of employees who were engaged based on the survey results.
Workforce Representation	25%	The total number of women and underrepresented employees in manager or above roles across the globe as a percent of the total number of employees in those roles.

2021 PERFORMANCE MEASURE (WEIGHT)	THRESHOLD	TARGET	MAXIMUM
HDMC ROIC (25%)	8%	10.6%	13.3%
HDMC Revenue (25%)	$3.1 B	$4.1B	$5.1B
Employee Engagement (25%)	45.0%	56.7%	65.0%
Workforce Representation (25%)	36.0%	38.0%	40.0%
The Human Resources Committee also approved, for the performance shares granted in 2021, the inclusion of a relative TSR modifier. Depending upon Harley-Davidson's TSR performance relative to a consumer discretionary peer group, the payout at the end of the three-year performance period can increase or decrease by +/- 15%, but the total payout cannot exceed 200% of the target award amount.
2021 Restricted Stock Unit Awards
Restricted stock unit awards allow the executive to earn a specified number of shares of our common stock at the end of a restricted period. Awards vest in three equal installments on the first, second and third anniversaries of the grant date subject to continued employment. At the time of vesting, the executive will receive dividends that were declared quarterly related to unvested shares. The Human Resources Committee believes that restricted stock unit awards complement our use of performance shares by providing an effective and valuable tool to attract and retain executives.
Under the general vesting rules, a recipient who has reached the age of 55, is eligible for retirement and, upon retirement from the Company, will have all awards that were granted 12 or more months prior to the date of retirement vested upon retirement. The awards for Mr. Zeitz fully vest on the first anniversary of the grant date.
Other 2021 Equity Awards
From time-to-time, the Human Resources Committee deems it necessary to consider the grant of awards outside of our annual grants in special circumstances, for recruiting, special recognition, or retaining employees.
As we describe in the “Other Actions” section, pursuant to a letter agreement with Mr. Zeitz that we entered into on December 1, 2021, Mr. Zeitz received an award of WIN stock options on December 1, 2021.
Payout of the 2019 Performance Share Awards
In 2019, the Human Resources Committee approved grants of performance shares which, subject to performance during 2019, 2020, and 2021, were eligible for vesting in a range between 0% and 200% of the initial award amount.
Performance was assessed against three performance measures, tied to our areas of long-term strategic focus.

48	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

EXECUTIVE COMPENSATION

PERFORMANCE MEASURE (WEIGHT)	THRESHOLD	TARGET	MAXIMUM	ACTUAL	PAYOUT
Average HDMC ROIC (40%)	13.1%	17.5%	18.4%	6.8%	0.0%
Cumulative HDI Net Income (35%) ($ in millions)	$1,315.6	$1,754.1	$1,841.8	$1,095.0	$—
Strategic Milestone-on-time new product launch delivery (25%)	N/A	N/A	N/A	2 programs on-time	6.25%
Weighted Final Result					6.25%
There was no payout resulting from the ROIC and net income measures due to below threshold results. The strategic milestone resulted in a payout of 6.25% out of a possible 25%. There were 5 programs considered for the milestone; one delivered on time for 5% achievement, one had a delayed delivery for partial achievement of 1.25% and the other three were either delayed beyond the threshold or cancelled. Notably, the Human Resources Committee did not make any adjustment to the calculated award outcome even though the below-threshold result was largely due to the impact of the global pandemic on 2020 results for Cumulative Net Income and HDMC Average Return on Invested Capital.
Other Actions
On December 1, 2021, we entered into a letter agreement with Mr. Zeitz regarding the terms of his employment as he continues his service as Chief Executive Officer. The Human Resources Committee and the Board believed it was imperative that Mr. Zeitz remain as Chief Executive Officer to provide continuity as we implement The Hardwire, our five-year strategic plan that we announced in February 2021.
In developing Mr. Zeitz’s new compensation terms, the Human Resources Committee factored in shareholder feedback, which included a desire for the following: reduction in base salary, more emphasis on variable cash compensation and a long-term performance component. In addition, the Human Resources Committee considered, consistent with its regular practice for compensation decisions affecting executive officers, market compensation data from our new peer group of companies selected by the Human Resources Committee. According to those data, we expect Mr. Zeitz’s annualized target compensation to be in a range between the median and the 75th percentile of our peer group’s chief executive officers. For this purpose, annualized target compensation includes one-third of the value of the WIN stock options that we describe below, rather than the full value shown in the summary compensation table, given that the options provide an incentive for Mr. Zeitz to serve the Company during 2022, 2023 and 2024. Negotiations with Mr. Zeitz also influenced the new compensations terms. Although this deviated from our practice of setting compensation within a 20% range of the 50th percentile of our compensation peer group, the Human Resources Committee concluded doing so was appropriate under the circumstances which led the Human Resources Committee to approve our entry into the letter agreement.
The letter agreement provides that Mr. Zeitz will have an annual base salary of $1.9 million -- a reduction of $600,000 from his 2021 base salary -- and a target annual bonus opportunity of $2.4 million. These compensation changes became effective January 1, 2022.
In addition, the letter agreement provides that Mr. Zeitz will be eligible to participate in our long-term incentive plan and will receive an equity award consisting of RSUs with a target value of $6.0 million as of the grant date of February 9, 2022 and an award of options to purchase 500,000 shares of our common stock, which we have called the WIN stock options. We granted the WIN stock options on December 1, 2021. We granted or will grant the awards under our 2020 Incentive Stock Plan or a successor equity incentive plan.
The RSUs will vest with respect to 50% of the total RSUs on the first anniversary of the grant date and ratably with respect to the remaining 50% over the subsequent 12 months. In addition, under our current retirement policy, the second 50% of the RSUs will vest on an accelerated basis if Mr. Zeitz retires a year or more after the grant date. The WIN stock options will vest only if stock price performance goals and continued service thresholds are met as we disclose in the table below. The Human Resources Committee believes shareholders will benefit or "win" if the performance goals are achieved and the service thresholds are met. The Board elected to grant the WIN stock options rather than performance share units as the long-term performance component of Mr. Zeitz’s new compensation terms to provide a focused incentive to increase shareholder value.

10-day Average Closing Stock Price Achievement During 5-Year Period Beginning on Grant Date*	Employment Through A Date Prior to December 31, 2023 (% Exercisable)	Employment as CEO Through December 31, 2023 (% Exercisable)	Employment as CEO or Board-Approved Role Through December 31, 2024 (% Exercisable)
$65.00 or higher (% Exercisable)	0%	66.0%**	100.0%**
$60.00 (% Exercisable)	0%	52.8%	80.0%
$55.00 (% Exercisable)	0%	39.6%	60.0%
$50.00 (% Exercisable)	0%	26.4%	40.0%
$45.00 (% Exercisable)	0%	13.2%	20.0%

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	49

EXECUTIVE COMPENSATION

Less Than $45 (% Exercisable)	0%	0.0%	0.0%
Stock Option Term	NA	If termination occurs before December 31, 2024, stock option term reduced to six years from grant date	Stock option term remains ten years from grant date
*Percentage of the WIN stock options that are exercisable will be interpolated linearly between specified stock price achievement levels.
**Percentage indicates percentage of WIN stock options that become non-forfeitable (i.e., vested) based on employment through this date.
Mr. Zeitz will forfeit any portion of the WIN stock options that are not vested based on continued service at the time of Mr. Zeitz’s termination of employment, except that, if Mr. Zeitz’s employment is terminated by us without cause prior to December 31, 2023, then he will be deemed to have satisfied the continuous employment requirement with respect to a pro rata portion of the 66% of the WIN stock options that were tied to his continuous employment through December 31, 2023. Any portion of the WIN stock options that are not exercisable based on the stock price goals by December 31, 2026, will be forfeited as of such date, and any unexercised portion of the WIN stock options will be immediately forfeited if Mr. Zeitz’s employment is terminated for cause.
Because the service conditions are strict, the WIN stock options provide a significant incentive for Mr. Zeitz to continue as Chief Executive Officer or in another Board approved role. In general, no WIN stock options are exercisable if Mr. Zeitz does not continue as Chief Executive Officer through December 31, 2023. At December 31, 2023, only 66% of the WIN stock options will vest. The remainder will vest only if Mr. Zeitz continues as Chief Executive Officer or in another Board-approved role through December 31, 2024, absent a termination without cause. Finally, to provide a further incentive for performance and continued service, a voluntary termination before December 31, 2024 reduces any WIN stock option term from 10 years to 6 years.
Subject to the approval of the Human Resources Committee, we expect Mr. Zeitz’s 2023 and future long-term incentive grants to have a target grant date value of no less than $6,000,000 annually and to be delivered entirely in the form of RSUs that will vest with respect to 50% of the RSUs granted on the first anniversary of the grant date and with respect to the remaining 50% of the RSUs granted ratably over the subsequent 12 months. In addition, under the Company’s current retirement policy, the second 50% of the RSUs will vest on an accelerated basis if Mr. Zeitz retires a year or more after the grant date.
The letter agreement also confirms Mr. Zeitz’s continued entitlement to a Transition Agreement and participation in our Executive Severance Policy. It also addresses certain relocation benefits at the conclusion of his tenure.
Mr. Zeitz also received a $1,500,000 bonus in February 2021 that had been contingent on approval by the Board of strategic and financial plans at the September 2020 meeting of the Board, which approval the Board gave. We reported this as compensation for Mr. Zeitz in 2020.
In January 2021, the Human Resources Committee approved a one-time $500,000 cash sign-on bonus to Ms. O'Sullivan to assist with her transition from her previous role.
Other Elements of Compensation
The final elements of our executive compensation program are the benefits and limited executive perquisites that we provide. We generally offer benefits in a similar form and manner to our other salaried employees, with a goal across the Company of being competitive in the markets in which we compete for talent.

50	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

EXECUTIVE COMPENSATION
Retirement and Savings Plans
There are several retirement and savings plans the Company offers to eligible employees. Any eligible employee participates on the same terms as the executive officers.

PLAN	OVERVIEW
Active Plans
HD Retirement Savings Plan for Salaried Employees	Qualified section 401(k) savings plans for eligible employees, which we believe are competitive with plans of other similar companies. All NEOs participate in this plan.
HDI Deferred Compensation Plan
A non-qualified Deferred Compensation Plan for salaried employees in which a group of highly compensated employees (as defined by the Internal Revenue Code) is eligible to participate, including the NEOs.
Under our non-qualified Deferred Compensation Plan, we pay participants amounts that would have been accrued or payable under the Retirement Savings Plan if statutory limits that apply to that plan as a qualified plan under the Internal Revenue Code had not been applicable.
Under the terms of this plan, participants can defer a portion of their base salary and a portion of their annual STIP payment. If a participant in this plan makes an election to defer eligible compensation, and there are statutory limits on such participant’s ability to defer at least 6% of eligible compensation into the qualified employee Retirement Savings Plan, then the participant will also receive company matching contributions in this plan that would have been made in the qualified plan if no statutory limit had been applicable.
We believe earnings on amounts deferred reflect the returns available in the market because investment options in the Deferred Compensation Plan that are participant-directed are similar to those that exist in our 401(k) plan. This plan is structured to comply with Section 409A of the Internal Revenue Code.
All NEOs are eligible to participate in this plan.

Legacy Plans
HDMC Retirement Annuity Plan
A qualified non-contributory, defined benefit pension plan, which covers HDMC U.S. salaried employees who were hired prior to August 1, 2006. The plan has been closed to new participants since August 1, 2006. Mr. Niketh participated in this plan at December 31, 2021.

HDMC Restoration Plan
A non-qualified Pension Benefit Restoration Plan under which we pay participants amounts that would have been accrued under or payable from the HDMC Retirement Annuity Plan if statutory limits that apply as a plan qualified under the Internal Revenue Code had not been applicable. The plan has been closed to new participants since August 1, 2006. Mr. Niketh participated in this plan at December 31, 2021.

Perquisites
In addition to the benefits detailed above, the NEOs received a limited number of perquisites in 2021. We provide limited perquisites to ensure we remain market competitive.

PLAN	OVERVIEW
Retirement Insurance Allowance Plan
Historically, we provided certain executives, including the NEOs, who retire after reaching age 55, and after attaining five or more years of service, a benefit in lieu of providing post-retirement life insurance. This consists of a payment equal to two years’ base salary at retirement. The executive is responsible for all taxes associated with this payment. The plan has been closed to new participants since December 31, 2015.
As of December 31, 2021, Mr. Niketh is eligible to receive this benefit upon his retirement. The other NEOs do not participate in this benefit.

Executive Physical and Health Savings Account
Certain executives, including all NEOs, are eligible to receive an annual executive physical. In addition, executives are eligible to participate in the Company’s Healthy Behavior Rewards program under which they can earn credits to their Health Savings Account or Health Reimbursement Account, which is available to substantially all of the Company’s employees.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	51

EXECUTIVE COMPENSATION

PLAN	OVERVIEW
Use of Corporate Aircraft
The Human Resources Committee approved Mr. Zeitz's use of the corporate aircraft to occasionally commute between Wisconsin and New Mexico.
We have entered into time-share agreements with certain former and current NEOs, who do not include Mr. Zeitz, to provide terms governing the personal use of corporate aircraft for such NEOs and to require the NEOs to pay for each personal flight. The amount that the NEO pays for each personal flight is equal to the greater of the aggregate incremental cost to the Company for such flight and the Standard Industry Fare Level valuation used to impute income for tax purposes. In all cases, the CEO must approve all personal use, and any business use for our corporate aircraft takes priority over an NEO’s request for personal use. Other than Mr. Zeitz, an NEO must enter into such an agreement to be eligible to use the corporate aircraft for personal use.

Executive Spousal or Partner Travel	We provide for spousal/partner travel for certain customer and dealer-facing events that executives (including NEOs) are required to attend. We deem this long-standing practice appropriate because many of our dealers are family-owned and operated and we derive substantial value from personal relationships with our dealer partners.
ADDITIONAL INFORMATION
Tax and Accounting Considerations
Section162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to certain covered employees, generally including our NEOs, to $1,000,000 in any year. The Human Resources Committee believes that shareholders’ interests are best served by not restricting its discretion and flexibility in structuring compensation, even though doing that may result in certain non-deductible compensation expenses. Because many different factors influence a well-rounded, comprehensive executive compensation program, some of the compensation we provide to our executive officers is likely not to be fully deductible for tax purposes due to Section 162(m).
Equity Award and Grant Practices
We make awards of equity to certain employees, including our NEOs and Directors, under an established process that the Committee has approved using a shareholder-approved stock plan.
Annual equity awards to employees historically have taken place in February after the release of fourth-quarter earnings, at which time the “window” for effecting transactions in our stock is generally open for those employees who may, through their job responsibilities, have access to material non-public information.
Off-cycle equity award grants may only be effective on dates during an open window period and occur after the CEO or Human Resources Committee, determines that an individual is deserving of an award because: (i) an eligible employee is a recent hire; (ii) an employee has excelled in his/her role; (iii) an eligible employee is promoted to a new position (which is stock eligible); (iv) an eligible employee is highly valued and management wants to retain the individual; or (v) an eligible employee was inadvertently omitted from the annual award list. The Human Resources Committee approved the grant of WIN stock options for Mr. Zeitz on December 1, 2021, which was an exception to the process, to better align the grant timing and the timing of the agreement on compensation terms that the Committee reached with Mr. Zeitz.
Tally Sheets
The Human Resources Committee reviews tally sheets every year that are comprehensive and show the full range of compensation under a variety of employment scenarios. The Human Resources Committee believes the annual review of tally sheets is helpful and considers them as part of its deliberations regarding executive pay every year.
Employment Contracts
We do not enter into employment contracts with executives that provide for ongoing terms of employment.
Transition Agreements and Change in Control
On December 31, 2021, we had Transition Agreements with Messrs. Zeitz, Niketh, and Krishnan and Mses. Goetter and O'Sullivan, which become effective upon a change of control of Harley-Davidson, Inc. as defined in their Transition Agreements.
In the agreements with these NEOs, to the extent that payments to these executives under these agreements would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to a point at which they are no longer considered excess parachute payments or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive.
The Transition Agreements do not provide for the payment of an excise tax gross-up or any benefits in the event the executive voluntarily terminates his or her employment for any reason after a change of control. There is no immediate vesting of equity awards upon a change of control for NEOs who are parties to Transition Agreements.

52	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

EXECUTIVE COMPENSATION
We believe the circumstances that entitle an individual to payments upon termination of employment following a change of control strike the appropriate balance between protecting the interests of our shareholders and our executives. The table in the “Payments Made Upon Termination-Change of Control” section provides estimates of the amounts of compensation payable to each eligible NEO, if any, upon a change of control and termination of the executive. The assumptions we used to calculate those amounts accompany the Change of Control table.
Executive Severance
All NEOs are covered under our Executive Severance Policy that provides for a cash severance benefit of 24 months of base salary and 18 months continuation of certain employee benefits, such as life insurance, medical, dental, vision, as well as outplacement and financial planning benefits, if we terminate employment for reasons other than for cause. During 2021, the Human Resources Committee amended the Executive Severance Policy to provide that the cash severance benefits would be paid over time rather than in a lump sum and to eliminate a financial planning benefit to align with market practice. To receive a severance payment under this policy, the executive must agree to certain restrictive covenants and execute a general release of claims against the Company.
2022 Aspirational Incentive Plan
As we describe in more detail in Item 5 found on page 1 of this Proxy Statement, our largest shareholder, H Partners, through its representative on the Board of Directors, proposed to the Board that shareholders be asked to approve special supplemental performance awards to a small group of executives, including our Named Executive Officers, and a special share reserve for purposes of these awards. These awards only accrue value if the Company’s stock price increases considerably over the next three and one-half years.
We will reserve approximately 3,000,000 shares for the Performance Shares in the Aspirational Incentive Plan. Participants in the Aspirational Incentive Plan will be our CEO, Mr. Zeitz, with a grant of 1,500,000 performance shares and a small group of other executive leaders, including our Named Executive Officers, sharing another 1,500,000. Shares will be earned when our stock price achieves sustained levels between $70 and $130 per share on or before December 31, 2025 and will then vest 50 percent immediately and 50% one year after achievement subject to continuous employment.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	53

EXECUTIVE COMPENSATION
2021 COMPENSATION DETAILS AND SUPPORTING TABLES
Summary Compensation Table

NAME AND PRINCIPAL POSITION (a)	YEAR (b)	SALARY ($) (c)	BONUS ($) (1) (d)	STOCK AWARDS ($) (2) (e)	OPTION AWARDS ($) (3) (f)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (4) (g)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($) (5) (h)	ALL OTHER COMPENSATION ($) (6) (i)	TOTAL ($) (j)
Jochen Zeitz President and Chief Executive Officer	2021	$2,500,000	$—	$6,000,030	$6,435,000	$3,000,000	$—	$170,538	$18,105,568
	2020	$1,682,692	$1,000,000	$5,000,017	$—	$1,500,000	$—	$206,233	$9,388,942
Gina Goetter Chief Financial Officer	2021	$475,000	$—	$402,622	$—	$1,140,000	$—	$17,654	$2,035,276
	2020	$115,096	$350,673	$—	$—	$—	$—	$—	$465,769
Bryan Niketh SVP Motor Company Product & Ops HDMC	2021	$475,000	$—	$517,630	$—	$665,000	$112,000	$10,210	$1,779,840
Edel O'Sullivan Chief Commercial Officer	2021	$398,219	$500,000	$347,275	$—	$716,795	$—	$—	$1,962,289
Jagdish Krishnan Chief Digital Officer	2021	$475,000	$—	$402,622	$—	$665,000	$—	$22,386	$1,565,008
(1)Ms. O'Sullivan received a $500,000 cash bonus in connection with her appointment as Chief Commercial Officer of the Company, effective March 1, 2021.
(2)We calculated the compensation related to stock (restricted stock units and performance shares) based on the grant date fair value of an award as determined pursuant to Accounting Standards Codification Topic 718 ("ASC 718"). We based the grant date fair value of restricted stock unit awards on the market price of the underlying stock as of the date of grant (which considers the value of dividend equivalents that the holder is entitled to receive). The grant date fair value of performance share awards was determined using a Monte Carlo simulation on the date of grant pursuant to ASC 718. Refer to Note 17 of our financial statements included in our 2021 Annual Report on Form 10-K for details regarding assumptions we used to value the performance awards. The annual performance goals for each fiscal year of the performance period for the performance share awards are established and communicated to the NEO at the beginning of each fiscal year. The value of the performance shares granted to the NEOs included in the table above represents the grant date fair value of one-third of the total 2021 performance share award. Under ASC 718 shares are not considered granted until the grantor and grantee reach a mutual understanding of the key terms and conditions of the award. Therefore, under ASC 718, the total award is considered granted in three equal amounts on the dates the annual performance goals for each fiscal year are communicated. The value included in the summary compensation table is based on achieving the performance objectives at target. The maximum performance share award value for 2021 grants, based on the grant date fair value per performance share, is 200% of the target amount, which equates to the following amounts based on our stock price on the date of grant: Ms. Goetter - $273,189, Mr. Niketh - $351,227, Ms. O'Sullivan - $238,543, and Mr. Krishnan - $273,189.
(3)We have calculated the compensation related to stock option awards based on the grant date fair value of the award. The grant date fair value of the stock option award was determined using a Monte Carlo simulation on the date of grant. Refer to Note 17 of our financial statements included in our 2021 Annual Report on Form 10-K for details regarding assumptions we used to value the option awards.
(4)The amount in this column for 2021 includes the amounts each NEO earned under his or her STIP award for 2021 which we paid during 2022. For each year in this table, this column shows compensation for the year in which it was earned, even if we paid the amount during the following year.
(5)The amounts in this column represent the aggregate change in the actuarial present value of each NEO's accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2020 to the plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2021. Refer to the narrative to the Pension Benefits Table for further information.
(6)All other compensation in 2021 consisted of the following:

	401(K) PLAN CONTRIBUTION	DEFERRED COMPENSATION PLAN CONTRIBUTION	HEALTHCARE ACCOUNT CONTRIBUTION	AIRCRAFT USAGE(i)	TOTAL
Jochen Zeitz	$24,450	$57,708	$—	$88,380	$170,538
Gina Goetter	$17,654	$—	$—	$—	$17,654
Bryan Niketh	$8,700	$760	$750	$—	$10,210
Edel O'Sullivan	$—	$—	$—	$—	$—
Jagdish Krishnan	$17,992	$3,644	$750	$—	$22,386
(i)Compensation for executive aircraft usage is based on the incremental cost to the Company. Incremental cost is calculated based on an annual average cost per flight hour which includes costs for fuel, landing/hanger fees, crew travel costs, catering, and other variable flight expenses. This annual average cost per flight hour is then multiplied by the hours flown in connection with executive aircraft usage, including any flight hours necessary to reposition the aircraft. Since we use our aircraft primarily for business travel, we do not include costs that the Company would have incurred regardless of executive aircraft usage, such as depreciation, pilot salaries, and maintenance costs.

54	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

EXECUTIVE COMPENSATION
GRANTS OF PLAN BASED AWARDS FOR 2021

NAME (a)		GRANT DATE (b)	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (3) (#) (i)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTION (4) (#) (j)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/sh) (k)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS (l)
			THRESHOLD ($) (c)	TARGET ($) (d)	MAXIMUM ($) (e)	THRESHOLD (#) (f)	TARGET (#) (g)	MAXIMUM (#) (h)
Jochen Zeitz	STIP	02/19/21	$750,000	$1,500,000	$3,000,000
	RSUs	02/03/21				—	—	—	181,764			$6,000,030
	Stock Options	12/01/21								500,000	$36.63	$6,435,000
Gina Goetter	STIP	02/19/21	$285,000	$570,000	$1,140,000
	Performance Shares	02/03/21				2,015	4,029	8,059				$136,594
	RSUs	02/03/21							8,059			$266,028
Bryan Niketh	STIP	02/19/21	$166,250	$332,500	$665,000
	Performance Shares	02/03/21				2,590	5,180	10,361				$175,613
	RSUs	02/03/21							10,361			$342,017
Edel O'Sullivan	STIP	03/01/21	$179,199	$358,397	$716,795
	Performance Shares	05/04/21				1,190	2,381	4,761				$119,271
	RSUs	05/04/21							4,761			$228,004
Jagdish Krishnan	STIP	02/19/21	$166,250	$332,500	$665,000
	Performance Shares	02/03/21				2,015	4,029	8,059				$136,594
	RSUs	02/03/21							8,059			$266,028
(1)In February 2021, the Human Resources Committee formally approved the STIP relating to 2021 performance. Under this plan, each eligible NEO had the potential to earn the estimated future payouts that we disclose above during 2021. We include further details regarding this plan, including information on performance criteria, in the “2021 Short-Term Incentive Plan” section of the “Compensation Discussion and Analysis”.
(2)The amounts shown represent performance shares that we granted to NEOs in 2021. The performance shares allow NEOs to earn a specified number of shares of our common stock at the end of a three-year performance period that will range between 0% and 200% of the target level award amount. The number of shares of our stock that the NEO will earn will be based on the Company's average achievement of performance goals for each fiscal year during the three-year performance period including the fiscal years 2021 through 2023, modified by the Company's relative total shareholder return performance compared to a predetermined peer group, measured over the same three-year performance period. The annual performance goals for each fiscal year are established and communicated to the NEO at the beginning of each fiscal year. The performance goals for the 2021 fiscal year relate to return on invested capital, revenue, diversity, and employee engagement. These measures are discussed under “2021 Long-Term Incentive Awards” in the “Compensation Discussion and Analysis.” Earned shares will vest only if the individual remains an employee through the vesting date or certain other circumstances apply. To the extent that these awards vest, the participant will receive the accumulated dividends that have accrued over the performance period in direct proportion to the number of performance shares that actually vest. The number of performance shares granted to NEOs included in the table above represents one-third of the total 2021 performance share award. Under ASC 718 shares are not considered granted until the grantor and grantee reach a mutual understanding of the key terms and conditions of the award. Therefore, under ASC 718, the total award is considered granted in three equal amounts on the dates the annual performance goals for each fiscal year are communicated.
(3)Restricted stock unit awards allow NEOs to receive shares of our common stock in the future only after the awards vest, which will occur only if the individual remains an employee through the vesting date or certain other circumstances apply. The restricted stock unit awards vest in three equal annual installments beginning one year after the grant date. To the extent that these awards vest, the participant will receive the accumulated dividends that have accrued over the service period. Under the vesting rules of our restricted stock unit awards, a recipient who is at least 55 years old, is eligible for retirement, and retires from the Company will have all awards that were granted 12 or more months prior to the date of retirement vest upon retirement.
(4)The amounts shown represent stock options that we granted to Mr. Zeitz in 2021.The WIN stock options will vest only if stock price performance goals and continued service thresholds are met. Any portion of the WIN stock options that are not vested based on continued service at the time of Mr. Zeitz’s termination of employment will be forfeited, except that, if Mr. Zeitz’s employment is terminated by us without cause prior to December 31, 2023, then he will be deemed to have satisfied the continuous employment requirement with respect to a pro rata portion of the 66% of the WIN stock options that were tied to his continuous employment through December 31, 2023. Any portion of the WIN stock options that are not exercisable based on the stock price goals by December 31, 2026, will be forfeited as of such date, and any unexercised portion of the WIN stock options will be immediately forfeited if Mr. Zeitz’s employment is terminated for cause. Finally, to provide a further incentive for performance and continued service, a voluntary termination before December 31, 2024 reduces any WIN stock option term from 10 years to 6 years. Refer to "Other 2021 Equity Awards" within the Compensation Discussion and Analysis section for a more detailed description of the WIN option awards.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	55

EXECUTIVE COMPENSATION
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
For 2021, we maintained the following executive compensation elements and plans for our NEOs:
•Base salary;
•Annual cash incentive compensation;
•Long-term incentive stock awards;
•Retirement and savings plans;
•Non-qualified Deferred Compensation Plan; and
•Life insurance-related benefits, including payments in lieu of post-retirement life insurance, and other non-cash compensation.
We include further details regarding these plans and elements of our program, including information on performance criteria and vesting provisions, in the "2021 Compensation Decisions and Outcomes" section of the "Compensation Discussion and Analysis."
Harley-Davidson CEO Pay Ratio for 2021
To comply with Item 402(u) of Regulation S-K, we are providing the following disclosure regarding the ratio of the median annual total compensation of our employees and the annual total compensation of our Chief Executive Officer for the year ended December 31, 2021. For our 2021 ratio, as required, we used a new median employee using the following methodology:
•We identified each individual that we employed globally on October 15, 2021;
•We then compared the base salary or base wages that we paid to each individual in our employee population during 2021;
•We annualized the base salary for any individual who commenced work with us after January 1, 2021; and
•We identified 113 employees to whom we paid approximately the same base compensation during 2021. From that group of employees, we conducted a random sample to identify a sub-group of employees from which to select our median employee. We then used assumptions that we considered reasonable based on our knowledge of our employee population to select an employee from the sub-group as the median employee that we thought was most representative of our employee population.
To calculate our ratio for 2021, we calculated such median employee’s annual total compensation for 2021 in the same way that we calculated total compensation for each of our NEOs that appear in the Summary Compensation Table above. Our median employee’s total compensation was $86,402, and our CEO’s total compensation (as reported in the Summary Compensation Table) was $18,105,568, resulting in a ratio of the median employee’s compensation to our CEO’s compensation of approximately 1:210.

56	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

EXECUTIVE COMPENSATION
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021

NAME (a)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE (1) (b)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE (2) (c)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#) (d)	OPTION EXERCISE PRICE ($) (e)	OPTION EXPIRATION DATE (f)	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#) (3) (5) (g)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (h)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#) (4) (5) (i)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($) (4) (j)
Jochen Zeitz	—	500,000	—	$36.63	12/31/26	181,764	$6,850,685	—	$—
Gina Goetter	—	—	—			8,059	$303,744	7,052	$265,790
Bryan Niketh	2,722	—	—	$63.49	02/03/25	18,358	$691,913	12,891	$485,862
	1,711	—	—	$62.33	02/04/24
	1,957	—	—	$51.78	02/04/23
Edel O'Sullivan	—	—	—			4,761	$179,442	4,167	$157,054
Jagdish Krishnan	—	—	—			8,059	$303,744	7,052	$265,790
(1)We granted Mr. Niketh options ten years prior to the expiration date. Each grant vested ratably over a three-year period beginning with the first 33% vesting one year after the date of grant, the second 33% vesting two years after the date of grant and the third 33% vesting three years after the date.
(2)We granted Mr. Zeitz options on December 1, 2021. The WIN stock options will vest only if stock price performance goals and continued service thresholds are met. Any portion of the WIN stock options that are not vested based on continued service at the time of Mr. Zeitz’s termination of employment will be forfeited, except that, if Mr. Zeitz’s employment is terminated by us without cause prior to December 31, 2023, then he will be deemed to have satisfied the continuous employment requirement with respect to a pro rata portion of the 66% of the WIN stock options that were tied to his continuous employment through December 31, 2023. Any portion of the WIN stock options that are not exercisable based on the stock price goals by December 31, 2026, will be forfeited as of such date, and any unexercised portion of the WIN stock options will be immediately forfeited if Mr. Zeitz’s employment is terminated for cause. Finally, to provide a further incentive for performance and continued service, a voluntary termination before December 31, 2024 reduces any WIN stock option term from 10 years to 6 years. Refer to "Other 2021 Equity Awards" within the Compensation Discussion and Analysis section for a more detailed description of the WIN option awards.
(3)The amounts in this column consist of unvested restricted stock units and, if applicable, earned but unvested performance shares. Earned but unvested performance shares relate to the 2019 performance share grant which were earned at 6.25% of target for the 2019 to 2021 performance period. The earned performance shares did not vest until certification of the achievement of the applicable performance measures in February 2022. The value of the awards in this column is based on the closing price of Harley-Davidson’s common stock on December 31, 2021.
(4)The amounts in this column consist of unearned performance shares. The number of performance shares disclosed was based on actual performance achieved for each of the underlying performance measures through December 31, 2021. The portion of shares related to measures with actual performance that was less than threshold was disclosed based on threshold performance. The remaining shares related to measures with actual performance that exceeded the target were disclosed based on maximum performance. The value of performance shares is based on the closing price of Harley-Davidson’s common stock on December 31, 2021.
(5)RSUs and performance shares vest as follows:

	RSU VESTING DATE	NUMBER OF RSUS	PERFORMANCE SHARES VESTING DATE	NUMBER OF PERFORMANCE SHARES
Jochen Zeitz	February 2022	181,764
Gina Goetter	February 2022	2,686	February 2024	7,052
	February 2023	2,686
	February 2024	2,687
Bryan Niketh	February 2022	6,433	February 2022	412
	August 2022	3,500	February 2023	3,413
	February 2023	4,971	February 2024	9,066
	February 2024	3,454
Edel O'Sullivan	May 2022	1,587	February 2024	4,167
	May 2023	1,587
	May 2024	1,587
Jagdish Krishnan	February 2022	2,686	February 2024	7,052
	February 2023	2,686
	February 2024	2,687

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	57

EXECUTIVE COMPENSATION
OPTION EXERCISES AND STOCK VESTED IN 2021

NAME (a)	NUMBER OF SHARES ACQUIRED ON EXERCISE (#) (b)	VALUE REALIZED ON EXERCISE ($) (c)	NUMBER OF SHARES ACQUIRED ON VESTING (#) (d)	VALUE REALIZED ON VESTING ($) (e)
Jochen Zeitz	—	$—	225,403	$11,049,278
Gina Goetter	—	$—	—	$—
Bryan Niketh	—	$—	7,575	$284,937
Edel O'Sullivan	—	$—	—	$—
Jagdish Krishnan	—	$—	—	$—
PENSION BENEFITS

NAME (a)	PLAN NAME (b)	NUMBER OF YEARS CREDITED SERVICE (#) (c)	PRESENT VALUE OF ACCUMULATED BENEFIT ($) (d)	PAYMENTS DURING LAST FISCAL YEAR ($) (e)
Jochen Zeitz	Not applicable		$—	$—
Gina Goetter	Not applicable		$—	$—
Bryan Niketh	Harley-Davidson Retirement Annuity Plan	20.2	$850,323	$—
	Restoration Plan	20.2	$1,218,067	$—
Edel O'Sullivan	Not applicable		$—	$—
Jagdish Krishnan	Not applicable		$—	$—
Narrative to Pension Benefits Table
We maintain the Harley-Davidson Retirement Annuity Plan which is a noncontributory defined benefit pension plan. Under the plan, our eligible salaried employees are generally eligible to retire with unreduced benefits at age 62 or later. Mr. Niketh participated in this plan at December 31, 2021. The plan was closed to new participants in 2006 and benefit accruals under plan will cease after December 31, 2022. The remaining NEOs were not eligible to participate in the Harley-Davidson Retirement Annuity Plan.
Benefits are based upon monthly “final average earnings” as defined in the Harley-Davidson Retirement Annuity Plan. The monthly benefit is 1.2% of the final average earnings plus 0.4% of the final average earnings in excess of Social Security covered compensation multiplied by years of service.
For each eligible NEO, final average monthly earnings equal one-twelfth of the highest average annual total compensation (consisting of base salary, annual bonus and annual non-equity incentive compensation as shown in the Summary Compensation Table) paid over the five highest consecutive total compensation years within the last ten years of service prior to the participant’s retirement or other date of termination. Compensation under any long-term incentive plan that we maintain, including equity or cash plans, is not eligible compensation for purposes of the pension or pension benefit restoration plans.
Vesting under the Harley-Davidson Retirement Annuity Plan occurs upon the earlier of five years of service or age 65. An employee who retires after age 55 and before age 62 with a minimum of five years of service will receive an actuarially reduced benefit under the Harley-Davidson Retirement Annuity Plan. The surviving spouse of an employee who is eligible for early retirement or which is vested at death is also entitled to certain benefits under the Harley-Davidson Retirement Annuity Plan.
We adopted the Pension Benefit Restoration Plan, under which we will pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits payable under the Harley-Davidson Retirement Annuity Plan as a plan qualified under the Internal Revenue Code and to counteract the adverse effect that participation in the HDI Deferred Compensation Plan may have on benefits payable under the Harley-Davidson Retirement Annuity Plan. Approximately 100 employees participate in the Pension Benefit Restoration Plan. Executives in the plan as of December 31, 2008, made an irrevocable election to receive their benefit from the Pension Benefit Restoration Plan as either a single lump sum payment or a monthly payment.
We computed the present value of each eligible NEO’s accumulated benefit in the Harley-Davidson Retirement Annuity Plan and Pension Benefit Restoration Plan using the same assumptions and measurement date that we used for financial reporting purposes for our 2021 financial statements. For each active NEO that was eligible to receive benefits as of the end of the year, we assumed a retirement age of 62, which is the earliest age at which an NEO may retire under the relevant plans without any reduction to benefits.

58	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

EXECUTIVE COMPENSATION
NON-QUALIFIED DEFERRED COMPENSATION

NAME (a)	EXECUTIVE CONTRIBUTION IN LAST FY ($) (1) (b)	REGISTRANT CONTRIBUTIONS IN LAST FY ($) (2) (c)	AGGREGATE EARNINGS IN LAST FY ($) (3) (d)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($) (e)	AGGREGATE BALANCE AT LAST FYE ($) (4) (f)
Jochen Zeitz	$—	$57,708	$9,173	$—	$66,881
Gina Goetter	$—	$—	$—	$—	$—
Bryan Niketh	$—	$760	$14,139	$—	$115,339
Edel O'Sullivan	$5,846	$—	$(19)	$—	$5,827
Jagdish Krishnan	$—	$3,644	$8,185	$—	$73,655
(1)Executive contributions to these plans represent compensation from salary and non-equity incentive plans that NEOs earned but elected to defer. The entire executive contribution is therefore included in the NEO’s compensation reported in the Summary Compensation Table.
(2)Employees of HDMC hired prior to August 1, 2006, including Mr. Niketh received a Company matching contribution of up to 50% of their deferred compensation plan contributions (including contributions to the Company’s 401(k) plans and its non-qualified deferred compensation plans) on the first 6% of cash compensation (salary and non-equity incentive plan pay) that was deferred. Employees of HDMC hired after August 1, 2006 received a matching contribution of up to 75% of their deferred compensation plan contributions (including contributions to the Company’s 401(k) plans and its non-qualified deferred compensation plans) on the first 6% of cash compensation (salary and short-term incentive plan pay) that was deferred. In addition, HDMC employees with a date of hire or rehire on or after August 1, 2006 who are not covered under the Harley-Davidson Retirement Annuity Plan after August 1, 2006, may receive an additional employer contribution of 4% of their eligible pay from the preceding year. Mr. Zeitz and Mr. Krishnan received this contribution in 2021. The total amount of employer contributions for each eligible NEO that is included in the non-qualified deferred compensation plan is equal to the total contribution less the amount contributed to each NEO’s 401(k) account. All amounts shown as registrant contributions are included in the NEO’s compensation reported in the Summary Compensation Table.
(3)Executives have the option of allocating their deferred compensation balances across several different independent third-party investment vehicles. No amounts of aggregate earnings for the last fiscal year or for prior years have been included in the Summary Compensation Table.
We include a description of the HDI Deferred Compensation Plan in the “Compensation Discussion and Analysis section.”
PAYMENTS MADE UPON TERMINATION
Regardless of the manner in which an NEO’s employment terminates, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts may include:
•Non-equity incentive compensation earned during the fiscal year;
•Amounts contributed under our Deferred Compensation Plan;
•Unused vacation pay; and
•Amounts accrued and vested through our 401(k) savings plan and pension and similar plans.
Change of Control
As of December 31, 2021, we had Transition Agreements with Messrs. Zeitz, Niketh, and Krishnan and Mses. Goetter and O'Sullivan. Each agreement provides that, if we terminate the individual’s employment for any reason (other than for cause) within two years after a change of control, then such individual will receive a cash payment and certain other benefits. In addition, among other events, voluntary termination by the executive of his or her employment for “good reason” within two years after a change of control would entitle the executive to the benefits under the agreement. We describe the Transition Agreements more fully in the section “Compensation Discussion and Analysis-Transition Agreements and Change in Control.”
Our incentive stock plans also contain provisions that apply if there is a change of control. Equity awards that we made under our 2009 and 2014 Incentive Stock Plans to an executive who was then a party to a Transition Agreement do not become fully vested upon a change of control (but may become vested if we terminate the individual’s employment for any reason other than cause within two years after a change of control). With respect to grants through 2018, all other restricted stock awards, performance share awards, restricted stock units, and option grants that we made under our 2009 and 2014 Incentive Stock Plans and predecessor plans that are unvested become fully vested upon a change of control. Beginning in 2019, all long-term incentive awards have a double-trigger vesting provision.
Under the Transition Agreements, a change of control of Harley-Davidson means any one of the following:
•The total number of Directors either serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved no longer constitutes at least two-thirds of the Board; or
•Any person becomes the owner, directly or indirectly, of 20% or more of our outstanding common stock or voting power; or
•The consummation of a merger or consolidation with another company, a sale of most of our assets, or a liquidation or dissolution, unless, in the case of a merger or consolidation, the total number of Directors serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved will constitute at least two-thirds of the board of the surviving company after the transaction; or
•At least two-thirds of the total number of Directors either serving on the date of the agreement or approved by those serving as of the date of the agreement or successors they have approved determines immediately before a proposed action is taken that the action will constitute a change of control (and the action is subsequently taken).

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	59

EXECUTIVE COMPENSATION
The table below presents estimates of the amounts of compensation payable to each NEO that we employed at December 31, 2021, upon a change of control and termination of the executive in a manner that entitles the executive to cash severance. The amounts shown assume that such change of control and termination were both effective as of December 31, 2021. The actual amounts to be paid can only be determined at the time of a change of control or the executive’s termination. These amounts are in addition to amounts that an NEO would be entitled to receive under our pension plans as well as vested amounts of deferred compensation that are fully disclosed for each NEO that we employed at December 31, 2021 in the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

BENEFIT	JOCHEN ZEITZ	GINA GOETTER	BRYAN NIKETH	EDEL O'SULLIVAN	JAGDISH KRISHNAN
UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance (a)	$8,000,000	$1,615,000	$1,615,000	$1,805,000	$1,615,000
Interrupted Bonus (b)	$1,500,000	$332,500	$332,500	$427,000	$332,500
Retirement Benefits: (c)
Pension Plans (d)	$—	$—	$194,000	$—	$—
Savings Plans/Deferred Compensation Plan (e)	$114,171	$19,409	$—	$—	$19,914
Retiree medical	$—	$—	$—	$—	$—
Subtotal for Retirement Benefits	$114,171	$19,409	$194,000	$—	$19,914
Other Benefits: (c)
Health & Welfare	$52,477	$47,341	$52,441	$16,579	$48,841
Outplacement	$20,000	$20,000	$20,000	$20,000	$20,000
Financial Planning	$20,000	$20,000	$20,000	$20,000	$20,000
Tax Gross-Ups	$—	$—	$—	$—	$—
Subtotal for Other Benefits Equity: (f)(g)	$92,477	$87,341	$92,441	$56,579	$88,841
Long-term performance shares	$—	$462,850	$859,436	$273,429	$462,850
Restricted Stock	$6,850,685	$303,744	$703,145	$179,442	$303,744
Subtotal	$6,850,685	$766,594	$1,562,581	$452,871	$766,594
Total	$16,557,333	$2,820,844	$3,796,522	$2,741,450	$2,822,849
EARNED COMPENSATION (payment not contingent on termination)
Long-term Incentives (g)(h)
Long-term Performance Shares	$—	$—	$—	$—	$—
Restricted Stock	$—	$—	$—	$—	$—
Unexercisable Options	$530,000	$—	$—	$—	$—
Total	$530,000	$—	$—	$—	$—
GRAND TOTAL	$17,087,333	$2,820,844	$3,796,522	$2,741,450	$2,822,849
(a)For each NEO, the cash severance reflects the product of two times the sum of the NEO’s highest annual base pay in the preceding five years plus two times the current target bonus. Under the Transition Agreements, to the extent that payments to executives would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to a point at which they are no longer considered excess parachute payments or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. In these agreements, there are no provisions for an excise tax gross-up. Amounts in the table assume that the executives received the full payments that the Transition Agreements contemplate without reduction.
(b)For each NEO, the interrupted bonus reflects the higher of the NEO’s target STIP opportunity for 2021 or the actual bonus earned in 2021 on the assumption that the actual bonus for 2021 would not have been determined had the change of control occurred December 31, 2021. Without the benefit of a Transition Agreement, there is no entitlement to any amount under the STIP upon a change of control.
(c)Messrs. Zeitz, Niketh and Krishnan and Mses. Goetter and O'Sullivan are entitled to two years of continued coverage in our health and welfare benefit programs and a lump sum payment for outplacement services and financial planning assistance. We estimated the amounts in the table relating to continued coverage in our health and welfare benefit programs and outplacement services.
(d)As of December 31, 2021, pursuant to our Transition Agreements, Messrs. Zeitz, Niketh and Krishnan and Mses. Goetter and O'Sullivan are not eligible for additional retirement benefits upon a change of control.
(e)For each NEO, amounts reflect the value of restricted stock, restricted stock units and unvested options awards that become vested upon termination following a change of control. The definition of change of control under our stock plans is essentially the same as in the Transition Agreements.
(f)We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the NEO would be required to pay upon exercise of those stock options. We calculated the value of the unvested shares of restricted stock and unvested restricted stock units held by each NEO based upon the aggregate market value of the related shares. We used a price of $37.69 per share to determine market value in both of these calculations, which was the closing price of our common stock on December 31, 2021, as reported by the New York Stock Exchange.
(g)For each NEO, amounts reflect the target value of performance share awards and the value of restricted stock, restricted stock units and unvested options awards that become vested upon a change of control regardless of whether the executive’s employment is actually terminated. Mr. Niketh became a party to a Transition Agreement in 2020, and equity awards that we made to him, prior to the time he signed the Transition Agreements, under our 2009 and 2014 Incentive Stock Plans will vest upon a change of control without regard to termination of employment resulting from such change of control.

60	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

EXECUTIVE COMPENSATION
Executive Severance
Our Executive Severance Policy, which applies to a subset of our executives, including the CEO and the other NEOs, provides for a cash severance benefit of 24 months of base pay and 18 months continuation of certain employee benefits, such as life insurance, medical benefits, and limited outplacement benefits if we terminate employment for reasons other than for cause. To receive a severance payment under this policy, the executive must agree to a number of restrictive covenants and execute a general release of claims against the Company.
The table below presents estimates of the amounts of compensation payable to each NEO under the Executive Severance Policy assuming a termination absent a change of control for any reason other than cause, death, or disability. The amounts shown assume that such termination was effective as of December 31, 2021. The actual amounts to be paid can only be determined at the time of the executive’s termination.

EXECUTIVE BENEFITS UPON TERMINATION ABSENT A CHANGE IN CONTROL	JOCHEN ZEITZ	GINA GOETTER	BRYAN NIKETH	EDEL O'SULLIVAN	JAGDISH KRISHNAN
Cash Severance	$5,000,000	$950,000	$950,000	$950,000	$950,000
Other Benefits
Health and Welfare	$37,090	$34,390	$38,215	$11,318	$35,515
Continuation of Life Insurance	$2,268	$1,077	$1,077	$1,077	$1,077

Payment in lieu of outplacement	$10,000	$10,000	$10,000	$10,000	$10,000
Total	$5,049,358	$995,467	$999,292	$972,395	$996,592
Vesting of Restricted Stock and Restricted Stock Units
We awarded restricted stock and restricted stock units to NEOs, and NEOs earn the related shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. In some circumstances, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. This is the case for all awards if the NEO dies or becomes disabled. For certain awards, if the NEO is 55 years of age or older and elects to retire more than one year after the date of the grant of the award, all unvested shares or units under that award will automatically vest upon retirement. In addition, other awards vest fully if we terminate the NEO other than for cause. In general, “cause” means conviction of or plea of no contest to a felony, willful misconduct that is materially and demonstrably detrimental to the Company, willful refusal to perform duties consistent with the NEO’s office, position, or status with the Company, or other conduct or inaction that the Human Resources Committee determines constitutes cause. Finally, as we disclose in the table above that presents the amounts payable to each NEO upon a change of control, certain restricted stock and restricted stock unit awards also vest fully on a change of control.
The following table reflects, for each NEO that we employed at December 31, 2021, the value of restricted stock and restricted stock unit awards that become vested upon termination of the NEO’s employment for each of the reasons indicated in the table assuming that such termination occurred on December 31, 2021. The value is based upon the aggregate market value of the shares that would vest in each instance. We used a price of $37.69 per share to determine market value, which was the closing price of our common stock on December 31, 2021, as reported by the New York Stock Exchange. Amounts that we reflect in this table are in addition to any amounts the NEO may be entitled to receive under the Executive Severance Policy.

NAMED EXECUTIVE OFFICER	RETIREMENT	DEATH OR DISABILITY	TERMINATION BY COMPANY (1)
Jochen Zeitz	$6,850,685	$6,279,795	$—
Gina Goetter	$—	$170,143	$—
Bryan Niketh	$—	$502,844	$—
Edel O'Sullivan	$—	$73,106	$—
Jagdish Krishnan	$—	$170,143	$—
(1)While terms for certain awards provide that the individual will forfeit any shares that are not vested if we terminate the individual, upon such a termination the individual could elect to treat the termination as a qualified retirement if he or she were eligible. There is no pro-rata vesting based on performance or, in the first year after grant, due to retirement. As a result, the awards give the NEO a strong incentive to remain with the Company.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	61

EXECUTIVE COMPENSATION
Performance Shares
We awarded performance shares to NEOs, and NEOs earn the related shares when the three-year performance period ends, but only if the individual remains an employee or certain other circumstances apply. In some circumstances, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. This is the case for all awards if the NEO dies or becomes disabled. For certain awards, if the NEO is 55 years of age or older and elects to retire more than one year after the date of the grant of the award, and for all awards granted in 2019 and forward, a pro-rata portion of the shares will vest based on the ratio of actual service in the requisite performance period and based on final results for the performance period. Finally, as we disclose in the table above that presents the amounts payable to each NEO upon a change of control, certain performance share awards also vest fully on a change of control.
The following table reflects, for each NEO that we employed at December 31, 2021, the value of performance share awards that become vested upon retirement assuming that such retirement occurred on December 31, 2021. The value is based upon the aggregate market value of the shares that would vest in each instance with performance results at target. We used a price of $37.69 per share to determine market value, which was the closing price of our common stock on December 31, 2021, as reported by the New York Stock Exchange. Amounts that we reflect in this table are in addition to any amounts the NEO may be entitled to receive under the Executive Severance Policy.

NAMED EXECUTIVE OFFICER	2019 - 2021 Award	2020 - 2022 Award	2021 - 2023 Award
Jochen Zeitz	$—	$—	$—
Gina Goetter	$—	$—	$455,597
Bryan Niketh	$248,076	$257,272	$585,740
Edel O'Sullivan	$—	$—	$269,144
Jagdish Krishnan	$—	$—	$455,597
Payments Made Upon Death or Disability
If an NEO dies while employed, in addition to the benefits to which we refer immediately following the heading “Payments Made Upon Termination” above and the amounts we disclose above relating to restricted stock and restricted stock unit awards, the NEO will receive payments under our death benefits. Our death benefits provide that each NEO is entitled to three times annual base salary in the event of his or her death while actively employed, which we would generally satisfy out of proceeds of life insurance that we maintain. For each NEO, we report premiums that we paid for this life insurance as part of “All Other Compensation” in the “Summary Compensation Table.” In addition, we maintain long-term disability plans in which NEOs may participate on a voluntary basis on the same terms as other salaried employees. There is no Company contribution toward the cost of this benefit.
Under the form of our Transition Agreement, if the NEO’s death occurs during employment, then no benefits are payable under the agreement. In addition, under all forms of our Transition Agreement, if an NEO dies after a termination that entitles the NEO to a cash payment, or if an NEO’s death during active employment after a change of control entitles the NEO’s estate to a cash payment, the health benefit coverage for the NEO’s eligible dependents will continue until the earlier to occur of one year following the executive’s death or three years following the executive’s termination. All other welfare benefit coverage will cease at the date of the NEO’s death.
Treatment of Certain Benefits Upon Retirement
For compensation purposes, we generally define “retirement” as separation from service on or after attainment of age 55. When an individual who satisfies these criteria leaves service, we consider him or her a retiree for purposes of certain compensation and benefits programs. An executive who has received a performance share award will receive a payout on a pro-rata basis for each award that we granted to the executive before his or her retirement date. The payment amount under each of these awards is based upon the actual months of employment since the date of the award divided by the 36-month life of the award. Actual payments will only be made upon the completion of the performance period. An executive will receive a payout with respect to a STIP award relating to the year in which he or she retires on a pro-rata basis based upon their actual pay during the year in which they retire and the actual STIP performance of the Company. Equity awards granted at least 12 months prior to the date of retirement vest on the date of retirement. These benefits are in addition to those that we disclose above under “Pension Benefits.”
As of December 31, 2021, one of our NEOs, Mr. Zeitz, was eligible to retire and would receive certain benefits (as described above) upon retirement. Assuming that he had retired effective as of that date, he would have been entitled to receive value in respect of the vesting of restricted stock and restricted stock units as reflected in the table that appears above under “Vesting of Restricted Stock and Restricted Stock Units".

62	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION

NAME (a)(4)	FEES EARNED OR PAID IN CASH ($) (1) (b)	STOCK AWARDS ($) (2) (3) (c)	OPTION AWARDS ($) (d)	NON-EQUITY INCENTIVE PLAN COMPENSATION (e)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS (f)	ALL OTHER COMPENSATION (g)	TOTAL (h)
Troy Alstead	$130,000	$125,000	$—	$—	$—	$—	$255,000
R. John Anderson	$115,000	$125,000	$—	$—	$—	$—	$240,000
Michael J. Cave	$130,000	$125,000	$—	$—	$—	$—	$255,000
James D. Farley	$110,000	$125,000	$—	$—	$—	$—	$235,000
Allan Golston	$130,000	$125,000	$—	$—	$—	$—	$255,000
Sara L. Levinson	$110,000	$125,000	$—	$—	$—	$—	$235,000
N. Thomas Linebarger	$150,000	$125,000	$—	$—	$—	$—	$275,000
Maryrose Sylvester	$110,000	$125,000	$—	$—	$—	$—	$235,000
(1)Non-employee Directors have the option of receiving all or a portion of their fees in the form of stock. The portions of fees received at the election of the non-employee Director in the form of stock in 2021 were as follows: Mr. Anderson - $57,500, Mr. Farley - $55,000, and Mr. Golston - $65,000.
(2)In August 2002, the Board approved stock ownership guidelines which the Board revised most recently in May, 2021. In May 2021, the Board approved a change in the Director stock ownership guidelines to adopt a five-year phase in period. Each non-employee Director has five years either from his or her election to the Board of Directors or from May 20, 2021, whichever is longer, to accumulate the appropriate number of shares.
(3)Non-employee Directors receive an annual grant of share units, each representing the value of one share of our stock. The payment of share units is deferred, at the election of each non-employee Director, until the first anniversary of each respective grant date or the time a non-employee Director ceases to serve as a Director, and share units are payable at that time in actual shares of our stock. The compensation related to share unit awards has been calculated based on the grant date fair value of the award. The fair value of a share unit is based on the market price of a share of stock on the date of grant.
(4)Mr. Niccol did not stand for reelection at the 2021 Annual Meeting of Shareholders and his term therefore ended upon the election of his successor.
Narrative to Director Compensation Table
Directors who are our employees (currently Mr. Zeitz) do not receive compensation for their services as Directors. Directors who are not employees received an annual retainer fee of $110,000 in fiscal year 2021. Mr. Linebarger received an additional $35,000 for his service as the Presiding Director. For serving as the Chair of the Nominating and Corporate Governance Committee, a non-employee Director is entitled to receive an additional retainer fee of $15,000. For serving as the Chair of the Brand and Sustainability Committee, a non-employee Director is entitled to receive an additional annual retainer fee of $10,000. The Chair of the Audit and Finance Committee and the Chair of the Human Resources Committee are each entitled to receive an additional $20,000 annual retainer fee. Other members of the Audit and Finance Committee are entitled to receive an additional $5,000 annual retainer fee.
Pursuant to our Director Stock Plan, a non-employee Director may elect to receive 0%, 50%, or 100% of the annual retainer fee to be paid each calendar year in the form of shares of our common stock based upon the fair market value of common stock at the time of our Annual Meeting. In addition, non-employee Directors receive an annual grant of share units, each representing the right to receive one share of our common stock and therefore having the value of one share of our common stock.
Also pursuant to our Director Stock Plan, non-employee Directors may choose to defer the receipt of their annual retainer fees payable in cash or shares of common stock. Deferrals of fees payable in shares of common stock and cash are credited to a share account, are treated as if invested in common stock, and ultimately will be paid in common stock. A Director will receive his or her deferred compensation following cessation of his or her service on the Board in compliance with applicable rules regarding deferred compensation plans.
The purpose of our Director Stock Plan is to further align the interests of outside Directors with shareholders by providing for a portion of annual compensation for the Directors’ services in shares of common stock or share units.
In addition, we provide to non-employee Directors a clothing allowance up to $1,500 to purchase Harley-Davidson MotorClothes® apparel and accessories, along with a discount on our products that is the same discount available to all U.S. employees of HDMC. We may also provide a Director with the temporary use of a motorcycle where doing so may further our business objectives.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	63

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. Based solely on our review of the copies of Forms 3 and 4 (and any amendments) filed with the SEC and the written representations of our Directors and executive officers, we believe that during fiscal year 2021 our Directors and executive officers complied with all Section 16(a) filing requirements, except for: (i) a late Form 4 filing for Jochen Zeitz, relating to the vesting of restricted stock on May 6, 2021, and (ii) a late Form 4 filing for Jonathan R. Root, relating to the vesting of restricted stock on July 31, 2020, which was filed in 2021.
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Except as otherwise noted, the following table sets forth certain information, as of March 4, 2022, with respect to the ownership of our common stock by each Director, our NEOs, all Directors and executive officers as a group, and each person or group of persons that we know to own beneficially more than 5% of our stock.
BENEFICIAL OWNERSHIP TABLE

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)
NAME OF BENEFICIAL OWNER	NUMBER OF SHARES (2)		PERCENT OF CLASS	SHARES ISSUABLE UPON EXERCISE OF STOCK OPTIONS (3)	RESTRICTED STOCK UNITS (4)
Troy Alstead	23,031		*
R. John Anderson	61,631		*
Michael J. Cave	43,206		*
Jared D. Dourdeville	See Note (8)		See Note (8)
James D. Farley, Jr.	3,775		*
Gina M. Goetter	1,979		*		12,482
Allan Golston	28,861		*
Jagdish Krishnan	1,879		*		11,512
Sara L. Levinson	56,828		*
N. Thomas Linebarger	75,928		*
Bryan Niketh	20,370		*	6,390	19,385
Edel M. O’Sullivan	—		*		10,023
Maryrose Sylvester	27,429		*
Jochen Zeitz	506,603		*		138,473
All Directors and Officers as a Group (17 Individuals)	936,356	(8)	*
The Vanguard Group, Inc.	14,043,248	(5)	9.26
BlackRock, Inc.	12,533,168	(6)	8.26
Boston Partners	11,689,106	(7)	7.70
H Partners Management	12,600,000	(8)	8.30
*    The amount shown is less than 1% of the outstanding shares of our common stock.
(1)Except as otherwise noted, all persons have sole voting and investment power over the shares listed. In all cases, information regarding such power is based on information that the individual beneficial owners provide to us.
(2)Includes, but is not limited to, shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 4, 2022 and shares of common stock held in our 401(k) Plan and our Dividend Reinvestment Plan as of March 4, 2022.
(3)Includes only stock options exercisable within 60 days of March 4, 2022.
(4)Amounts shown in this column are not included in the columns titled “Number of Shares” or “Percent of Class.” Amounts shown in this column represent restricted stock units (RSUs) that we awarded under our 2014 Incentive Stock Plan on February 5, 2020, February 3, 2021 and February 9, 2022. Each restricted stock unit represents a contingent right to receive one share of stock. One-third of the total number of units granted on each of February 5, 2020, February 3, 2021 and February 9, 2022 vest on each of the first three anniversaries of the date of grant. The RSUs are subject to forfeiture until vested. Further, the RSUs described in this footnote do not carry the right to vote. In each case, amounts are distributable in the form of shares of our common stock on a one-for-one basis; however, any distribution would not be within 60 days of March 4, 2022.
(5)We derived the information from a Schedule 13G/A that The Vanguard Group, Inc., an investment adviser, filed with the Company and the SEC on February 10, 2022. As of December 31, 2021, The Vanguard Group, Inc. was deemed to be the beneficial owner of 14,043,248 shares and had sole voting power over zero shares, shared voting power over 84,597 shares, sole investment power over 13,827,166 shares and shared investment power over 216,082 shares. The Vanguard Group, Inc. is located at 100 Vanguard Blvd., Malvern, PA 19355.

64	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

(6)We derived the information from a Schedule 13G/A that BlackRock, Inc. filed with the Company and the SEC on February 1, 2022. As of December 31, 2021, BlackRock, Inc. was deemed to be the beneficial owner of 12,533,168 shares and had sole voting power over 12,154,537 shares, shared voting power over zero shares, sole investment power over 12,533,168 shares and shared investment power over zero shares. BlackRock, Inc. is located at 55 East 52nd Street, New York, NY 10055.
(7)We derived the information from a Schedule 13G/A that Boston Partners filed with the Company and the SEC on February 11, 2022. As of December 31, 2021, Boston Partners was deemed to be the beneficial owner over 11,689,106 shares and had sole voting power over 9,949,798 shares, shared voting power over 20,021 shares, sole investment power over 11,689,106 shares and shared investment power over zero shares. The address for the reporting persons is Boston Partners, One Beacon Street 30th Floor, Boston, MA 02108.
(8)We derived the information from a Schedule 13D/A that H Partners Management and Rahan Jaffer filed with the Company and the SEC on February 3, 2022. As of February 2, 2022, H Partners Management was deemed to be the beneficial owner over 12,600,000 shares and had sole voting power over zero shares, shared voting power over 12,600,000 shares, sole investment power over zero shares and shared investment power over 12,600,000 shares, and Rahan Jaffer was deemed to be the beneficial owner over 12,600,000 shares and had sole voting power over zero shares, shared voting power over 12,600,000 shares, sole investment power over zero shares and shared investment power over 12,600,000 shares. The address for the reporting persons is H Partners Management, LLC, 888 7th Avenue, 29th Floor, New York, NY 10019. Mr. Dourdeville, a Partner at H Partners, may be deemed to have voting and dispositive power with respect to certain of these shares. Mr. Dourdeville disclaims beneficial ownership of these shares. Mr. Dourdeville does not have beneficial ownership of any Company shares directly.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	65

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussions, the Human Resources Committee recommended to the Board that we include the Compensation Discussion and Analysis in this Proxy Statement.

2021 Human Resources Committee of the Board of Directors
Michael J. Cave, Chair Sara L. Levinson	N. Thomas Linebarger* Maryrose Sylvester
* Mr. Linebarger joined the Human Resources Committee on June 24, 2021.

66	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

COMMITTEE REPORTS
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT
The Board has empowered the Nominating and Corporate Governance Committee, which we refer to as the Nominating Committee, to continuously review our corporate governance practices and to make recommendations to the Board. The Nominating Committee regularly reviews our Corporate Governance Policy, encourages the continuing education of Board members, provides Board members with access to senior management, and defines each Board member’s responsibility to attend meetings and review all pre-meeting materials.
As part of our global compliance and ethics program, we have a Code of Business Conduct that applies to all of our employees, officers, and Board members. We also have a Supplier Code of Conduct that applies to our suppliers and their agents who do work on behalf of Harley-Davidson. The Code of Business Conduct reporting helpline, website and phone numbers are designed to provide employees and suppliers with the opportunity to ask Code-related questions or report a potential Code violation throughout the world (where legally allowable). Our Chief Legal Officer reports to the Nominating Committee on matters relating to the Company’s global compliance and ethics program. We also have in effect the Conflict of Interest Process that the Nominating Committee has approved. The Code of Business Conduct, Supplier Code of Conduct, Conflict of Interest Process for Directors and Executive Officers, Corporate Governance Policy, and each of the four committee Charters appear on the Corporate Governance page of our website at https://investor.harley-davidson.com.
As set forth in its Charter, the Nominating Committee leads the Board in an annual review of the performance of the Board, the Board’s committees, and the Directors. Annually, the Nominating Committee reviews the independence of each Director and examines all relationships, if any, a Director has with the Company to determine if that relationship is material. The Nominating Committee has determined that one current Director (Mr. Zeitz) is not independent and has reviewed the very limited business relationship that one other Director has with the Company. We disclose this relationship in the “Certain Transactions” section. All members of the Nominating Committee are independent in accordance with the requirements of New York Stock Exchange rules.

2021 Nominating and Corporate Governance Committee of the Board of Directors
Allan Golston, Chair Troy Alstead R. John Anderson Michael J. Cave	James D. Farley, Jr. Sara L. Levinson N. Thomas Linebarger Maryrose Sylvester

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	67

AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee is currently comprised of four members. The Board has determined Messrs. Alstead, Farley and Golston to be audit committee financial experts within the meaning of SEC rules. All Audit and Finance Committee members are independent and financially literate pursuant to New York Stock Exchange rules.
The Audit and Finance Committee Charter provides that the independent auditor is accountable to the Audit and Finance Committee and to the Board. The Audit and Finance Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the independent registered public accounting firm serving as the Company’s independent auditor. However, the Audit and Finance Committee will seek shareholder ratification of its choice of independent auditor at the Annual Meeting.
The Audit and Finance Committee has reviewed and discussed with management its assessment of the effectiveness of Harley-Davidson’s internal control system over financial reporting as of December 31, 2021. Management has concluded that the internal control system was effective. Additionally, Harley-Davidson’s internal control over financial reporting as of December 31, 2021 was audited by Ernst & Young LLP, Harley-Davidson’s independent auditor for the 2021 fiscal year.
The Audit and Finance Committee has reviewed and discussed Harley-Davidson’s audited consolidated financial statements for the 2021 fiscal year with management as well as with representatives of Ernst & Young LLP. The Audit and Finance Committee has also discussed with Ernst & Young LLP matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit and Finance Committee has received written disclosures from Ernst & Young LLP regarding their independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with representatives of Ernst & Young LLP the independence of Ernst & Young LLP.
Based on the review and discussions referred to above, the Audit and Finance Committee has recommended to the Board that the audited consolidated financial statements for the 2021 fiscal year be included in Harley-Davidson’s Annual Report on Form 10-K for the 2021 fiscal year for filing with the SEC.

2021 Audit and Finance Committee of the Board of Directors
Troy Alstead, Chair R. John Anderson James D. Farley, Jr.*	Allan Golston N. Thomas Linebarger*
* Mr. Linebarger served on the Audit and Finance Committee until June 24, 2021 and Mr. Farley joined the Audit and Finance Committee on
June 24, 2021.

68	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

SHAREHOLDER PROPOSALS
If a shareholder intends to present a proposal at the 2023 Annual Meeting of Shareholders and desires to have us include that proposal in our proxy materials for that meeting under Rule 14a-8 of the Securities Exchange Act of 1934, then the shareholder must ensure that we receive the proposal by December 2, 2022. A shareholder who otherwise intends to present business at the 2023 Annual Meeting of Shareholders must comply with the requirements set forth in our Restated Articles of Incorporation as supplemented by our By-laws. Our Restated Articles of Incorporation and By-laws contain specific requirements with which a shareholder must comply. For example, our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation as supplemented by our By-laws to our Secretary not less than 60 days before the date in 2023 corresponding to the date we released this Proxy Statement to our shareholders. Because we anticipate mailing the Notice of Internet Availability of Proxy Materials on April 1, 2022, we must receive notice of a proposal for shareholders to consider at the 2023 Annual Meeting of Shareholders that a shareholder submits other than pursuant to Rule 14a-8 no later than January 31, 2023.
If we receive the notice after January 31, 2023, then we will consider the notice untimely and we will not have an obligation to present the proposal at the 2023 Annual Meeting of Shareholders. If the Board chooses to present a proposal that a shareholder submits other than under Rule 14a-8 at the 2023 Annual Meeting of Shareholders, then the persons named in the proxies that the Board requests for the 2023 Annual Meeting of Shareholders may exercise discretionary voting power with respect to the proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	69

Q:    What is the purpose of the Annual Meeting of Shareholders?
A:    (1) To elect ten Directors to the Board; (2) to approve, by advisory vote, the compensation of our NEOs; (3) to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and (4) to take action upon any other business as may properly come before the Annual Meeting and any adjournments or postponements of the meeting. The Notice of Annual Meeting and this Proxy Statement describe these matters in more detail. In addition, members of management will respond during or after the Annual Meeting, as appropriate, to questions submitted live by shareholders during the Annual Meeting related to the items of business at the Annual Meeting or relating to progress of The Hardwire. Questions may be submitted at the Annual Meeting through www.virtualshareholdermeeting.com/HOG2022. We will post the applicable questions and answers on our Investor Relations website shortly after the meeting.
Q:    Who can attend the Annual Meeting of Shareholders by virtual presence online?
A:    The 2022 Annual Meeting will be accessible through the Internet. We are using this approach again due to the COVID-19 pandemic and the priority we place on the health and well-being of our shareholders, employees, and other stakeholders.
All shareholders of Harley-Davidson, Inc., or individuals that shareholders have duly appointed as their proxies and guests, may attend the Annual Meeting by virtual presence online by visiting www.virtualshareholdermeeting.com/HOG2022 and providing the control number found on the proxy card. Appointing a proxy in response to this request will not affect a shareholder’s right to attend the Annual Meeting and to vote by virtual presence online. To attend the Annual Meeting, please follow these instructions:
If shares you own are registered in your name or if you own shares through our Dividend Reinvestment Plan, to attend the Annual Meeting by virtual presence online, you will need to provide the control number found on your proxy card; or if you hold your shares in “street name” (that is, through a broker, bank or other nominee), to attend the Annual Meeting by virtual presence online, you will need to provide the control number found on the voting instructions or proxy card provided by such broker, bank or other nominee.
Q:    What constitutes a quorum?
A:    A majority of the 151,731,809 shares of our stock outstanding on March 4, 2022 must be present, by virtual presence online or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will count toward satisfying the quorum requirement. If you return a proxy card or otherwise submit a proxy marked “ABSTAIN” or without voting instructions, your shares of common stock will also count toward satisfying the quorum requirement. Also, in those instances where brokers who hold shares on behalf of others have returned a proxy but could not vote the shares on particular matters without receiving voting instructions from the beneficial owners (“broker non-votes”), those shares will count toward satisfying the quorum requirement. If you own shares in street name through a broker, we encourage you to provide voting instructions to your broker. Once a share is counted as present at the Annual Meeting, it will count as present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for the adjournment or postponement).
Q:    Who is entitled to vote?
A:    Only holders of the 151,731,809 shares of our common stock outstanding as of the close of business on March 4, 2022, can vote by virtual presence online at or prior to the Annual Meeting. Each of these shareholders has one vote for each share of our stock held on that date.
Q:    How do I vote?
A:    If the records of our transfer agent show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan at the close of business on March 4, 2022, then you may vote (1) via the internet at www.proxyvote.com, (2) by virtual presence at the Annual Meeting online at www.virtualshareholdermeeting.com/HOG2022, (3) by mail after first requesting a printed copy of this Proxy Statement, proxy card and Annual Report on Form 10-K and following the instructions set forth on the proxy card or (4) by telephone after reviewing the Proxy Statement and Annual Report on Form 10-K at www.proxyvote.com. Instructions for using these convenient services are set forth on the Notice of Internet Availability of Proxy Materials. If you plan to vote by virtual presence online at our meeting, you will need to visit www.virtualshareholdermeeting.com/HOG2022 and use the control number found on your proxy card to vote your shares. In addition, if you own your shares through a bank, broker or other nominee, you will need to obtain a legal proxy issued in

70	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

QUESTIONS AND ANSWERS
your name from your bank, broker or other nominee and follow the materials and instructions that your bank, broker or other nominee has provided.
If you own shares in street name, you may vote via telephone or the internet if your bank, broker, or other nominee makes those methods available, in which case your bank, broker or other nominee will provide instructions with your Proxy Statement.
The telephone and internet voting procedures will authenticate your identity, allow you to give your voting instructions and confirm that we properly recorded your instructions. If you vote via the internet and/or attend the 2022 Annual Meeting by virtual presence online, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from internet access providers and telephone companies. You will need a touch tone telephone to vote by telephone.
Q:    What is the effect of not voting at the Annual Meeting?
A:    The consequences of not voting at the Annual Meeting will depend on how you own your shares. If the records of our transfer agent, Computershare Trust Company, N.A., show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan and you do not vote, we cannot consider those shares present at the meeting and they will not count toward satisfying the quorum requirement.
If you own shares in street name through a broker and do not vote, your broker may vote your shares by virtual presence online at the meeting. If you do not give voting instructions for your shares, your broker may or may not be able to vote your shares in its discretion depending on the proposals before the meeting. Your broker may vote your shares in its discretion on routine matters such as Proposal 3, the ratification of the selection of our independent registered public accounting firm, but may not vote your shares in its discretion on the other Proposals. If you own shares in street name through a broker, we encourage you to provide voting instructions to your broker.
Q:    Can I change my vote after I submit my proxy?
A:    Yes. You can change your vote at any time before the Annual Meeting by submitting a new proxy or by voting by virtual presence online at the Annual Meeting. Your virtual presence online at the Annual Meeting does not in and of itself revoke your proxy. You also are invited to attend the Annual Meeting by virtual presence online. However, if you are a beneficial owner of shares, because a beneficial owner is not the shareholder of record, you may not vote these shares by virtual presence online at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.
Unless you properly revoke your proxy, the persons you have appointed when you submit a proxy will vote your shares by virtual presence at the Annual Meeting. If you specify a choice by means of the proxy, the persons you have appointed will vote your shares as you specify. If you do not specify a choice, the persons you have appointed will vote your shares in accordance with the recommendations of the Board.
Q:    Who will count the vote?
A:    Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate shareholder votes for the Annual Meeting.
Q:    Who pays to prepare and solicit the proxies?
A:    We pay the cost of soliciting the proxies relating to the Annual Meeting, except for some costs that may arise through your use of the telephone and internet. We may request proxies in person, by telephone, and internet, as well as through the mail. We also expect to ask banks, brokerage houses and other custodians, nominees, or fiduciaries to forward proxy materials to their principals and to obtain proxies. We will reimburse these institutions for their out-of-pocket expenses. The Company may consider engaging a proxy solicitation firm, at the Company's expense, at a later date.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	71

QUESTIONS AND ANSWERS

Q:    How can I obtain printed copies of the proxy materials?
A:    If you are a shareholder, you may receive a printed copy of the proxy materials by following the instructions below, which also appear in the Notice of Internet Availability of Proxy Materials.
If you want to receive a printed copy of this Proxy Statement, proxy card and/or Annual Report on Form 10-K, you must request one. There is NO charge by the Company for requesting a copy. Please choose one of the following methods to make your request:

1)	BY INTERNET:	www.proxyvote.com
2)	BY TELEPHONE:	1-800-579-1639
3)	BY EMAIL:	sendmaterial@proxyvote.com
If you request printed materials by email, please send a blank email that includes the control number that appears in your Notice of Internet Availability of Proxy Materials in the email subject line. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.
Requests, instructions, and inquiries sent to the email address above for purposes other than requesting a printed copy of this Proxy Statement, proxy card and Annual Report on Form 10-K will NOT be reviewed or accommodated. Please make the request as instructed above on or before April 28, 2022, to facilitate delivery prior to the Annual Meeting. After April 28, 2022 you may request printed copies of this Proxy Statement and/or Annual Report on Form 10-K, but not a proxy card, by contacting the Company’s Investor Relations Department directly by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) email at investor.relations@harley-davidson.com.
Q: Where can I find a list of shareholders entitled to vote at the Annual Meeting?
A: Information as to how to obtain the list of shareholders entitled to vote at the Annual Meeting is available on the Notice of Internet Availability of Proxy Materials, and the list of shareholders entitled to vote at the Annual Meeting will be available on www.virtualshareholdermeeting.com/HOG2022 during the entirety of the Annual Meeting.

72	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:    How is management structured?
A:    Harley-Davidson, Inc. operates in two business segments - the motorcycles and related products segment and the financial services segment. The motorcycles and related products segment includes companies that do business as Harley-Davidson Motor Company (“HDMC”), and the financial services segment includes Harley-Davidson Financial Services (“HDFS”).
Our management organizational structure consists of a Harley-Davidson leadership team, comprised of the Chief Executive Officer’s direct reports and the Vice President of Inclusive Stakeholder Management, referred to as Staff Meeting 1 (“SM1”), and a broad group of our leaders representing key functions and key individuals of Harley-Davidson, referred to as Staff Meeting 2 (“SM2”). The SM1 and SM2 structure was designed to ensure alignment across the organization and provide a consistent approach to sharing key business results. It is also the forum for bringing critical business issues to the forefront. The members of SM1 and SM2 are responsible for making decisions on business issues that impact our entire Company, developing high-level policies and advising our Chief Executive Officer. For SEC purposes, we consider most of the SM1 members our executive officers. Among other things, the SEC requires executive officers to disclose publicly their holdings of and transactions involving our stock.
Q:    Who are our executive officers for SEC purposes?
A:    As of April 1, 2022, our executive officers for general SEC purposes were as follows:

NAME AND TITLE	AGE
Gina Goetter, Chief Financial Officer, Harley-Davidson, Inc.
We appointed Ms. Goetter as our Chief Financial Officer, effective September 30, 2020.	45
Paul J. Krause, Vice President, Chief Legal Officer and Chief Compliance Officer, Harley-Davidson, Inc.
We have employed Mr. Krause for approximately 6 years.	44
Jagdish Krishnan, Chief Digital Officer, Harley-Davidson, Inc.
We appointed Mr. Krishnan as our Chief Digital Officer, effective August 17, 2020.	47
Bryan Niketh, Senior Vice President of Product and Operations, Harley-Davidson Motor Company
We have employed Mr. Niketh for approximately 20 years.	45
Edel O’Sullivan, Chief Commercial Officer, Harley-Davidson Motor Company, Inc.
We appointed Ms. O’Sullivan as our Chief Commercial Officer, effective March 1, 2021.	42
Jonathan R. Root, Senior Vice President, Harley-Davidson Financial Services
We have employed Mr. Root for approximately 11 years.	48
Tori Termaat, Chief Human Resources Officer, Harley-Davidson, Inc.
We have employed Ms. Termaat for approximately 22 years. We appointed Ms. Termaat as our Chief Human Resources Officer, effective January 1, 2022.	44
Jochen Zeitz, President and Chief Executive Officer, Harley-Davidson, Inc.
We have employed Mr. Zeitz as President and Chief Executive Officer since May 20, 2020. Mr. Zeitz has served as Chairman of the Board since February 2020.	58
Ms. Goetter has been with Harley-Davidson since 2020 and has been our Chief Financial Officer effective September 30, 2020. She served as Senior Vice President Finance of the Prepared Foods Segment of multinational meat processor and marketer Tyson Foods, Inc. from 2019 until her appointment by the Company. From 2008 to 2018, Ms. Goetter held several leadership positions at multinational consumer foods manufacturer and marketer General Mills, Inc., including serving as Vice President, Financial Operations of the Meals & Baking Operating Unit from 2017 to 2019 and Senior Finance Director of the Baking Operating Unit from 2015 to 2016.
Mr. Krause has been with Harley-Davidson since 2016 and was promoted to Vice President, Chief Legal Officer and Chief Compliance Officer in March 2020 after serving as Interim Chief Legal Officer and Interim Chief Compliance Officer since 2019. He also served as our Assistant General Counsel from 2018 until 2019 and our Senior Legal Counsel from 2016 to 2018. Prior to Harley-Davidson, Mr. Krause served as Senior Counsel at ArcelorMittal USA LLC, a multinational steel and mining company, from 2010 to 2016.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	73

QUESTIONS AND ANSWERS
Mr. Krishnan has been with Harley-Davidson since 2020 and has been our Chief Digital Officer since August 17, 2020. He served as Vice President and Chief Digital Officer at Bose Corporation, an American manufacturing company of audio equipment and accessories, from 2016 to 2020. Before Bose, he held leadership positions with Deloitte & Touche and Panti Computer Systems, where he led information security, enterprise software development, and IT operations.
Mr. Niketh became Senior Vice President of Product and Operations of HDMC effective March 30, 2020. Prior to that time, he served as Vice President of Product Development of HDMC since 2017 and Vice President of Supply Management of HDMC since 2014.
Ms. O’Sullivan has been with Harley-Davidson since 2021 and has been our Chief Commercial Officer effective March 1, 2021. Prior to joining the Company, Ms. O’Sullivan served as a partner at Bain & Company for the last 5 years of her 14-year tenure. Bain & Company is a top management consulting firm, advising leaders on strategy, marketing, organization, operations, IT and M&A. Ms. Sullivan previously managed financial planning and analysis for a division at Procter & Gamble.
Mr. Root was promoted to Senior Vice President of HDFS in April 2020. Mr. Root has over 25 years of financial services and corporate finance experience. He joined our Company in 2011 and has held various HDFS leadership roles, including serving as Vice President of Insurance and Protection Products from 2015 to 2020 when he assumed his current position.
Ms. Termaat has been with Harley-Davidson since 2000 and was promoted to Chief Human Resources Officer as of January 1, 2022. Ms. Termaat has held various leadership roles at the Company, including serving as Vice President of Human Resources from 2021 to 2022, Director of Human Resources Business Services from 2019 to 2021, and Director of Talent from 2017 to 2019.
Mr. Zeitz became our President and Chief Executive Officer, as well as Chairman of our Board, in 2020 and has served on our Board since 2007. As he is a Director candidate, additional biographical information regarding Mr. Zeitz appears above under Proposal 1.
In addition to our executive officers listed above, Mr. Kornetzke is our Chief Accounting Officer. We have employed Mr. Kornetzke for approximately 21 years and he has served in his current role since 2009.
Q:    Does Harley-Davidson have a chief compliance officer?
A:    Yes. Our Board appointed a Chief Compliance Officer in 2004, with Paul Krause, Vice President, Chief Legal Officer, and Secretary, being our current Chief Compliance Officer. Appointing a Chief Compliance Officer was part of the Board’s commitment to compliance and its desire to promote compliance, education and reporting within our Company. This action formalized our continuing efforts to direct and promote an effective compliance program. Among other things, under this compliance program, management is required to report significant compliance issues to the Legal Department when they occur. The compliance program also includes training to employees, including senior management, on corporate governance issues including anti-bribery, ethics, privacy, insider trading restrictions and restrictions on disclosure of nonpublic material information. The Company has a global compliance and ethics training program managed by an attorney from our Legal Department and other employees who manage corporate governance, compliance and records management. The Audit and Finance Committee receives quarterly reports on legal and compliance matters. The Nominating and Corporate Governance Committee receives an annual report on legal and compliance matters.
Q:    Does Harley-Davidson have a disclosure committee?
A:    Yes. In 2002, we established a Disclosure Committee comprised of members of management responsible for considering the materiality of information and making disclosure decisions on a timely basis. If necessary, a subset of the Disclosure Committee, comprised of the Chief Financial Officer and the Chief Legal Officer is authorized to fulfill the functions of the Disclosure Committee. Although the following information and documentation are not provided along with this Proxy Statement, the Disclosure Committee Guidelines provide that the Disclosure Committee: (1) has access to all Company books, records, facilities and personnel, as well as our independent registered public accounting firm and outside counsel; (2) designs, establishes, and maintains disclosure controls and procedures for the SEC reporting process and modifies them from time to time, as appropriate; (3) creates and reviews all financial press releases; (4) reviews SEC filings on Form 8-K relating to quarterly earnings releases, Form 10-K, Form 10-Q and our annual Proxy Statement; (5) suggests appropriate disclosures or provides opinions on disclosure issues; (6) evaluates changes in SEC, New York Stock Exchange and Financial Accounting Standards Board disclosure rules and makes recommendations regarding their impact on the Company; (7) consults with management, internal auditors, independent accountants, and outside legal counsel; (8) discusses material items with employees in the internal audit function, independent registered public accounting firm, and management to ensure appropriate disclosure;(9) arranges for necessary training to ensure effective implementation of the disclosure controls and procedures; and (10) annually reviews and reassesses the performance of the Disclosure Committee and these guidelines.

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QUESTIONS AND ANSWERS
Q:    Does Harley-Davidson have a policy for communicating material non-public information?
A:    Yes. The Company’s Policy for Managing Disclosure of Material Information describes the procedures relating to communication with the public, the investment community, and third-party business contacts. The policy can be found on the Corporate Governance area of our website at https://investor.harley-davidson.com.
Q:    Does Harley-Davidson have an internal audit department?
A:    Yes. The head of the internal audit function reports directly to both the Audit and Finance Committee and our Chief Financial Officer. The Audit and Finance Committee Charter specifically provides that the head of the internal audit function is accountable to the Board and the Audit and Finance Committee and that the Audit and Finance Committee has the ultimate authority and responsibility to appoint, retain, evaluate, and replace the head of the internal audit function. For more information on the internal audit function, please see the “Audit and Finance Committee Report.”
Q:    Where can I find corporate governance materials for Harley-Davidson?
A:    The Corporate Governance page of our website at https://investor.harley-davidson.com contains our Corporate Governance Policy, our Conflict of Interest Process for Directors, Executive Officers and Other Employees, our Code of Business Conduct, our Financial Code of Ethics, our Policy for Managing Disclosure of Material Information, the charters for the Audit and Finance Committee, Nominating and Corporate Governance Committee, Human Resources Committee, and Brand and Sustainability Committee, our By-laws, a list of the current members of the Board of Directors, our Statement on Conflict Minerals, California Transparency in Supply Chain Act Disclosure, Political Engagement and Contributions, and the Clawback Policy. We are not including the information available through our website as a part of this Proxy Statement. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from internet access providers and telephone companies.
Q:    Does the Company have a code of business conduct?
A:    The Board first adopted our Code of Business Conduct in 1992 and the Board amended and restated it in 2003 and 2012. Our Code of Business Conduct applies to all employees, including executives and Directors, and promotes honest and ethical conduct and provides guidance in handling various business situations. It is available worldwide to our employees on our intranet and on the Corporate Governance page of our website at https://investor.harley-davidson.com. Where allowed by law, employees may anonymously report possible violations of the Code of Business Conduct by calling a third-party toll-free telephone number that is available 24 hours a day and seven days a week, via a third-party internet website or by writing to our Chief Legal Officer at the following address, care of our Secretary: Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Employees may also report possible violations to their supervisor, their local human resources department, their local legal department, or the Chief Legal Officer and Chief Compliance Officer of Harley-Davidson, Inc. For more information, please see the “Nominating and Corporate Governance Committee Report.”
Q:    Does the Company have a financial code of ethics?
A:    Employees in key senior management positions and in areas that provide support to the finance and accounting areas, sign our Financial Code of Ethics. The Financial Code of Ethics was most recently revised in November 2015. The Chief Executive Officer, Chief Financial Officer, Controller, any employee in the finance and accounting area or in an area that provides support to the finance and accounting area of the Company or one of its affiliates or subsidiaries, or a manager of any such employee must report any questionable accounting or auditing matters or any violations of the Financial Code of Ethics to the Chief Legal Officer of Harley-Davidson, Inc. or the Chairman of the Audit and Finance Committee of the Board.

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	75

QUESTIONS AND ANSWERS
Q:    How may I contact the members of the Board of Directors?
A:    The Corporate Governance page of our website lists the current members of the Board. Shareholders or other parties interested in communicating with N. Thomas Linebarger, our Presiding Director (who is the contact for those who wish to communicate with non-management Directors), or any other Director may do so by writing, in care of our Secretary, Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. We open and forward all mail to the Director or Directors specified in the communication.
Q:    Does the Company have a chairman or a presiding director?
A:    We currently have a Chairman of the Board, who is also our President and Chief Executive Officer, and a Presiding Director of the Board. Our Corporate Governance Policy provides for a Presiding Director when the Chairman of the Board is not an independent Director.
Q:    How may I recommend a candidate to serve on the Board of Directors?
A:    Shareholders may recommend candidates for consideration by the Nominating and Corporate Governance Committee at any time by writing to the Chair of the Committee, in care of our Secretary, at the above address. To enable the committee to consider a shareholder recommendation in connection with the 2023 Annual Meeting of Shareholders, we must receive the recommendation on or before December 2, 2022. Under "Nominating and Corporate Governance Committee", we discuss the criteria that the Nominating and Corporate Governance Committee considers for identifying and recommending new candidates to serve on the Board.

76	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a broker, bank or other nominee may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement. We will deliver promptly, if you request orally or in writing, a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement to any shareholder at the same address. If you wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement, then you may contact our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) email at investor.relations@harley-davidson.com. You may also contact your broker, bank, or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of our Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement from their broker, bank, or other nominee may request delivery of a single copy by contacting their broker, bank, or other nominee, so long as the broker, bank, or other nominee has elected to household proxy materials.
By Order of the Board of Directors,
Harley-Davidson, Inc.

Paul J. Krause
Secretary
Milwaukee, Wisconsin
April 1, 2022

2022 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	77

APPENDIX A

HARLEY-DAVIDSON, INC.
2020 INCENTIVE STOCK PLAN
1. Purposes, History and Effective Date.

(a) Purpose. The Harley-Davidson, Inc. 2020 Incentive Stock Plan has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers and other employees and (ii) to increase shareholder value. This Plan provides participants incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock or receive monetary payments based on the value of such common stock on the potentially favorable terms that this Plan provides.
(b) History. Prior to the effective date of this Plan, the Company had in effect the 2014 Plan, which was originally effective April 26, 2014. Upon shareholder approval of this Plan, the 2014 Plan terminated and no new awards could be granted under the 2014 Plan, although awards granted under the 2014 Plan and still outstanding continue to be subject to all terms and conditions of the 2014 Plan, subject to Section 15(c) of this Plan. This Plan is being amended and restated effective as of March 11, 2022, subject to approval by the Company’s shareholders at the 2022 annual shareholders meeting.

(c) Effective Date. This Plan became effective on, and Awards could be granted under this Plan on and after, the Effective Date. This Plan will terminate as provided in Section 15.

2. Definitions. Capitalized terms used in this Plan have the following meanings:

(a) "2009 Plan means the Harley-Davidson, Inc. 2009 Incentive Stock Plan, as amended.

(b) "2014 Plan" means the Harley-Davidson, Inc. 2004 Incentive Stock Plan, as amended.

(c) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act or any successor rule or regulation thereto. Notwithstanding the foregoing, for purposes of determining those individuals to whom may be granted a non-qualified Option or a Stock Appreciation Right that is intended to be exempt from Code Section 409A, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(d) “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Shares, Restricted Stock, Restricted Stock Units, EIP Shares or Dividend Equivalent Units. Any Award granted under this Plan shall be provided or made in such manner and at such time as complies with or is exempt from the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1), including, without limitation, deferring payment to a specified employee or until a specified distribution event, as provided in Code Section 409A(a)(2).

(e) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing the grant of an Award in such form as the Committee determines.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means, except as otherwise determined by the Committee upon the grant of an Award, (i) the Participant’s conviction of a felony or a plea by the Participant of no contest to a felony, (ii) willful misconduct on the part of the Participant that is materially and demonstrably detrimental to the Company or an Affiliate, (iii) the Participant’s willful refusal to perform requested duties consistent with the Participant’s office, position or status with the Company or an Affiliate (other than as a result of his or her physical or mental disability) or (iv) other conduct or inaction that the Company determines in its discretion constitutes Cause. With respect to clauses (ii), (iii) and (iv) of this definition, Cause shall be determined by the senior human resources officer of the Company. All determinations of such officer under this definition shall be final.

(h) “Change of Control” means the occurrence of any one of the following events:

(i) the Continuing Directors no longer constitute a majority of the Directors constituting the Board;

(ii) any person or group (as defined in Rule 13d-5 under the Exchange Act), together with its affiliates, becomes the beneficial owner, directly or indirectly, of 20% or more of the Company’s then outstanding Stock or 20% or more of the voting power of the Company’s then outstanding Stock; or

(iii) the consummation of the merger or consolidation of the Company with any other corporation, or the sale of substantially all of the Company’s assets or the liquidation or dissolution of the Company, unless, in the case of a merger or consolidation, the Continuing Directors in office immediately prior to such merger or consolidation constitute

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at least a majority of the directors constituting the board of directors of the surviving corporation of such merger or consolidation and any parent (as defined in Rule 12b-2 under the Exchange Act) of such corporation.

Notwithstanding the foregoing, with respect to an Award that is deferred compensation subject to Code Section 409A, then solely for purposes of determining the timing of payment of such Award, the term “Change of Control” as defined above shall be deemed amended to the extent necessary to satisfy the definition of “change in control event” under Code Section 409A to the extent necessary for the Award to comply with Code Section 409A.

(i) “Change of Control Price” means the highest Fair Market Value price per Share during the sixty (60)-day period preceding the date of a Change of Control.

(j) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(k) “Committee” means the Human Resources Committee of the Board (or a successor committee with the same or similar authority).

(l) “Company” means Harley-Davidson, Inc., a Wisconsin corporation, or any successor thereto.

(m) “Continuing Director” means any individual who is either (i) a member of the Board on the Effective Date or (ii) a member of the Board whose election or nomination to the Board was approved by a vote of at least two-thirds (2/3) of the Continuing Directors (other than a person whose election was as a result of an actual or threatened proxy or other control contest).

(n) “Director” means a member of the Board, and “Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.

(o) “Disability” has the meaning ascribed to the term in Code Section 22(e)(3), as determined by the Committee.

(p) “Disinterested Persons” means the non-employee directors of the Company within the meaning of Rule 16b-3 as promulgated under the Exchange Act.

(q) “Dividend Equivalent Unit” means the right to receive a payment equal to the cash dividends paid with respect to a Share.

(r) “Effective Date” means the date the Company’s shareholders first approve this Plan.

(s) “EIP Shares” means Shares that the Company delivers in payment or partial payment of an award under the Harley-Davidson, Inc. Employee Incentive Plan (or any successor thereto) or other incentive plans of the Company or its affiliates that the Committee designates from time to time.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(u) “Excluded Items” means any (i) charges for reorganizing and restructuring, (ii) discontinued operations, (iii) asset write-downs, (iv) gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business, (v) changes in tax or accounting principles, regulations or laws, (vi) extraordinary, unusual, transition, one-time and/or non-recurring items of gain or loss, and (vii) mergers, acquisitions or dispositions, that in each case the Company identifies in its audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report.

(v) “Fair Market Value” means, per Share on the date as of which Fair Market Value is being determined, if the Stock is listed for trading on the New York Stock Exchange, the closing sales price on the date in question as reported in The Wall Street Journal, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange. If the Stock is not listed or admitted to trading on the New York Stock Exchange on the date in question, then “Fair Market Value” means, per Share on the date as of which Fair Market Value is being determined, (i) the closing sales price on the date in question on the principal national securities exchange on which the Stock is listed or admitted to trading, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange; or (ii) if the Stock is not listed or admitted to trading on any national securities exchange, the closing quoted sale price on the date in question, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (iii) if not so quoted, the mean of the closing bid and asked prices on the date in question in the over-the-counter market, as reported by such reporting system then in use, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (iv) if on any such date the Stock is not quoted by any such system, the mean of the closing bid and asked prices on the date in question as furnished by a professional market maker making a market in the Stock selected by the Board for the date in question, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (v) if on

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any such date no market maker is making a market in the Stock, the price as determined in good faith by the Committee; provided that if Fair Market Value is being determined under clause (v) for purposes of determining the Change of Control Price, the value will be determined by the Continuing Directors.

(w) “Option” means the right to purchase Shares at a specified price for a specified period of time. An incentive stock option may be granted, in accordance with Section 7, to a Participant who is an employee of the Company or a subsidiary (as defined for purposes of the incentive stock option rules).

(x) “Participant” means an individual selected by the Committee to receive an Award, and includes any individual who holds an Award after the death of the original recipient.

(y) “Performance Goals” means any objective or subjective goals the Committee establishes with respect to an Award. A Performance Goal may, but is not required to, relate to one or more of the following for such period as the Committee specifies (in all cases before Excluded Items, except as otherwise determined by the Committee); provided that, to the extent a Performance Goal relates to an Award that is intended to qualify as performance based compensation under Section 162(m) of the Code as in effect prior to the enactment of the Tax Cuts and Jobs Act for purposes of any state laws that incorporate, refer to or are based on such provisions (together, “Code Section 162(m)”), such Performance Goal shall relate to one or more of the following for such period as the Committee specifies (in all cases before Excluded Items, except as otherwise determined by the Committee upon the grant of the Award):

(i) Any one or more of the following as determined for the Company on a consolidated basis, for any one or more Affiliates or divisions of the Company and/or for any other business unit or units of the Company, as determined by the Committee at the time an Award is made:

(1) Sales or other revenues;
(2) Cost of goods sold;
(3) Gross profit;
(4) Expenses or expense or cost reductions;
(5) Income or earnings, including net income, income from operations;
(6) Income before interest and the provision for income taxes;
(7) Income before provision for income taxes;
(8) Margins;
(9) Working capital or any of its components, including accounts receivable, inventories or accounts payable;
(10) Assets or productivity of assets;
(11) Return on shareholders equity, capital, assets or other financial measure that appears on the
Company’s financial statements or is derived from one or more amounts that appear on the Company’s financial statements;
(12) Stock price;
(13) Dividend payments;
(14) Economic value added, or other measure of profitability that considers the cost of capital employed.
(15) Cash flow;
(16) Debt or ratio of debt to equity or other financial measure that appears on the Company’s financial statements or is derived from one or more amounts that appear on the Company’s financial statements;
(17) Net increase (decrease) in cash and cash equivalents;
(18) Customer satisfaction;
(19) Market share;
(20) Product quality;
(21) New product introductions or launches;
(22) Sustainability, including energy or materials utilization;
(23) Business efficiency measures;
(24) Retail sales;
(25) Safety.

(ii)	Earnings per Share for the Company on a consolidated basis.

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(iii)	Total shareholder return.
In the case of Awards that the Committee determines will not be considered “performance-based compensation” under Code Section 162(m), the Committee may establish other Performance Goals not listed in this Plan.

(z) “Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved.

(aa) “Performance Units” means the right to receive a payment valued in relation to a unit the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved.

(bb) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(cc) “Plan” means this Harley-Davidson, Inc. 2020 Incentive Stock Plan, as may be amended from time to time.

(dd) “Restricted Stock” means Shares that are subject to a risk of forfeiture and/or restrictions on transfer, which may lapse upon the achievement or partial achievement of Performance Goals and/or upon the completion of a period of service.

(ee) “Restricted Stock Unit” means the right to receive cash, and/or Shares with a Fair Market Value, valued in relation to a unit that has a value equal to the Fair Market Value of a Share, which right may vest upon the achievement or partial achievement of Performance Goals and/or upon the completion of a period of service.

(ff) “Retirement” means, except as otherwise determined by the Committee and set forth in an Award Agreement, termination of employment from the Company and its Affiliates (i) for reasons other than Cause, on or after age fifty-five (55); or (ii) with the consent of the Committee, under other circumstances; provided that with respect to an Award that is subject to Code Section 409A, the Committee shall not exercise such authority to the extent that exercise of such authority would cause the Award to fail to satisfy the requirements of Code Section 409A.

(gg) “Rule 16b-3” means Rule 16b-3 as promulgated by the United States Securities and Exchange Commission under the Exchange Act.

(hh) “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(ii) “Share” means a share of Stock.

(jj) “Stock” means the common stock of the Company.

(kk) “Stock Appreciation Right” or “SAR” means the right of a Participant who provides services to the Company or an Affiliate to receive cash, and/or Shares with a Fair Market Value, equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

(ll) “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

3. Administration.

(a) Committee Administration. In addition to the authority specifically granted to the Committee in this Plan, the Committee has full discretionary authority to administer this Plan, including but not limited to the authority to (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or Award Agreement in the manner and to the extent it deems desirable to carry this Plan into effect and (iv) make all other determinations necessary or advisable for the administration of this Plan.

(b) Delegation to Other Committees or CEO. To the extent applicable law permits, the Board or the Committee may delegate to another committee of the Board, or the Committee may delegate to the Chief Executive Officer of the Company, any or all of the authority and responsibility of the Committee. However, no such delegation is permitted with respect to Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised. To the extent applicable law permits, the Board or the Committee also may delegate to another committee of the Board consisting entirely of Non-Employee Directors any or all of the authority and responsibility of the Committee with respect to individuals who are Section 16 Participants. If the Board or Committee has made such a delegation, then all references to the Committee in this Plan include such other committee or the Chief Executive Officer to the extent of such delegation.

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(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with this Plan or any Award, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member’s own behalf.

4. Eligibility. The Committee may designate any of the following as a Participant from time to time: any officer or other employee of the Company or any of its Affiliates or an individual that the Company or an Affiliate has engaged to become an officer or other employee. The Committee’s designation of a Participant in any year will not require the Committee to designate such person to receive an Award in any other year. The Committee’s granting of a particular type of Award to a Participant will not require the Committee to grant the same or any other type of Award to such individual.

5. Types of Awards. Subject to the terms of this Plan, the Committee may grant any type of Award to any Participant it selects. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing contained in Section 15(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate of the Company). Awards granted under this Plan shall be evidenced by an Award Agreement except to the extent the Committee provides otherwise.

6. Shares Reserved under this Plan.

(a) Plan Reserve. Subject to adjustment as provided in Section 17, an aggregate of 8,500,000 Shares are reserved for issuance under this Plan, all of which may be issued upon the exercise of incentive stock options. The aggregate number of Shares reserved under this Plan under this Section 6(a) shall be depleted by the maximum number of Shares, if any, that may be payable under an Award as determined at the time of grant.

(b) Replenishment of Shares Under this Plan. If (i) an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis), (ii) the Committee determines during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issued on the basis that the conditions for such issuance will not be satisfied, (iii) Shares are forfeited under an Award or (iv) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be recredited to this Plan’s reserve and may again be used for new Awards under this Plan, but such Shares may not be issued pursuant to incentive stock options. Notwithstanding the foregoing, in no event shall the following Shares be recredited to this Plan’s reserve: Shares tendered or withheld in payment of the exercise price of an outstanding Option or as a result of the net settlement of an outstanding Stock Appreciation Right; Shares tendered or withheld to satisfy federal, state or local tax withholding obligations; and Shares purchased by the Company using proceeds from Option exercises.

(c) Participant Limitations. With respect to any Awards that are intended to constitute performance-based compensation under Code Section 162(m), the limits in the following sentence shall apply. Subject to adjustment as provided in Section 17, no Participant may be granted Awards that could result in such Participant:

(i) receiving in any calendar year Options for, and/or Stock Appreciation Rights with respect to, more than 1,500,000 Shares;

(ii) receiving in any calendar year Awards of Shares, Restricted Stock and/or Restricted Stock Units relating to more than 500,000 Shares; or

(iii) receiving in any calendar year Awards of Performance Shares and/or Awards of Performance Units relating to more than 500,000 Shares.

In all cases, determinations under this Section 6(c) should be made in a manner that is consistent with the exemption for performance-based compensation that Code Section 162(m) provides.

7. Options. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Option, including but not limited to:

(a) Whether the Option is an “incentive stock option” which meets the requirements of Code Section 422, or a “nonqualified stock option” which does not meet the requirements of Code Section 422; provided that in the case of an incentive stock option, if the aggregate Fair Market Value (determined on the date of grant) of the Shares with respect to which all “incentive stock options” (within the meaning of Code Section 422) are first exercisable by the Participant during any calendar year (under this Plan and under all other incentive stock option plans of the Company or any Affiliate that is required to be

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included under Code Section 422) exceeds $100,000, such Option automatically shall be treated as a nonqualified stock option to the extent this limit is exceeded.

(b) The grant date, which may not be any day prior to the date that the Committee approves the grant.

(c) The number of Shares subject to the Option.

(d) The exercise price, which may never be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; provided that (i) no incentive stock option shall be granted to any employee who, at the time the Option is granted, owns (directly or indirectly, within the meaning of Code Section 424(d)) more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary unless the exercise price is at least 110 percent of the Fair Market Value of a Share on the date of grant; and (ii) the exercise price may vary during the term of the Option if the Committee determines that there should be adjustments to the exercise price relating to achievement of Performance Goals and/or to changes in an index or indices that the Committee determines is appropriate (but in no event may the exercise price be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant).

(e) The terms and conditions of exercise, which may include a requirement that exercise of the Option is conditioned upon achievement of one or more Performance Goals; provided that, unless the Committee provides otherwise in an Award Agreement or in rules and regulations relating to this Plan, an Option, or portion thereof, shall be exercised by delivery of a written notice of exercise to the Company (or its designee) and provision (in a manner acceptable to the Committee) for payment of the full exercise price of the Shares being purchased pursuant to the Option and any withholding taxes due thereon.

(f) The termination date, except that each Option must terminate no later than ten (10) years after the date of grant, and each incentive stock option granted to any employee who, at the time the Option is granted, owns (directly or indirectly, within the meaning of Code Section 424(d)) more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary must terminate no later than five (5) years after the date of grant.

(g) The exercise period following a Participant’s termination of employment, provided that:

(i) Unless the Committee provides otherwise, if a Participant shall cease to be employed by the Company or any of its Affiliates other than by reason of Retirement, Disability, or death, (A) the portion of the Option that is not vested shall terminate on the date of such cessation of employment and (B) the Participant shall have a period ending on the earlier of the Option’s termination date or 90 days from the date of cessation of employment to exercise the vested portion of the Option to the extent not previously exercised. At the end of such period, the Option shall terminate.

(ii) Unless the Committee provides otherwise, if a Participant shall cease to be employed by the Company or any of its Affiliates by reason of Retirement or Disability, the Option shall remain exercisable, to the extent it was exercisable at the time of cessation of employment, until the earliest of: the Option’s termination date; the death of the Participant, or such later date not more than one year after the death of the Participant as the Committee, in its discretion, may provide; the third anniversary of the date of the cessation of the Participant’s employment, if employment ceased by reason of Retirement; or the first anniversary of the date of the cessation of the Participant’s employment by reason of Disability. At the end of such period, the Option shall terminate.

(iii) In the event of the death of the Participant while employed by the Company or any of its Affiliates, the Option may be exercised at any time prior to the earlier of the Option’s termination date or the first anniversary of the date of the Participant’s death to the extent that the Participant was entitled to exercise such Option on the Participant’s date of death. In the event of the death of the Participant while entitled to exercise an Option pursuant to Section 7(g)(ii), the Committee, in its discretion, may permit such Option to be exercised prior to the Option’s termination date during a period of up to one year from the death of the Participant, as determined by the Committee to the extent that the Option was exercisable at the time of cessation of the Participant’s employment.

Extension of the Option exercise period beyond 90 days from the date of cessation of employment shall result in conversion of an incentive stock option to a non-qualified stock option to the extent required under the Code.

Any Participant who disposes of Shares acquired upon the exercise of an incentive stock option either (1) within two years after the date of the grant of such Option or (2) within one year after the transfer of such Shares to the Participant shall notify the Company of such disposition and of the amount realized upon such disposition.

In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Committee determines otherwise.

8. Stock Appreciation Rights. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each SAR, including but not limited to:

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(a) Whether the SAR is granted independently of an Option or relates to an Option; provided that if an SAR is granted in relation to an Option, then unless otherwise determined by the Committee, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

(b) The grant date, which may not be any day prior to the date that the Committee approves the grant.

(c) The number of Shares to which the SAR relates.

(d) The grant price, provided that (i) the grant price shall never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant and (ii) the grant price may vary during the term of the SAR if the Committee determines that there should be adjustments to the grant price relating to achievement of Performance Goals and/or to changes in an index or indices that the Committee determines is appropriate (but in no event may the grant price be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant).

(e) The terms and conditions of exercise or maturity.

(f) The term, provided that an SAR must terminate no later than 10 years after the date of grant.

(g) The exercise period following a Participant’s termination of employment.

(h) Whether the SAR will be settled in cash, Shares or a combination thereof.

9. Performance Awards. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Award of Performance Shares or Performance Units, including but not limited to:

(a) The number of Shares and/or units to which such Award relates.

(b) One or more Performance Goals that must be achieved during such period as the Committee specifies in order for the Participant to realize the benefit of such Award. With respect to an Award that is intended to constitute performance-based compensation with respect to a Participant who is a covered employee for purposes of Code Section 162(m), once the Performance Goals have been established with respect to an Award, the Committee shall have no discretion to increase the amount of compensation payable under the Award, although the Committee may decrease the amount of compensation that a Participant may earn under such an Award.

(c) Whether all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or Retirement.

(d) With respect to Performance Units, whether to settle such Award in cash, Shares, or a combination of cash and Shares.

(e) Whether dividends paid with respect to the Shares subject to or underlying an Award of Performance Shares or Performance Units will be credited to the Award holder; provided that any such dividends must be held in escrow or otherwise deferred until the end of the applicable performance period; and provided further that no such dividends may be credited or paid with respect to the Award to the extent the Performance Goals for the Award are not achieved or the Award is otherwise not earned.

10. Restricted Stock, Restricted Stock Unit and Share Awards. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Award of Restricted Stock, Restricted Stock Units or Shares, including but not limited to:
(a) The number of Shares and/or units to which such Award relates.

(b) Subject to Section 13, the period of time, if any, over which, with respect to Restricted Stock or Restricted Stock Units, the risk of forfeiture or restrictions imposed on the Award will lapse, or over which the Award will vest, and whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period, if any, as the Committee specifies.

(c) Whether, with respect to Restricted Stock and Restricted Stock Units, all or any portion of the period of forfeiture or restrictions imposed on the Award will lapse, or whether the vesting of the Award will be accelerated, upon a Participant’s death, Disability or Retirement.

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(d) With respect to Restricted Stock Units, whether to settle such Awards in cash, Shares, or a combination of cash and Shares.

(e) With respect to Restricted Stock, the manner of registration of certificates or book entry for such Shares, and whether to hold such Shares in escrow pending lapse of the period of forfeiture or restrictions or to issue such Shares with an appropriate legend or stop-transfer order referring to such restrictions.

(f) Whether dividends paid with respect to the Shares subject to or underlying an Award of Restricted Stock or Restricted Stock Units will result in dividends or Dividend Equivalent Units being credited with respect to such Award; provided that any such dividends or Dividend Equivalent Units shall be held in escrow or otherwise deferred and shall be subject to the same terms and conditions as the Award to which they relate.

11. EIP Shares. Subject to the terms and conditions of this Plan, the Committee may elect to have the Company deliver EIP Shares in payment or partial payment of awards under the Harley-Davidson, Inc. Employee Short Term Incentive Plan (or any successor thereto) or other incentive plans of the Company or its Affiliates that the Committee designates from time to time.

12. Dividend Equivalent Units. Subject to the terms and conditions of this Plan, the Committee will determine all terms and conditions of each Award of Dividend Equivalent Units, including but not limited to whether such Award will be granted in tandem with another Award, and the form, timing and conditions of payment. However, any Dividend Equivalent Units granted in connection with any Award shall be subject to the same terms and conditions as the Award to which they relate. In addition, any Dividend Equivalent Units granted in connection with any “stock right” within the meaning of Code Section 409A shall be set forth in a written arrangement that is separate from such Award, and to the extent such Dividend Equivalent Units are considered deferred compensation, such written arrangement shall comply with the provisions of Code Section 409A. In addition, Dividend Equivalent Units may not be granted in tandem with Awards providing Options or SARs.

13. Minimum Vesting Period; Discretion to Accelerate Vesting.

(a) Minimum Vesting Period. All Awards granted under the Plan that may be settled in Shares must have a minimum vesting period of one (1) year from the date of grant, provided that the Committee may elect not to apply such minimum vesting period to Awards with respect to up to five percent (5%) of the total Shares reserved pursuant to the first sentence of Section 6(a).

(b) Discretion to Accelerate. Notwithstanding Section 13(a), the Committee may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, in the event of (i) a Participant’s death, Disability, Retirement, or termination without Cause, (ii) as provided in Section 17(c) or (iii) upon any other event as determined by the Committee in its sole and absolute discretion.

14. Transferability. Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Committee allows a Participant to: (a) designate in writing a beneficiary to exercise the Award after the Participant’s death; or (b) transfer an Award, provided that in no event shall Options be transferable to third-party financial institutions.

15. Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a) Term of Plan. Unless the Board or the Committee earlier terminates this Plan pursuant to Section 15(b), this Plan will terminate on the tenth (10th) anniversary of the date on which it has most recently been approved by the Company’s shareholders.

(b) Termination and Amendment. The Board or the Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) action of the Board, (B) applicable corporate law or (C) any other applicable law;

(ii) shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded or (D) any other applicable law; and

(iii) shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 6(a) or 6(c) (except as permitted by Section 17); or (B) an amendment to the provisions of Section 15(e).

(c) Amendment, Modification , Cancellation or Recoupment of Awards. Except as provided in Section 15(e) and subject to the requirements of this Plan, the Committee may modify or amend any Award or waive any restrictions or conditions applicable to any Award or the exercise of the Award, and the terms and conditions applicable to any Awards may at any time be amended, modified or canceled by mutual agreement between the Committee and the Participant or any other person(s) as may

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then have an interest in the Award, so long as any amendment or modification does not increase the number of Shares issuable under this Plan (except as permitted by Section 17), but the Committee need not obtain Participant (or other interested party) consent for the cancellation of an Award pursuant to the provisions of Section 17(a) or for the modification or amendment of an Award: (i) to the extent the modification or amendment is deemed necessary by the Committee to comply with any applicable law (including Code Section 409A) or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (ii) to the extent the modification or amendment is deemed necessary by the Committee to preserve favorable accounting treatment of any Award for the Company; or (iii) to the extent the Committee determines that such modification or amendment does not materially and adversely affect the value of an Award or that such modification or amendment is in the best interest of the affected Participant or any other person(s) as may then have an interest in the Award. In addition, except as provided in Section 15(e) and subject to the requirements of this Plan, the Committee may modify or amend any Award granted to a Participant under the 2009 Plan or the 2014 Plan, or waive any restrictions or conditions applicable to any such Award, to include Award terms consistent with the permitted terms of Awards granted under this Plan. Notwithstanding the foregoing, unless determined otherwise by the Committee, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply. Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to such an Award, shall be subject to any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or claw back compensation paid pursuant to such an Award.

(d) Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Committee under this Section 15 will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in full force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e) Repricing Prohibited. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities, or similar transaction(s)), the Company may not, without obtaining shareholder approval: (i) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs, (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, or (iii) cancel outstanding Options or SARs with an exercise price above the current Stock price in exchange for cash or other securities.

(f) Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 15(b)(ii).

(g) Code Section 409A. The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

16. Taxes.

(a) Withholding. The Company is entitled to withhold the amount of any tax attributable to any amount payable or Shares delivered or deliverable under this Plan, and the Company may defer making payment or delivery if any such tax may be pending unless and until indemnified to its satisfaction. A Participant shall satisfy the federal, state and local withholding tax obligations arising in connection with an Award in a manner acceptable to the Committee. If Shares are deliverable upon exercise or payment of an Award, the Committee may permit a Participant to satisfy all or a portion of the federal, state and local withholding tax obligations arising in connection with such Award by electing to (i) have the Company withhold Shares otherwise issuable under the Award, (ii) tender back Shares received in connection with such Award or (iii) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld. However, the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to avoid adverse accounting consequences. The election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires.

(b) No Guarantee of Tax Treatment. Notwithstanding any provision of this Plan to the contrary, the Company does not guarantee to any Participant or any other Person(s) with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

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17. Adjustment Provisions; Change of Control.

(a) Adjustment of Shares. If (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; or (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than any stock purchase rights associated with the Shares that the Company might authorize and issue in the future) or other property; or (iii) the Company shall effect a cash dividend the amount of which exceeds 15% of the trading price of the Shares at the time the dividend is declared or any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur which, in the case of this clause (iv), in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then, subject to Participants’ rights under Section 17(c), the Committee shall, in such manner as it may deem equitable, adjust any or all of: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Sections 6(a) and 6(d)) and which may after the event be made the subject of Awards under this Plan, (B) the number and type of Shares subject to or underlying outstanding Awards, (C) the grant, purchase, or exercise price with respect to any Award, and (D) to the extent that such discretion will not cause an Award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the Performance Goals with respect to an Award. In any such case, the Committee may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Committee and provide that Options or SARs the exercise or grant price of which does not exceed the Fair Market Value be cancelled without consideration therefor effective at such time as the Committee specifies (which may be the time such transaction or event is effective), but if such transaction or event constitutes a Change of Control, then (1) any such payment shall be at least as favorable to the holder as the greatest amount the holder could have received in respect of such Award under Section 17(c) and (2) from and after the Change of Control, the Committee may make provision for a cash payment only if the Committee determines that doing so is necessary to substitute, for each Share then subject to or underlying an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction or event in accordance with the last sentence of this Section 17(a). However, in each case, with respect to Awards of incentive stock options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to or underlying any Award payable or denominated in Shares must always be a whole number. Unless the Committee determines otherwise, any such adjustment to an Award that is exempt from Code Section 409A shall be made in manner that permits the Award to continue to be so exempt, and any adjustment to an Award that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof. Without limitation, subject to Participants’ rights under Section 17(c), in the event of any such merger or similar transaction, subdivision or combination of Shares, dividend or other event described above, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee shall substitute, on an equitable basis as the Committee determines, for each Share then subject to or underlying an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction. Notwithstanding the foregoing, if the Company shall subdivide the Shares or the Company shall declare a dividend payable in Shares, and if no action is taken by the Board or the Committee, then the adjustments contemplated by this Section 17(a) that are proportionate shall nevertheless automatically be made as of the date of such subdivision of the Shares or dividend in Shares.

(b) Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee may authorize the issuance or assumption of Awards upon such terms and conditions as it may deem appropriate.

(c) Change of Control.

(i) Subject to Section 17(c)(iii), the following provisions will apply:

(A) Subject to Section 17(c)(i)(B), except to the extent the Committee provides a result more favorable to holders of Awards (either in an Award Agreement or at the time of a Change of Control), or to the extent another agreement between the Company and a Participant provides a more favorable result to the Participant, in the event of a Change of Control and with respect to each Award the holder of which is employed by the Company or an Affiliate on the date of the Change of Control:

(1) each holder of an Option or SAR shall have the right at any time thereafter to exercise the Option or SAR in full whether or not the Option or SAR was theretofore exercisable;

(2) Restricted Stock and Restricted Stock Units (that are not subject to Performance Goals and) that are not then vested shall vest, and any period of forfeiture or restrictions to which Restricted Stock and Restricted Stock Units are subject shall lapse, upon the date of the Change of Control;

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(3) each holder of a Performance Share and/or Performance Unit (and/or any Restricted Stock and Restricted Stock Units that are subject to Performance Goals) for which the performance period has not expired shall become vested in an amount equal to the product of the value of the Performance Share and/or Performance Unit assuming achievement of the applicable Performance Goal at the greater of the target performance level or the rate of actual performance through the date of the Change of Control projected through the end of the performance period and a fraction the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to which the Award is subject to the date of the Change of Control and the denominator of which is the number of whole months in the performance period; and
(4) all Dividend Equivalent Units that were awarded in connection with another Award shall vest.

The rules of this Section 17(c)(i)(A) shall not prevent the Committee, in connection with a Change of Control transaction, from exercising the authority provided to the Committee under the penultimate sentence of Section 17(a) to substitute, for each vested (taking into account the vesting rules of this Section 17(c)(i)(A)) and previously unexercised or undistributed Share then subject to or underlying an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect to each Share pursuant to the transaction.

(B) The provisions of Section 17(c)(i)(A) notwithstanding, no acceleration of exercisability, vesting, issuance of shares or other payment shall occur under Section 17(c)(i)(A) with respect to Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units the value of which is based on the Fair Market Value of a Share or Dividend Equivalents that were awarded in connection with another Award (collectively, “Equity Awards”) held by Participants to the extent the Committee reasonably determines in good faith prior to the occurrence of a Change of Control that such Equity Awards shall be honored or assumed, or new rights substituted therefor (each such honored, assumed or substituted award hereinafter called an "Alternative Award"), by the Participant's employer (or the parent or a subsidiary of such employer) immediately following the Change of Control, provided that any such Alternative Award must:

(1) relate to a class of equity that is (or will be within 5 business days following the Change of Control) listed to trade on a recognized securities market;

(2) provide the Participant with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Equity Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment, including all provisions applicable in respect of such Equity Award that provide for accelerated vesting (with respect to Equity Awards that vest upon the attainment of one or more Performance Goals, if the Change of Control occurs during the course of a performance period applicable to the Equity Award, then (x) the Performance Goals shall be deemed to have been satisfied at the target level specified in the Participant's Award Agreement or, if greater, otherwise specified by the Committee at or after grant, and (y) any Alternative Award shall not include a performance objective, unless otherwise determined by the Committee as constituted immediately prior to the Change of Control);
(3) have substantially equivalent economic value to the Equity Award (as determined by the Committee as constituted immediately prior to the Change of Control); and

(4) have terms and conditions providing that if the Participant's employment is terminated upon or within two years following such Change of Control by the Participant's employer other than for Cause or by the Participant for Good Reason, the Participant's rights under each such Alternative Award shall become fully vested and exercisable (for purposes of this clause (4), Good Reason and Cause shall be as defined in the Company's Transition Agreement ("Transition Agreement") applicable to the Participant prior to the occurrence of the Change of Control and, if no Transition Agreement is applicable to the Participant, then as such terms are defined in the form of Transition Agreement filed as Exhibit 10.31 to the Company's Annual Report on Form 10-K for the year ended December 31, 2021; provided, however, that with respect to any Equity Award that does not qualify for any applicable exemption from the application of Section 409A of the Code, the payment or distribution of the Alternative Award shall only be made at the time otherwise specified under the Plan or the Award Agreement without regard to the occurrence of the Change of Control (including any six month delay in payment applicable to a "specified employee," as determined in accordance with Section 409A of the Code).
(ii) For purposes of this Section 17(c), the “value” of a Performance Share shall be equal to, and the “value” of a Performance Unit the value of which is equal to the Fair Market Value of one or more Shares shall be based on, the Change of Control Price.
(iii) Unless any agreement between the Participant and the Company provides for a payment by the Company to the Participant to cover the excise taxes due by the Participant upon receipt of an excess parachute payment within the meaning of Code Section 280G, if the receipt of any payment by a Participant under the circumstances described in this Section 17(c) would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

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18. Miscellaneous.

(a) Other Terms and Conditions. The grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Committee determines appropriate, including, without limitation, provisions for:

(i) one or more means to enable Participants to defer the delivery of Shares or recognition of taxable income relating to Awards or cash payments derived from the Awards on such terms and conditions as the Committee determines, including, by way of example, the form and manner of the deferral election, the treatment of dividends paid on the Shares during the deferral period or a means for providing a return to a Participant on amounts deferred, and the permitted distribution dates or events (provided that no such deferral means may result in an increase in the number of Shares issuable under this Plan);

(ii) conditioning the grant or benefit of an Award on the Participant’s agreement to comply with covenants not to compete, not to solicit employees and customers and not to disclose confidential information that may be effective during or after the Participant’s employment, and/or provisions requiring the Participant to disgorge any profit, gain or other benefit received in connection with an Award as a result of the breach of such covenant;

(iii) the payment of the purchase price of Options (A) by delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, (B) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price, (C) by surrendering the right to receive Shares otherwise deliverable to the Participant upon exercise of the Award having a Fair Market Value at the time of exercise equal to the total exercise price, or (D) by any combination of (A), (B) and/or (C);

(iv) except in connection with the grant of Awards providing Options or SARs, for which Awards this subsection is not applicable, provisions giving the Participant the right to receive dividend payments or dividend equivalent payments with respect to the Shares subject to or underlying the Award (but only after the Shares subject to or underlying the Award are earned, vested or acquired), which payments may be either made currently or credited to a nonqualified deferred compensation account for the Participant that complies with the applicable requirements of Code Section 409A, provides for the deferral of payment of such amounts to a specified employee or until a specified event described in Code Section 409A(a)(2), and may be settled in cash or Shares, as the Committee determines;

(v) restrictions on resale or other disposition of Shares, including imposition of a retention period;

(vi) compliance with federal or state securities laws and stock exchange requirements; and

(vii) provisions requiring the Participant to disgorge any profit, gain or other benefit received in connection with an Award under other circumstances.

(b) Employment. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment with the Company or any Affiliate. Unless determined otherwise by the Committee, for purposes of this Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Corporation and any Affiliate of the Company, or between the Company’s Affiliates, will not be considered to have terminated employment;

(ii) a Participant who ceases to be employed by the Company or an Affiliate of the Company and immediately thereafter becomes a Non-Employee Director, a non-employee director of any of its Affiliates, or a consultant to the Company or any of its Affiliates shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

(iii) a Participant employed by an Affiliate of the Company will be considered to have terminated employment when such entity ceases to be an Affiliate of the Company.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon a “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required to avoid the income inclusion, interest and additional tax imposed by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.

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(c) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(d) Unfunded Plan. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

(e) Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award Agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under this Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges. Notwithstanding any provision of this Plan or any document pertaining to Awards granted hereunder to the contrary, this Plan shall be so construed, interpreted and administered to meet the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1).

(f) Governing Law. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to any conflict of law principles. The exclusive venue for any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, or for recognition and enforcement of any judgment in respect of this Plan, shall be a court sitting in the County of Milwaukee, or the Federal District Court for the Eastern District of Wisconsin sitting in the County of Milwaukee, in the State of Wisconsin, and any such action may be heard only in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.

(g) Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any Award Agreement must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(h) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

(i) Severability. If any provision of this Plan or any Award Agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any Award Agreement or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, such Award Agreement or such Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award Agreement and such Award will remain in full force and effect.

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APPENDIX B

HARLEY-DAVIDSON, INC.
2022 ASPIRATIONAL INCENTIVE STOCK PLAN

1. Purposes and Effective Date.

(a) Purpose. The purposes of the Harley-Davidson, Inc. 2022 Aspirational Incentive Stock Plan are to provide incentives to senior executives to achieve aspirational stock prices, thereby delivering increased value to shareholders, and to retain such senior executives by requiring continued service for the full vesting of shares that a Participant has earned.

(b) Effective Date. This Plan will become effective on, and Awards may be granted under this Plan on and after, the Effective Date. This Plan will terminate as provided in Section 10.

2. Definitions. Capitalized terms used in this Plan have the following meanings:

(a) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act or any successor rule or regulation thereto.

(b) “Award” means a grant of Performance Shares or Performance Units. Any Award granted under this Plan shall be provided or made in such manner and at such time as complies with or is exempt from the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1), including, without limitation, deferring payment to a specified employee or until a specified distribution event, as provided in Code Section 409A(a)(2).

(c) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing the grant of an Award in such form as the Committee determines.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means, except as otherwise determined by the Committee upon the grant of an Award, (i) the Participant’s conviction of a felony or a plea by the Participant of no contest to a felony, (ii) willful misconduct on the part of the Participant that is materially and demonstrably detrimental to the Company or an Affiliate, (iii) the Participant’s willful refusal to perform requested duties consistent with the Participant’s office, position or status with the Company or an Affiliate (other than as a result of his or her physical or mental disability) or (iv) other conduct or inaction that the Company determines in its discretion constitutes Cause. With respect to clauses (ii), (iii) and (iv) of this definition, Cause shall be determined by the senior human resources officer of the Company. All determinations of such officer under this definition shall be final.

(f) “Change of Control” means the occurrence of any one of the following events:

(i) the Continuing Directors no longer constitute a majority of the Directors constituting the Board;

(ii) any person or group (as defined in Rule 13d-5 under the Exchange Act), together with its affiliates, becomes the beneficial owner, directly or indirectly, of 35% or more of the Company’s then outstanding Stock or 35% or more of the voting power of the Company’s then outstanding Stock; or

(iii) the consummation of the merger or consolidation of the Company with any other corporation, or the sale of substantially all of the Company’s assets or the liquidation or dissolution of the Company, unless, in the case of a merger or consolidation, the Continuing Directors in office immediately prior to such merger or consolidation constitute at least a majority of the directors constituting the board of directors of the surviving corporation of such merger or consolidation and any parent (as defined in Rule 12b-2 under the Exchange Act) of such corporation.

Notwithstanding the foregoing, with respect to an Award that is deferred compensation subject to Code Section 409A, then solely for purposes of determining the timing of payment of such Award, the term “Change of Control” as defined above shall be deemed amended to the extent necessary to satisfy the definition of “change in control event” under Code Section 409A to the extent necessary for the Award to comply with Code Section 409A.

(g) “Change of Control Price” means the Fair Market Value of a Share at the time of a Change of Control.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(i) “Committee” means the Human Resources Committee of the Board (or a successor committee with the same or similar authority).

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(j) “Company” means Harley-Davidson, Inc., a Wisconsin corporation, or any successor thereto.

(k) “Continuing Director” means any individual who is either (i) a member of the Board on the Effective Date or (ii) a member of the Board whose election or nomination to the Board was approved by a vote of at least two-thirds (2/3) of the Continuing Directors (other than a person whose election was as a result of an actual or threatened proxy or other control contest).

(l) “Director” means a member of the Board, and “Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.

(m) “Disability” has the meaning ascribed to the term in Code Section 22(e)(3), as determined by the Committee.

(n) “Disinterested Persons” means the non-employee directors of the Company within the meaning of Rule 16b-3 as promulgated under the Exchange Act.

(o) “Effective Date” means the date the Company’s shareholders approve this Plan.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(q) “Fair Market Value” means, per Share on the date as of which Fair Market Value is being determined, if the Stock is listed for trading on the New York Stock Exchange, the closing sales price on the date in question as reported in The Wall Street Journal, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange. If the Stock is not listed or admitted to trading on the New York Stock Exchange on the date in question, then “Fair Market Value” means, per Share on the date as of which Fair Market Value is being determined, (i) the closing sales price on the date in question on the principal national securities exchange on which the Stock is listed or admitted to trading, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange; or (ii) if the Stock is not listed or admitted to trading on any national securities exchange, the closing quoted sale price on the date in question, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (iii) if not so quoted, the mean of the closing bid and asked prices on the date in question in the over-the-counter market, as reported by such reporting system then in use, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (iv) if on any such date the Stock is not quoted by any such system, the mean of the closing bid and asked prices on the date in question as furnished by a professional market maker making a market in the Stock selected by the Board for the date in question, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (v) if on any such date no market maker is making a market in the Stock, the price as determined in good faith by the Committee; provided that if Fair Market Value is being determined under clause (v) for purposes of determining the Change of Control Price, the value will be determined by the Continuing Directors.

(r) “Participant” means an individual selected by the Committee to receive an Award, and includes any individual who holds an Award after the death of the original recipient.

(s) “Performance Goal” means a goal established by the Committee relating to the trading price of a Share.

(t) “Performance Shares” means the right to receive Shares to the extent the applicable Performance Goal is achieved.

(u) “Performance Units” means the right to receive a payment valued in relation to a unit the value of which is equal to the Fair Market Value of one or more Shares, to the extent the applicable Performance Goal is achieved.

(v) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(w) “Plan” means this Harley-Davidson, Inc. 2022 Aspirational Incentive Stock Plan, as may be amended from time to time.
(x) “Rule 16b-3” means Rule 16b-3 as promulgated by the United States Securities and Exchange Commission under the Exchange Act.

(y) “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(z) “Share” means a share of Stock.

(aa) “Stock” means the common stock of the Company.

(bb) “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the chain) owns the stock or equity

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interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

(cc) “Trading Market” means any of the following markets or exchanges on which the Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing.

(dd) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Stock for such date (or the nearest preceding date) on the Trading Market on which the Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Stock so reported, or (d) in all other cases, the Fair Market Value of a Share.

3. Administration.

(a) Committee Administration. In addition to the authority specifically granted to the Committee in this Plan, the Committee has full discretionary authority to administer this Plan, including but not limited to the authority to (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or Award Agreement in the manner and to the extent it deems desirable to carry this Plan into effect and (iv) make all other determinations necessary or advisable for the administration of this Plan.

(b) Delegation to Other Committees or CEO. To the extent applicable law permits, the Board or the Committee may delegate to another committee of the Board, or the Committee may delegate to the Chief Executive Officer of the Company, any or all of the authority and responsibility of the Committee. However, no such delegation is permitted with respect to Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised. To the extent applicable law permits, the Board or the Committee also may delegate to another committee of the Board consisting entirely of Non-Employee Directors any or all of the authority and responsibility of the Committee with respect to individuals who are Section 16 Participants. If the Board or Committee has made such a delegation, then all references to the Committee in this Plan include such other committee or the Chief Executive Officer to the extent of such delegation.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with this Plan or any Award, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member’s own behalf.

4. Eligibility. The Committee may designate any of the following as a Participant from time to time: any officer or other employee of the Company or any of its Affiliates that the Committee determines is an executive leader of the Company or an individual that the Company or an Affiliate has engaged to become an officer or other employee and that the Committee determines will be an executive leader of the Company. The Committee’s designation of a Participant in any year will not require the Committee to designate such person to receive an Award in any other year. The Committee’s granting of a particular type of Award to a Participant will not require the Committee to grant the same or any other type of Award to such individual.

5. Types of Awards. Subject to the terms of this Plan, the Committee may grant either type of Award to any Participant it selects. Awards may be granted alone or in addition to, in tandem with, or in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate of the Company). Awards granted under this Plan shall be evidenced by an Award Agreement except to the extent the Committee provides otherwise.

6. Shares Reserved under this Plan.

(a) Plan Reserve. Subject to adjustment as provided in Section 12, an aggregate of 3,000,000 Shares are reserved for issuance under this Plan. The aggregate number of Shares reserved under this Plan under this Section 6(a) shall be depleted by the maximum number of Shares, if any, that may be payable under an Award as determined at the time of grant.

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(b) No Replenishment of Shares Under this Plan. For the avoidance of doubt, no Shares that have depleted the number of Shares reserved under this Plan at the time of grant of an Award pursuant to Section 6(a) shall thereafter be recredited to this Plan’s reserve.

(c) Participant Limitations. Subject to adjustment as provided in Section 12, no Participant may be granted Awards that could result in such Participant receiving in any calendar year Awards of Performance Shares and/or Awards of Performance Units relating to more than 3,000,000 Shares.

7. Performance Awards.

(a) Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Award of Performance Shares or Performance Units, including but not limited to:

(i) The number of Shares and/or units to which such Award relates.

(ii) The Performance Goal that must be achieved during such period as the Committee specifies for the Participant to realize the benefit of such Award. With respect to an Award that is intended to constitute performance-based compensation with respect to a Participant who is a covered employee for purposes of Code Section 162(m), once the applicable Performance Goal has been established with respect to an Award, the Committee shall have no discretion to increase the amount of compensation payable under the Award, although the Committee may decrease the amount of compensation that a Participant may earn under such an Award.

(iii) Whether all or a portion of the Performance Goal applicable to an Award is deemed achieved upon a Participant’s death or Disability.

(iv) With respect to Performance Units, whether to settle such Award in cash, Shares, or a combination of cash and Shares.

(v) Whether dividends paid with respect to the Shares subject to or underlying an Award of Performance Shares or Performance Units will be credited to the Award holder; provided that any such dividends must be held in escrow or otherwise deferred until the end of the applicable performance period; and provided further that no such dividends may be credited or paid with respect to the Award to the extent the applicable Performance Goal for the Award is not achieved or the Award is otherwise not earned.

(b) The Performance Shares granted under this Plan shall have the following terms:

(i) A Participant shall earn, with the effect set forth below, Performance Shares upon the achievement of the following Share prices between the grant date of the Award and December 31, 2025 (the “Performance Share Period”):

Share Price	Shares Earned
Below $70	0 Shares
$70	¼ of the total number of Performance Shares subject to the Award
$90	¼ of the total number of Performance Shares subject to the Award
$110	¼ of the total number of Performance Shares subject to the Award
$130	¼ of the total number of Performance Shares subject to the Award

(ii) A Share price will be deemed achieved for purposes of the Performance Shares upon the Committee’s determination (the date of such determination, the “Determination Date”) that the 30-day VWAP per Share has met or exceeded a price specified above during the Performance Share Period (the final day of such 30-day period, the “Stock Price Achievement Date”). The Committee will make such determination promptly following the Stock Price Achievement Date.

(iii) Fifty percent (50%) of any Performance Shares that are earned based on achievement of any of the Share prices as set forth above will be deemed vested immediately upon the Determination Date. The remaining 50% of such earned Performance Shares will be deemed vested upon the earlier of the one-year anniversary of the Stock Price Achievement Date that resulted in such Performance Shares being earned or the termination by the Company of the Participant’s employment (or service, in a Board-approved role, in the case of the Company’s Chief Executive Officer) without Cause.

8. Discretion to Accelerate Vesting. The Committee may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, in the event of (a) a Participant’s death or Disability, (b) as provided in Section 12(b) or (c) upon any other event as determined by the Committee in its sole and absolute discretion.

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9. Transferability. Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Committee allows a Participant to transfer an Award.

10. Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a) Term of Plan. Unless the Board or the Committee earlier terminates this Plan pursuant to Section 10(b), this Plan will terminate on December 31, 2025.

(b) Termination and Amendment. The Board or the Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) action of the Board, (B) applicable corporate law or (C) any other applicable law;

(ii) shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded or (D) any other applicable law; and

(iii) shareholders must approve any amendment to the Plan to materially increase any number of Shares specified in Section 6(a) or 6(c) (except as permitted by Section 12).

(c) Amendment, Modification, Cancellation or Recoupment of Awards. Except as provided in Section 10(e) and subject to the requirements of this Plan, the Committee may modify or amend any Award or waive any restrictions or conditions applicable to any Award, and the terms and conditions applicable to any Awards may at any time be amended, modified or canceled by mutual agreement between the Committee and the Participant or any other person(s) as may then have an interest in the Award, so long as any amendment or modification does not increase the number of Shares issuable under this Plan (except as permitted by Section 12), but the Committee need not obtain Participant (or other interested party) consent for the cancellation of an Award pursuant to the provisions of Section 12(a) or for the modification or amendment of an Award: (i) to the extent the modification or amendment is deemed necessary by the Committee to comply with any applicable law (including Code Section 409A) or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (ii) to the extent the modification or amendment is deemed necessary by the Committee to preserve favorable accounting treatment of any Award for the Company; or (iii) to the extent the Committee determines that such modification or amendment does not materially and adversely affect the value of an Award or that such modification or amendment is in the best interest of the affected Participant or any other person(s) as may then have an interest in the Award. Notwithstanding the foregoing, unless determined otherwise by the Committee, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply. Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to such an Award, shall be subject to any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or claw back compensation paid pursuant to such an Award.

(d) Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Committee under this Section 10 will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in full force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e) Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 10(b)(ii).

(f) Code Section 409A. The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

11. Taxes.

(a) Withholding. The Company is entitled to withhold the amount of any tax attributable to any amount payable or Shares delivered or deliverable under this Plan, and the Company may defer making payment or delivery if any such tax may be pending unless and until indemnified to its satisfaction. A Participant shall satisfy the federal, state and local withholding tax obligations arising in connection with an Award in a manner acceptable to the Committee. If Shares are deliverable upon payment of an Award, the Committee may permit a Participant to satisfy all or a portion of the federal, state and local withholding tax obligations arising in connection with such Award by electing to (i) have the Company withhold Shares otherwise issuable

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under the Award, (ii) tender back Shares received in connection with such Award or (iii) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld. However, the amount to be withheld may not exceed the total maximum federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to avoid adverse accounting consequences. The election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires.

(b) No Guarantee of Tax Treatment. Notwithstanding any provision of this Plan to the contrary, the Company does not guarantee to any Participant or any other Person(s) with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

12. Adjustment Provisions; Change of Control.

(a) Adjustment of Shares. If (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; or (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than any stock purchase rights associated with the Shares that the Company might authorize and issue in the future) or other property; or (iii) the Company shall effect a cash dividend the amount of which exceeds 15% of the trading price of the Shares at the time the dividend is declared or any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur which, in the case of this clause (iv), in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then, subject to Participants’ rights under Section 12(b), the Committee shall, in such manner as it may deem equitable, adjust any or all of: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Sections 6(a) and 6(d)) and which may after the event be made the subject of Awards under this Plan, (B) the number and type of Shares subject to or underlying outstanding Awards, (C) to the extent that such discretion will not cause an Award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the applicable Performance Goal with respect to an Award. In any such case, the Committee may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Committee effective at such time as the Committee specifies (which may be the time such transaction or event is effective), but if such transaction or event constitutes a Change of Control, then (1) any such payment shall be at least as favorable to the holder as the greatest amount the holder could have received in respect of such Award under Section 12(b) and (2) from and after the Change of Control, the Committee may make provision for a cash payment only if the Committee determines that doing so is necessary to substitute, for each Share then subject to or underlying an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction or event in accordance with the last sentence of this Section 12(a). However, the number of Shares subject to or underlying any Award payable or denominated in Shares must always be a whole number. Unless the Committee determines otherwise, any such adjustment to an Award that is exempt from Code Section 409A shall be made in manner that permits the Award to continue to be so exempt, and any adjustment to an Award that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof. Without limitation, subject to Participants’ rights under Section 12(b), in the event of any such merger or similar transaction, subdivision or combination of Shares, dividend or other event described above, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee shall substitute, on an equitable basis as the Committee determines, for each Share then subject to or underlying an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction. Notwithstanding the foregoing, if the Company shall subdivide the Shares or the Company shall declare a dividend payable in Shares, and if no action is taken by the Board or the Committee, then the adjustments contemplated by this Section 12(a) that are proportionate shall nevertheless automatically be made as of the date of such subdivision of the Shares or dividend in Shares.

(b) Change of Control.

(i) Subject to Section 12(b)(iii), except to the extent the Committee provides a result more favorable to holders of Awards (either in an Award Agreement or at the time of a Change of Control), or to the extent another agreement between the Company and a Participant provides a more favorable result to the Participant, in the event of a Change of Control and with respect to each Award the holder of which is employed by the Company or an Affiliate on the date of the Change of Control, each holder of a Performance Share and/or Performance Unit for which the performance period has not expired shall earn the number of Performance Shares or Performance Units that would have been earned under Section 7(b)(i) had the 30-day VWAP per Share reached a price equal to the Change of Control Price, but calculated as if the number of Performance Shares or Performance Units earned was determined on an interpolated basis between adjacent Share prices specified in Section 7(b)(i), as determined by the Committee. To the extent the Performance Shares or Performance Units had previously been earned on the basis of the actual 30-day VWAP per Share, such Performance Shares or Performance Units will remain

B-6	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

earned and will remain subject to any remaining time-vesting schedule pursuant to Section 7(b)(iii). To the extent the Performance Shares or Performance Units had not previously been earned, 50% will be deemed vested immediately upon the Change of Control and the remaining 50% will be deemed vested upon the earlier of the one-year anniversary of the Change of Control or the termination by the Participant's employer (or the parent or a subsidiary of such employer) of the Participant’s employment (or service, in a Board-approved role, in the case of the Company’s Chief Executive Officer) without Cause. No additional Performance Shares or Performance Share Units may be earned on the basis of Share price achievement following the Change of Control.

The rules of this Section 12(b)(i)(A) shall not prevent the Committee, in connection with a Change of Control transaction, from exercising the authority provided to the Committee under the penultimate sentence of Section 12(a) to substitute, for each vested (taking into account the vesting rules of this Section 12(b)(i)(A)) and previously undistributed Share then subject to or underlying an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect to each Share pursuant to the transaction.

(ii) Unless any agreement between the Participant and the Company provides for a payment by the Company to the Participant to cover the excise taxes due by the Participant upon receipt of an excess parachute payment within the meaning of Code Section 280G, if the receipt of any payment by a Participant under the circumstances described in this Section 12(b) would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

13. Miscellaneous.

(a) Other Terms and Conditions. The grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Committee determines appropriate, including, without limitation, provisions for:

(i) one or more means to enable Participants to defer the delivery of Shares or recognition of taxable income relating to Awards or cash payments derived from the Awards on such terms and conditions as the Committee determines, including, by way of example, the form and manner of the deferral election, the treatment of dividends paid on the Shares during the deferral period or a means for providing a return to a Participant on amounts deferred, and the permitted distribution dates or events (provided that no such deferral means may result in an increase in the number of Shares issuable under this Plan);

(ii) conditioning the grant or benefit of an Award on the Participant’s agreement to comply with covenants not to compete, not to solicit employees and customers and not to disclose confidential information that may be effective during or after the Participant’s employment, and/or provisions requiring the Participant to disgorge any profit, gain or other benefit received in connection with an Award as a result of the breach of such covenant;

(iii) provisions giving the Participant the right to receive dividend payments or dividend equivalent payments with respect to the Shares subject to or underlying the Award (but only after the Shares subject to or underlying the Award are earned, vested or acquired), which payments may be either made currently or credited to a nonqualified deferred compensation account for the Participant that complies with the applicable requirements of Code Section 409A, provides for the deferral of payment of such amounts to a specified employee or until a specified event described in Code Section 409A(a)(2), and may be settled in cash or Shares, as the Committee determines;

(iv) restrictions on resale or other disposition of Shares, including imposition of a retention period;

(v) compliance with federal or state securities laws and stock exchange requirements; and

(vi) provisions requiring the Participant to disgorge any profit, gain or other benefit received in connection with an Award under other circumstances.

(b) Employment. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment with the Company or any Affiliate. Unless determined otherwise by the Committee, for purposes of this Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Corporation and any Affiliate of the Company, or between the Company’s Affiliates, will not be considered to have terminated employment, except that a Participant that accepts employment with LiveWire and ceases employment with the Company and its other Affiliates will be considered to have terminated employment;

(ii) a Participant who ceases to be employed by the Company or an Affiliate of the Company and immediately thereafter becomes a Non-Employee Director, a non-employee director of any of its Affiliates, or a consultant to the Company or any of its Affiliates shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

B-7	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

(iii) a Participant employed by an Affiliate of the Company will be considered to have terminated employment when such entity ceases to be an Affiliate of the Company.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon a “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required to avoid the income inclusion, interest and additional tax imposed by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.

(c) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(d) Unfunded Plan. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

(e) Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award Agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under this Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges. Notwithstanding any provision of this Plan or any document pertaining to Awards granted hereunder to the contrary, this Plan shall be so construed, interpreted and administered to meet the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1).

(f) Governing Law. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to any conflict of law principles. The exclusive venue for any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, or for recognition and enforcement of any judgment in respect of this Plan, shall be a court sitting in the County of Milwaukee, or the Federal District Court for the Eastern District of Wisconsin sitting in the County of Milwaukee, in the State of Wisconsin, and any such action may be heard only in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.

(g) Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any Award Agreement must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(h) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

(i) Severability. If any provision of this Plan or any Award Agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any Award Agreement or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, such Award Agreement or such Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award Agreement and such Award will remain in full force and effect.

B-8	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

Harley-Davidson, Inc.
Notice of Award of Performance Shares	ID: 39-1805420
and Performance Shares Agreement	3700 West Juneau Avenue
(Aspirational Incentive Stock Plan)	Milwaukee, WI 53208

[Participant Name]	[Grant Type]
[Signed Electronically]	Plan: 2022 Aspirational Incentive Stock Plan
Acceptance Date: [Acceptance Date]
________________________________________________________________________________________

Effective [Grant Date] (the “Grant Date”), you have been granted [Number of Performance Shares Granted] Performance Shares (the “Performance Shares”) with respect to shares of Common Stock of Harley-Davidson, Inc. (”HDI”) under HDI’s 2022 Aspirational Incentive Stock Plan (the “Plan”).
The number of Performance Shares you earn will be based on HDI’s achievement of stock price goals between the Grant Date and December 31, 2025 (the “Performance Period”) and your continued service as set forth in the Plan.
Any Performance Shares that have not been earned as of the end of the Performance Period shall be forfeited.
You may not sell, transfer or otherwise convey an interest in or pledge any of your Performance Shares.
The Performance Shares are granted under and governed by the terms and conditions of the Plan and this Performance Shares Agreement including Exhibit A. Additional provisions regarding your Performance Shares and definitions of capitalized terms used and not defined in this Performance Shares Agreement can be found in the Plan.

HARLEY-DAVIDSON, INC.

Chief Human Resources Officer

B-9	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

Exhibit A to Performance Shares Agreement
Confidential Information: In consideration of your agreement to the terms of this Performance Shares Agreement (this “Agreement”) by your acceptance of this Agreement, the Company promises to disclose to you from time to time confidential and competitively sensitive information concerning, among other things, the Company and its strategies, objectives, performance and business prospects. You may use this information to perform your duties to the Company as well as in determining whether to accept an equity award. You shall not use this information for any purpose prohibited by the Company’s policies and guidelines concerning insider trading and unauthorized disclosure or use of information.
Certain Definitions: The following definitions apply in this Agreement:
(1) “Company” or “the Company” means HDI and all of its subsidiaries and affiliates engaged in the development, manufacture, procurement, marketing, financing, or selling of two- or three-wheeled motorcycles; motorcycle parts, accessories, and clothing; or other motorcycle-related or motorcycle brand-identified products or services including financial services.
(2) “Competitive Business” as used in this Agreement means any person, firm, corporation, or entity of any type other than the Company that: (a) is engaged in developing, making, marketing or selling: (i) two- or three-wheeled motorcycles; (ii) motorcycle parts, motorcycle accessories, and/or motorcycle clothing; or (iii) other motorcycle-related or motorcycle brand-identified products or services; and (b) markets or sells, or attempts, intends, or is reasonably expected to market or sell, directly or indirectly such as through a dealer or dealer network, any of these products or services in any Prohibited Territory. Examples of a Competitive Business provided for your convenience and subject to change in an evolving marketplace include, but are not limited to the following: KTM AG; Husqvarna Motorcycles GmbH; Royal Enfield; Erik Buell Racing LLC; MV AGUSTA Motor S.p.A.; Parts Unlimited; Tucker Rocky Distributing; Polaris Industries, Inc.; Victory Motorcycles; Indian Motorcycle Company; Triumph Motorcycles Ltd.; Honda Racing Corporation; Yamaha Motor Co., Ltd.; Suzuki Motor Corporation; Kawasaki Motorcycle & Engine Company; Zero Motorcycles, Inc.; Brammo, Inc.; BMW Motorrad; Bombardier Recreational Products Inc.; Bajaj Auto Limited; TVS Motor Company Ltd.; The Hero Group, Ltd.; and Ural Motorcycles. Tesla, Inc. would be another example of a Competitive Business if Tesla is engaged in developing, manufacturing, marketing or selling a two- or three-wheeled motorcycle and/or related products or services. This non-exhaustive list of examples of competitive businesses does not limit the scope of the definition of Competitive Business provided above.
(3) “Confidential Information” means any information that is not generally known outside the Company relating to any phase of business of the Company, whether existing or foreseeable, including information conceived, discovered or developed by you. Confidential Information includes, but is not limited to: project files, product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and any information received by the Company under an obligation of confidentiality to a third party.
(4) “Prohibited Territory” shall mean any country in which the Company, at any time during the time period from the date of this Agreement through the last day of your employment with the Company, (a) directly or indirectly, such as through a dealer network, marketed or sold its motorcycles or motorcycle-related products or services, or (b) had documented plans to market or sell, directly or indirectly, its motorcycles or motorcycle-related products or services (unless such plans had been abandoned).
(5) “Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of "trade secret" under applicable law, the latter definition shall control.
(6) Neither Confidential Information nor Trade Secrets include general skills or knowledge or skills that you obtained prior to your employment with the Company.
Confidentiality:
(1) During the time period from the date of this Agreement through the date that is two years after the last day of your employment with the Company, regardless of whether your termination of employment is voluntary or involuntary or the reason therefor, you shall not use or disclose any Confidential Information except for the benefit of the Company in the course of your employment by the Company and shall not use or disclose any Confidential Information in competition with or to the detriment of the Company, or for your benefit or the benefit of anyone else other than the Company.
(2) During the time period from the date of this Agreement and for so long thereafter as such information is not generally known to, and not readily ascertainable by proper means to, other persons who can obtain economic value from its disclosure or use, you will maintain all Trade Secrets to which you have received access while employed by the Company as confidential and as the property of the Company.

B-10	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

(3) Upon termination of your employment with the Company, you will turn over immediately to the Company all Confidential Information and Trade Secrets (including all paper and electronic copies), and you shall retain no copies thereof. You shall attend an exit interview at or around the time of termination and sign a written statement certifying your compliance with the terms of this Agreement.
Competitive Employment: During the time period from the date of this Agreement through the date that is two years after the last day of your employment with the Company, regardless of whether your termination of employment is voluntary or involuntary or the reason therefor, you shall not on behalf of or in connection with any Competitive Business accept or perform any employment or service or provide any assistance, whether as an employee, consultant, contractor, agent, officer, director, investor, member, or otherwise, in any position or capacity in which your knowledge of Confidential Information or Trade Secrets of the Company or personal association with the goodwill of the Company could reasonably be considered useful.
No Solicitation of Certain Employees: During the time period from the date of this Agreement through the date that is two years after the last day of your employment with the Company, regardless of whether the termination of your employment is voluntary or involuntary or the reason therefor, you shall not, directly or indirectly, solicit or induce, or assist in any manner in the solicitation or inducement of any employee of the Company who was subject to your direct supervision or about whom you received any Confidential Information, in either event during any part of the last two years of your employment with the Company, to accept any employment, consulting, contracting or other confidential relationship with a Competitive Business.
No Solicitation of Certain Customers: During the time period from the date of this Agreement through the date that is two years after the last day of your employment with the Company, regardless of whether your termination of employment is voluntary or involuntary or the reason therefor, you shall not on behalf of or in connection with any Competitive Business, directly or indirectly, solicit or induce, or assist in any manner in the solicitation or inducement of any customer, distributor or dealer of the Company’s products or services to terminate its relationship with the Company or to purchase or deal in products or services competitive with the Company’s products or services, if you had any material contact with or learned any Confidential Information about the customer, distributor or dealer, in either event through performance of your job duties and responsibilities or through otherwise performing services on behalf of the Company during any part of the last two years of your employment with the Company.
Termination of Employment or Service: If your employment as Chief Executive Officer is terminated prior to the date on which all of the Performance Shares are earned, then you will forfeit any Performance Shares that you have not earned as of the date your employment as Chief Executive Officer is terminated. If your employment as Chief Executive Officer is terminated prior to the date on which all of the Performance Shares are vested, then you will forfeit any then-unvested Performance Shares that do not become vested as a result of the termination of your employment as of the date your employment as Chief Executive Officer is terminated unless you continue serving the Company in a Board-approved role. If you continue serving the Company in a Board-approved role but such service is terminated prior to the date on which all of the Performance Shares are vested, then you will forfeit any then-unvested Performance Shares that do not become vested as a result of the termination of your service in a Board-approved role as of the date your service in a Board-approved role is terminated.[1]
Termination of Employment: If your employment with the Company is terminated prior to the date on which all of the Performance Shares are vested, then you will forfeit any Performance Shares that you have not earned and you will forfeit any then-unvested Performance Shares that do not become vested as a result of the termination of your employment as of the date your employment is terminated.[2]
Voting Rights and Dividends: You are not entitled to exercise any voting rights with respect to the Shares underlying your Performance Shares. You will not receive cash payments relating to any dividends and other distributions paid with respect to the Shares underlying your Performance Shares at the time of the payment date of the dividend or other distribution. If, however, any dividends or distributions with respect to the Shares underlying your Performance Shares are paid in Shares rather than cash, you will be credited with additional Performance Shares equal to the number of shares that you would have received had your Performance Shares been actual Shares, and such Performance Shares will be subject to the same risk of forfeiture and other terms of this Agreement as are the Performance Shares with respect to which they were credited. Amounts credited to you in the form of additional Performance Shares will be settled (if vested) at the same time as the Performance Shares with respect to which they were credited. Further, at the time Performance Shares are settled, you will receive a dividend equivalent cash payment in respect of any dividends and other distributions paid in cash with respect to Shares for which the record date is on or after the Grant Date and before the settlement date which payment will be in an amount equal to the product of the number of Shares payable to you on settlement of your Performance Shares and the total amount of dividends and other distributions paid in cash with respect to a Share during such period.
Settlement: Your Performance Shares will be settled by delivery to you of Shares on a one-for-one basis, with one Share being delivered for each Performance Share that you earn and that becomes vested. The Performance Shares will be settled (and any dividend equivalent cash payment will be paid to you) as soon as practicable following the date on which the Performance Shares vest. Cash will be paid in satisfaction of any fractional Performance Share settled pursuant to this paragraph.
Issuance of Share Certificates: In lieu of issuing in your name certificate(s) evidencing your Shares, HDI may cause its transfer agent or other agent to reflect on its records your ownership of such Shares.

[1] This paragraph to be included in CEO award only.
[2] This paragraph to be included in non-CEO award.

B-11	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

Tax Withholding: To the extent that your receipt of Performance Shares, the earning or vesting of Performance Shares, your receipt of payments in respect of Performance Shares or the delivery of Shares to you in respect of Performance Shares results in a withholding obligation to the Company with respect to federal, state or local taxes, the Company has the right and authority to deduct or withhold from any compensation it would pay to you (including payments in respect of Performance Shares) an amount, and/or to treat you as having surrendered vested Performance Shares having a value, sufficient to satisfy its withholding obligations. In its discretion, the Company may require you to deliver to the Company or to such other person as the Company may designate at the time the Company is obligated to withhold taxes that arise from such receipt, earning or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations.
When income results from the delivery of Shares to you in respect of Performance Shares, to the extent the Company permits you to do so, you may satisfy the withholding requirement, in whole or in part, by electing to have the Company accept that number of Shares having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the delivery of such Shares. If you would be left with a fractional share after satisfying the withholding obligation, the fair market value of that fractional share will be applied to your general federal tax withholding. If the Company does not allow you to elect to have the Company accept Shares, or if you want to keep all of the Shares that will be delivered, you will have to deliver to the Company or to such other person as the Company may designate funds in an amount sufficient to cover the withholding tax obligation on a date advised by the Company. Where you may elect to deliver funds to satisfy the withholding tax obligation, your election to deliver funds must be irrevocable, in writing, and submitted to the Secretary or to such other person as the Company may designate on or before the date that the Company specifies, which will be before the date of delivery of the Shares, and if you fail to deliver such election then you will be deemed to have elected to have the Company accept Shares as described above.
Rejection/Acceptance: You have ninety (90) days following the Grant Date to accept this Award through your Fidelity account. If you have not accepted this Award within ninety (90) days following the Grant Date, the Performance Shares granted herein shall be automatically forfeited. If you choose to accept this Agreement, then you accept the terms of this Award, acknowledge these tax implications and agree and consent to all amendments to the Plan, the Harley-Davidson, Inc. 2009 Incentive Stock Plan, the Harley-Davidson, Inc., the 2014 Incentive Stock Plan and the Harley-Davidson, Inc. 2020 Incentive Stock Plan through the Grant Date as they apply to this Award and any prior awards to you of any kind under such plans.

B-12	HARLEY-DAVIDSON, INC. • 2022 PROXY STATEMENT

HARLEY-DAVIDSON, INC.
ATTN: PAUL J. KRAUSE
3700 W. JUNEAU AVENUE
MILWAUKEE, WI 53208

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 11, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HOG2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 11, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D72105-P67237 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HARLEY-DAVIDSON, INC.

The Board of Directors recommends you vote FOR all the nominees listed below.

	For All	Withhold All	For All Except
1. To elect ten directors to the Board of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Troy Alstead
02) R. John Anderson
03) Michael J. Cave
04) Jared D. Dourdeville
05) James D. Farley, Jr.
06) Allan Golston
07) Sara L. Levinson
08) N. Thomas Linebarger
09) Maryrose Sylvester
10) Jochen Zeitz

The Board of Directors recommends you vote FOR Proposals 2, 3, 4 and 5.

NOTE: By submitting your proxy, you authorize Paul Krause and Gina Goetter to use their discretion when voting upon any other matter that may properly come before the 2022 Annual Meeting to the extent authorized by Rule 14a-4(c) under the Securities Act of 1934, as amended.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The 2022 Annual Meeting of Shareholders of Harley-Davidson, Inc. will be held on Thursday, May 12, 2022, at 4:00 p.m. CDT, virtually via the Internet at www.virtualshareholdermeeting.com/HOG2022.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED BY THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

D72106-P67237

Proxy — Harley-Davidson, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE MAY 12, 2022 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoint(s) Paul Krause and Gina Goetter, and each of them, as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of common stock of Harley-Davidson, Inc. held of record by the undersigned on March 4, 2022 at the Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held at 4:00 PM CDT on May 12, 2022 and at any adjournment or postponement of the meeting ("Meeting"), hereby revoking any proxy previously provided.

Please reference the proxy statement for instructions on how to attend the Meeting and any adjournment or postponement thereof.

Without limiting the generality of this Proxy, Mr. Krause and Ms. Goetter are each authorized to vote: (a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and (b) in their discretion upon any matter that may properly come before the Meeting to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

The Board of Directors recommends a vote FOR: (i) the listed director nominees (Proposal 1); (ii) approving, by advisory vote, the compensation of our Named Executive Officers (Proposal 2); (iii) ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 3); (iv) approving an amendment to the Harley-Davidson, Inc. 2020 Incentive Stock Plan (Proposal 4); and (v) approving the 2022 Aspirational Incentive Stock Plan (Proposal 5).

This Proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

Your **Vote** Counts!

HARLEY-DAVIDSON, INC.

2022 Annual Meeting
Vote by May 11, 2022
11:59 PM ET

HARLEY-DAVIDSON, INC.
ATTN: PAUL J. KRAUSE
3700 W. JUNEAU AVENUE
MILWAUKEE, WI 53208

D72115-P67237

SHAREHOLDERS MEETING NOTICE

Important Notice Regarding the Availability of Proxy Materials for the Harley-Davidson, Inc. Annual Shareholders Meeting to be held on Thursday, May 12, 2022 at 4:00 p.m. CDT.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on are located on the reverse side. Your vote is important!

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 4, 2022
Date: May 12, 2022 Time: 4:00 p.m. Central Time
Location: Meeting live via the Internet. Please visit:
www.virtualshareholdermeeting.com/HOG2022.

This communication is not a form of voting and only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Get informed before you vote

You are receiving this communication because you hold shares in the company named above. View the Notice and Proxy Statement and Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting them prior to April 28, 2022. If you would like to request a copy of the material(s) for this and/or future shareholders meetings, you may (1) visit www.proxyvote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting

May 12, 2022
4:00 p.m. Central Time

Virtually at:
www.virtualshareholdermeeting.com/HOG2022

The 2022 Annual Meeting of Shareholders of Harley-Davidson, Inc. will be held on Thursday, May 12, 2022 at 4:00 p.m. CDT, virtually via the Internet at www.virtualshareholdermeeting.com/HOG2022.

V1.1

Vote at www.ProxyVote.com

SHAREHOLDERS MEETING NOTICE

THIS IS NOT A VOTABLE BALLOT

To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. During the Annual Meeting, a list of our shareholders maintained under Wisconsin law will be available for viewing by shareholders at www.virtualshareholdermeeting.com/HOG2022.

This is an overview of the proposals being presented at the upcoming shareholders meeting. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

Voting Items	Board Recommends
1. To elect ten directors to the Board of Directors **Nominees:** 01) Troy Alstead 02) R. John Anderson 03) Michael J. Cave 04) Jared D. Dourdeville 05) James D. Farley, Jr. 06) Allan Golston 07) Sara L. Levinson 08) N. Thomas Linebarger 09) Maryrose Sylvester 10) Jochen Zeitz	For
2. To approve, by advisory vote, the compensation of our Named Executive Officers.	For
3. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	For
4. To approve an amendment to the Harley-Davidson, Inc. 2020 Incentive Stock Plan.	For
5. To approve the 2022 Aspirational Incentive Stock Plan.	For

NOTE: By submitting your proxy, you authorize Paul Krause and Gina Goetter to use their discretion when voting upon any other matter that may properly come before the 2022 Annual Meeting to the extent authorized by Rule 14a-4(c) under the Securities Act of 1934, as amended.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Sign up for E-delivery".

D72116-P67237

Your **Vote** Counts!

HARLEY-DAVIDSON, INC.

2022 Annual Meeting
Vote by May 11, 2022
11:59 PM ET

D72117-P67018

SHAREHOLDERS MEETING NOTICE

Important Notice Regarding the Availability of Proxy Materials for the Harley-Davidson, Inc. Annual Shareholders Meeting to be held on Thursday, May 12, 2022 at 4:00 p.m. CDT.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on are located on the reverse side. Your vote is important!

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 4, 2022
Date: May 12, 2022 Time: 4:00 p.m. Central Time
Location: Meeting live via the Internet. Please visit: www.virtualshareholdermeeting.com/HOG2022.

This communication is not a form of voting and only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Get informed before you vote

You are receiving this communication because you hold shares in the company named above. View the Notice and Proxy Statement and Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 28, 2022. If you would like to request a copy of the material(s) for this and/or future shareholders meetings, you may (1) visit www.proxyvote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting

May 12, 2022
4:00 p.m. Central Time

Virtually at:
www.virtualshareholdermeeting.com/HOG2022

The 2022 Annual Meeting of Shareholders of Harley-Davidson, Inc. will be held on Thursday, May 12, 2022 at 4:00 p.m. CDT, virtually via the Internet at www.virtualshareholdermeeting.com/HOG2022.

*Please check the meeting materials for any special requirements for meeting attendance.

V1.1

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

HARLEY-DAVIDSON, INC.

2022 Annual Meeting
Vote by May 11, 2022
11:59 PM ET

Voting Items	Board Recommends
1. To elect ten directors to the Board of Directors **Nominees:** 01) Troy Alstead 02) R. John Anderson 03) Michael J. Cave 04) Jared D. Dourdeville 05) James D. Farley, Jr. 06) Allan Golston 07) Sara L. Levinson 08) N. Thomas Linebarger 09) Maryrose Sylvester 10) Jochen Zeitz	For
2. To approve, by advisory vote, the compensation of our Named Executive Officers.	For
3. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	For
4. To approve an amendment to the Harley-Davidson, Inc. 2020 Incentive Stock Plan.	For
5. To approve the 2022 Aspirational Incentive Stock Plan.	For

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

D72118-P67018